Form 10KSB, Exhibit 13
period 1997-12-31
ON STAGE ENTERTAINMENT INC
filed 1998-03-31
CIK 1035514

EXHIBIT 13


                          ON STAGE ENTERTAINMENT, INC.

                 Portions of 1997 Annual Report to Stockholders



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The Company derives the majority of its net revenue from the sale of theatrical productions to audiences at venues in urban and resort tourist locations and to commercial clients, which include casinos, corporations, theme and amusement parks and cruise lines. In addition, the Company generates revenue from the sale of merchandise, food and beverages in certain of its venues, and, from time to time, from the sale of technical equipment and services to commercial clients. The following table sets forth the various components of the Company's revenue as a percentage of net revenue for the periods indicated:

                                                        Years Ended December 31,
                                                        ------------------------
                                                          1996             1997
                                                         -----            ------
Theatrical productions:
       Legends ...............................            93.4%            83.7%
       Other .................................             0.8              9.0
                                                         -----            -----
              Total ..........................            94.2             92.7
Merchandise (all Legends) ....................             4.9              4.3
Other ........................................             0.9              3.0
                                                         -----            -----
              Total ..........................           100.0%           100.0%
                                                         =====            =====

         The first Legends production opened at the Imperial Palace in Las Vegas in May of 1983. The Company began actively producing additional tribute and specialty shows in 1994 and produces resident Legends shows in Las Vegas (since May 1983), Atlantic City (since October 1994), Myrtle Beach (since March 1995), Branson, Missouri (July 1995, April 1996 through October 1996; and June 1997 through August 1997), and Berlin, Germany (since September 1997).

         The Company classifies its productions (both its resident and limited-run engagements) into two main categories: (1) "at-risk" shows and (2) "low-risk" shows. "At-risk" shows classify any of the Company's resident or longer term limited-run productions where the amount of revenue to be obtained by the Company in connection with the show is uncertain (as is typical in the case of shows produced by the Company at theaters leased and or purchased directly by the Company in urban and resort tourist locations and shows produced by the Company in, and for, large casinos in certain markets such as Las Vegas). "Low-risk" shows are contracted productions in which the client guarantees a fee, which is typical of shows produced by the Company in, and for, certain casinos and for other commercial clients such a corporations, cruise lines and theme parks. Revenues attributable to "at-risk" shows for the years ended December 31, 1996 and 1997, represented approximately 72% and 63% of the Company's net revenues, respectively.

         The Company has opened three new "at-risk" shows since 1995: (1) Legends at the Surfside Theater in Myrtle Beach, South Carolina in March 1995;
(2) Legends at the Grand Palace Theater for a six month run in 1996 and at the Osmond Family Theater for a three month run in 1997; and (3) Legends at the Coliseum Theater in Daytona Beach, Florida in June 1997. The Company's Legends production in Myrtle Beach generated approximately 44% and 34% gross profit margins in fiscal 1996 in fiscal 1997, respectively. The Company's Legends production in Branson generated approximately 41% and 11% gross profit margins in fiscal 1996 and 1997, respectively. Unfortunately, for reasons discussed below, the Legends production at the Coliseum Theater was not as successful and was discontinued in December 1997 after generating an operating loss of $877,000. In addition to the operating loss, the discontinuation of the Daytona Beach operation generated an additional expense to the Company of $489,285.

         The Company believes that the operating performance of Legends at the Coliseum Theater in 1997 suffered from inadequate market research resulting in less than optimal ticket sales in the start-up phase of the production. The lower than anticipated revenue levels, combined with high indirect production costs associated with the show's "four-wall" cost structure resulted in losses. The Company continues to believe that emerging tourist markets, such as Cancun, Mexico, Pigeon Forge, Tennessee and Toronto, Canada, offer attractive opportunities for future growth. The Company has recently implemented a policy of opening only proven, branded shows, like Legends, and identifying, where possible, local marketing partners in similar "at-risk" situations to increase the likelihood of success and share any unexpected losses. If the Company determines that the risk profile of a new market is too high, it will seek a "low-risk" deal structure such as a fixed fee structure or a partnership under which the Company has the right to be the first in line to collect a designated amount of the show revenues each week.

         During 1997, the Company opened five new "low-risk" shows: (1) the Improv(R) Spectacular at the Trump Taj Mahal Hotel and Casino in Atlantic City, New Jersey, for a sixteen week run, which opened in March; (2) a Legends show at the Fireside Theater, Fort Atkinson, Wisconsin, for an eleven week run, which opened in January; (3) a Legends show at the Empress Casino in Joliet, Illinois, for a sixteen week run which opened in March; (4) Camouflage Aux Folles, a comedic variety show featuring talented female impressionists, comedians, singers and dancers which was presented at the Trump Taj Mahal in Atlantic City, New Jersey for a sixteen week run which opened in July; (5) A full-scale Legends production at the Estrel Residence & Congress Hotel in Berlin, Germany which opened in September. These five shows along with the addition of the Atlanta branch office significantly increased the Company's special events and limited engagement business. At December 31, 1997, the Daytona Beach show was closed.

         The Company initiated expansion of its operations in anticipation of future sales growth, which significantly increased selling, general and administrative costs. Since December 1995, the Company has hired seven senior executives and their related support staff: a Vice President of Marketing in December 1995; a President and Chief Operating Officer in April 1996; a Corporate Controller in July 1996; a Vice President of Corporate Entertainment in September 1996; an Assistant Vice President of Group Sales in September 1997; a Vice President of Merchandising in October 1997; and a President of On Stage Theaters, Inc., a wholly owned subsidiary of the Company, in March 1998. The Company also added a new branch office in Atlanta, Georgia (through its acquisition of Interactive Events, Inc.) as well as in-house wardrobe, lighting, scenery and multimedia departments. At the end of 1997, the Company maintained five administrative offices, including its corporate headquarters in Las Vegas and branch offices in Atlantic City, Atlanta, Palm Springs and Myrtle Beach.

         On December 29, 1997, the Company announced an acquisition to purchase certain assets from Gedco USA, Inc. for $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of the Company's common stock valued at $2,500,000 (the "Gedco Acquisition"). Included in the Gedco Acquisition are substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains consisting of King Henry's Feast, Blazing Pianos(R) bar and the Fort Liberty shopping complex, which includes a Wild Bill's Dinner Theater located in greater Orlando, Florida and a second Wild Bill's Dinner Theater located in Buena Park, California. The Gedco Acquisition was completed on March 13, 1998. Gerard O'Riordan, President of Gedco USA, Inc., has joined the Company as President of On Stage Theaters, Inc., a wholly owned subsidiary of the Company, that manages the acquired dinner theaters and piano bar as well as other selected theaters. For the year ended December 31, 1997, the acquired assets from Gedco USA, Inc. had unaudited revenues of $13,900,000 and earnings before interest, taxes, depreciation and amortization of $2,700,000.

Results of Operation

         The following table sets forth, for the periods indicated, the percentage of the Company's net revenues represented by certain income statement data:

                                                   Years Ended December 31,
                                                   ------------------------
                                                       1996        1997
                                                      -----       -----

Net revenue ..................................        100.0%      100.0%
Direct production costs ......................         42.6        49.2
Indirect production costs ....................         16.6        23.3
                                                      -----       -----
Gross profit .................................         40.8        27.5
Selling, general and administrative ..........         28.6        31.5
Depreciation and amortization ................          4.7         6.2
Loss on discontinued location ................          0.0         3.1
                                                      -----       -----
Operating profit (loss) ......................          7.5       (13.3)
Interest expense, net ........................          1.1        (5.3)
                                                      -----       -----
Pre-tax income (loss) ........................          6.4       (18.6)
Income taxes .................................          0.1         0.1
                                                      -----       -----
Net income (loss) ............................          6.3%      (18.7)%
                                                      =====       =====

          Net income for the year ended December 31, 1996, was $900,998, as compared to a net loss of $2,946,056 for the year ended December 31, 1997.

Year Ended December 31, 1996 versus Year Ended December 31, 1997

Net Revenue. Net revenue consists of sales of the Company's theatrical productions, concessions, merchandise and income generated from equipment rental. Net revenue for the year ended December 31, 1997 increased by $1,448,000, or 10.1% from $14,278,000 to $15,726,000, as compared to the year ended December 31, 1996. Contributing to this increase were increases of approximately: (i) $1,985,000, attributable to limited engagements and corporate events, which included limited engagements of Legends Celebrity Series at the Empress Casino in Joliet, Illinois and the Company's joint ventures (An Evening at the Improv(R) Spectacular and Camouflage Aux Folles) at the Taj Mahal Hotel and Casino in Atlantic City, New Jersey, each of which ran in 1997, but not in 1996; (ii) $679,000, attributable to the Legends show in Daytona Beach, Florida, which ran in 1997, but not in 1996. These increases were partially offset by decreases in sales of: (a) $52,000, attributable to the resident Legends show at the Imperial Palace in Las Vegas, Nevada; (b) $34,000, attributable to the resident Legends show at Bally's Park Place in Atlantic City, New Jersey; (c) $317,000, attributable to the resident Legends show in Myrtle Beach, South Carolina; (d) $64,000, attributable to the Legends show on Premier Cruise Lines which was discontinued due to a sale of the vessels to a new company; (e) $741,000, attributable to the Legends show in Branson, Missouri, which ran only three months in the year ended December 31, 1997 (from June 1997 to August 1997) in the Osmond Family Theater, as opposed to six months in the year ended December 31, 1996 (from April 1996 to October 1996) in the Grand Palace, a larger venue; and (f) $8,000, attributable to the decrease of other revenue.

Direct Production Costs. Direct production costs include salaries for impersonators, stars, singers, dancers, musicians, technicians, choreographers, wardrobe personnel, production managers, concession personnel, license fees, electronic supplies, lighting, sound, wardrobe, sets, props, and the cost of goods for merchandise as well as food and beverage. Direct production costs for the year ended December 31, 1997 increased by $1,671,000, or 27.5%, as compared to the year ended December 31, 1996. Direct production costs increased to 49.2% of net revenue for the year ended December 31, 1997, as compared to 42.6% for the year ended December 31, 1996. The increase was primarily attributable to the high direct running costs of the Daytona show (8.6% of the total direct operating expenses) and increases in salaries and the cost of make-up, wardrobe and operating supplies. These increases were partially offset by decreases in costs associated with insurance premiums and electronic supplies.

Indirect Production Costs. Indirect production costs include salaries for operations, box office, finance and marketing personnel, advertising and promotion, insurance, rent, utilities, property taxes, housing, legal, accounting and travel. Indirect production costs for the year ended December 31, 1997 increased by $1,296,000, or 54.5%, as compared to the year ended December 31, 1996. Indirect production costs increased to 23.3% of net revenue for the year ended December 31, 1997, as compared to 16.6% for the year ended December 31, 1996. This increase was primarily attributable to the high indirect costs of the Daytona show (21.6% of the total indirect operating expenses) and increases in salaries and the cost of advertising, promotion, freight, shipping, rent, and insurance. These increases were partially offset by decreases in costs associated with bank charges and entertainment expenses.

Selling,  General  and  Administrative.   Selling,  general  and  administrative
expenses include management salaries, finance, operations, development, marketing and technical salaries, office supplies, rent, utilities and legal expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $861,000, or 21.1%, as compared to the year ended December 31, 1996. Selling, general and administrative expenses as a percent of net revenue was 31.5%, as compared to 28.6% for the year ended December 31, 1996. This increase was primarily due to increases in costs associated with salaries, automobile allowances, freight, shipping, office supplies, telephone, commissions, advertising, promotion, and bad debts as well as one time charges of approximately $162,000 and $221,000, resulting from the issuance of 40,532 shares of common stock to Kiran Sidhu, the Company's Chief Financial Officer and forgiveness of a promissory note from John W. Stuart, the Company's Chief Executive Officer (the "Stuart Note"), respectively. As of August 12, 1997, the Stuart Note, which together with principal and interest totaled $221,000, was forgiven in full. On October 23, 1997 and November 17, 1997, the Company, with the consent of the Underwriter, agreed to advance an aggregate of $100,000 to Mr. Stuart, which is evidenced by two promissory notes. The notes bear interest at 8% per annum and mature on December 31, 1998. At December 31, 1997, Mr. Stuart owed the Company a total of $136,194, including accrued interest on the promissory notes of $1,041, personal charges of $17,007 to a corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid $35,153 to the Company. The Company has agreed with Whale Securities Co., LP (the "Underwriter") not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1997 increased by $306,000, or 45.2%, as compared to the year ended December 31, 1996. The increase in depreciation and amortization was primarily attributable to pre-opening costs which were capitalized in 1996, but expensed in 1997.

Expenses at Discontinued Location. The Company decided to close its Legends production in Daytona Beach on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. The Company intends to transfer substantially all of the furniture and equipment at the Daytona Beach facility to other locations scheduled to debut performances in 1998. Also, the Company is currently in negotiations with a third party to potentially sublease the Daytona Beach theater. In addition to the expenses incurred in discontinuing the operations in Daytona Beach, the Company realized an operating loss of $877,000. This operating loss resulted from low net revenues which were less than the direct and indirect production costs during the shows' run.

Interest Expense, Net. Interest expense for the year ended December 31,1997 increased by $681,000, or 445.3%, as compared to the year ended December 31, 1996. The increase was primarily attributable to one time, non-recurring, interest expense charges of $194,000 related to the conversion of certain convertible debentures (the "Debentures") and an original issue discount of $366,000 related to a bridge loan. These increases were partially offset by interest income of $59,000 earned from the Company's investment of approximately 49% of the net proceeds generated from the initial public offering of the Company's common stock and redeemable warrants.

Income Taxes. Income taxes for the years ended December 31, 1997 and December 31, 1996 relate to income taxes in those states other than Nevada in which the Company conducts business.

Seasonality and Quarterly Results

         The Company's business has been, and is expected to remain, highly seasonal, with the majority of its revenue being generated during the months of April through October. Part of the Company's business strategy is to increase sales in tourist markets that experience their peak seasons from November through March so as to offset seasonality in revenues. The Gedco Acquisition should also help to decrease the seasonality of the Company's business. The Company is exploring opportunities to open shows in markets such as Florida and Arizona, domestically, and Australia, South Africa, Singapore and New Zealand, abroad, which the Company believes could also help mitigate this seasonality.

         The following table sets forth the Company's net revenue for each of the last eight quarters ended December 31, 1997:

                                     Net Revenues ($ in thousands)
                          ----------------------------------------------------
                          March 30,   June 30,   September 30,    December 31,
                          ----------------------------------------------------
Fiscal 1996 ..........     $2,347      $4,266      $4,591            $3,074
Fiscal 1997 ..........     $2,719      $3,979      $5,071            $3,957

Tax Net Operating Losses

         At December 31, 1996 and 1997, the Company had federal net operating loss carryforwards of approximately $657,214 and $2,495,371, respectively. Under
Section 382 of the Internal Revenue Code, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

General

         The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations (including assumptions regarding the anticipated timetable of its new show openings and the costs associated therewith), that the Company's current cash, cash equivalent balances, anticipated revenue from operations and its working capital line will be sufficient to fund its current internal expansion strategy and contemplated capital requirements over the next 36 months. However, the Company's acquisition strategy will require additional debt and/or equity financing. In the event the Company's plans or assumptions change, prove to be incorrect, or if balances and/or anticipated revenues otherwise prove to be insufficient, the Company would need to revise its expansion strategy (which revision could include the curtailment, delay or elimination of certain of its anticipated productions or the funding of such productions through arrangements with third parties, which would require it to relinquish rights to a substantial portion of its revenues) and/or seek additional financing prior to the end of such period.

         For the year ended December 31, 1996, the Company had net cash provided by operations of approximately $1,154,000. The cash provided from operations was primarily attributable to an increase in revenue and a decrease in direct and indirect production costs. For the year ended December 31, 1997, the Company had a net cash deficit from operations of $441,000. This operating deficit was primarily attributable to the losses incurred at the Company's Daytona Beach show and increases in selling, general and administrative expenses incurred in anticipation of future growth.

         The net cash used in investing activities for the year ended December 31, 1996 of $942,000, was primarily attributable to capital expenditures and advances (which were subsequently written off at December 31, 1996) on notes receivable from Mr. Stuart. The net cash used in investing activities for the year ended December 31, 1997 of $1,241,000, was primarily attributable to advances on notes receivable to Mr. Stuart ($221,000 of which was forgiven by the Company on August 13, 1997 and $35,000 which was paid back to the Company on February 4, 1998), capital expenditures and direct acquisition costs related with the Gedco Acquisition of $258,000.

         On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of common stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of its common stock at $0.10 per warrant (the "IPO"). The net proceeds to the Company of the IPO, after underwriting discounts, commissions and expenses, was approximately $4,856,000, net of offering costs incurred by the Company of approximately $1,414,000.

         Net cash provided by financing activities for the year ended December 31, 1996 of $58,000, was primarily attributable to a series of debt and bank financings. Net cash provided by financing activities for the year ended December 31, 1997 of $3,716,000 was primarily generated from the IPO. This increase in cash was partially offset by the repayment of a $750,000 bridge loan (the "DYDX Loan").

         At December 31, 1996, the Company had a working capital deficit of approximately $103,000, due primarily from advances paid to Mr. Stuart. As of December 31, 1996, such advances (including principal and interest) amounted to approximately $860,000. At December 31, 1997 the Company had working capital of approximately $1,797,000, due primarily from proceeds derived from the sale of the Company's common stock and redeemable warrants from the IPO. The proceeds of the IPO were partially offset by increases in inventory and deposits.

         On August 13, 1997, the Company converted all of the $1,800,000 of principal amount under the Debentures into an aggregate of 505,649 shares of common stock. The aforementioned conversion was based upon a ratio of 295 shares of common stock per each $1,000 principal amount of Debenture. The conversion resulted in a one time, non-recurring, interest expense charge to the Company in the amount of $194,228 (based on an imputed value of $4.00 per share of common stock).
         On August 13, 1997, the Company paid off the DYDX Loan in full, which, with principal and interest, totaled $773,000.

         As of December 31, 1996, the Company had a term loan outstanding in the principal amount of $150,000, with First Security Bank of Nevada, which accrued interest at a rate of 11.5% per annum. On October 10, 1997, the Company paid off this term loan, in full, which, including all outstanding principal and accrued interest, was $19,091.

Working Capital Line

         In May 1997, First Security Bank issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (10% per year as of the facility's inception) and are due on demand. The line of credit is scheduled to expire on May 19, 1998. John W. Stuart has personally guaranteed the line of credit. On August 19, 1997, the Company paid off, in full, all the outstanding principal and accrued interest, $223,000, owed by the Company under the line of credit facility.

Capital Equipment Financing Commitment

         On September 29, 1997, First Security Leasing Company, a Utah corporation, approved the Company for a $1,000,000 lease line. Advances under the line of credit incur interest at a rate of 9.75% per annum. The financing commitment will expire on September 29, 1998.

Mortgage Financing Commitment

         On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation ("ICCMIC") signed an agreement with the Company to fund up to
$20,000,000 of mortgage financing. On the same date, the Company used $12,500,000 of said facility to fund the cash portion of the Gedco Acquisition and related fees. Under the terms of their agreement, ICCMIC may also provide the Company with up to an additional $30,000,000 of mortgage related financing. Concurrent with the initial $12,500,000 funding, the Company elected Mark Karlan, the President of ICCMIC, to the Company's board of directors, filling the vacancy created by the resignation of Kenneth Berg.

Impact of Inflation

         The Company believes that inflation has not had a material impact on its operations. However, substantial increases in material costs could adversely affect the operations of the Company for future periods.

Year 2000

         The Company is in full compliance with Year 2000 standards. The Company has invested in the latest hardware and software and has implemented purchasing standards that requires Year 2000 compliance from all vendors. The Company anticipates no problems in maintaining this compliance into the future.

         The Company is actively coordinating with vendors, creditors and financial service organizations to prepare for possible repercussions of non-compliance. While the Company cannot ultimately control these outside entities, the Company is exerting every influence to promote future compliance in order to minimize impact to its business.

New Accounting Pronouncements

Disclosure of Information about Capital Structure

         Statement of Financial Accounting Standard No. 129, "Disclosure of Information about Capital Structure," ("SFAS 129") issued by the Financial Accounting Standards Board (the "FASB") is effective for financial statements ended December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by Statements of Financial Accounting Standard No. 128. The Company adopted SFAS 129 on December 15, 1997, and it had no effect on its financial position or results of operations.

Reporting Comprehensive Income

         Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS 130 to have a material effect, if any, on its financial position or results of operations.

Disclosures about Segments of an Enterprise and Related Information

         Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect, if any, on its financial position or results of operations.

Subsequent Events

Note Receivable from Principal Stockholder

         In connection with the IPO, the Company agreed with its Underwriter, that it would neither loan nor advance any sums to or on behalf of Mr. Stuart other than those sums advanced to Mr. Stuart from December 31, 1996 through the date of the IPO, without the Underwriter's prior written consent. The Company also received the authorization from the Underwriter, to advance John Stuart up to another $150,000 for settlement of certain litigation pending against Mr. Stuart for his involvement in the Legends in Concert, Hawaii show.

Working Capital Line Increase

         As of March 10, 1998, the Company has drawn $250,000 on the line of credit. On March 23, 1998 First Security agreed to increase the line of credit from $250,000 to $1,000,000 and the expiration date will be extended to March 25, 1998. (See "Liquidity and Capital Resources- General".)

Capital Equipment Financing Commitment

         As of March 13, 1998, the Company has drawn $443,000 on the line of credit. The Companies remaining availability is $537,000. (See "Liquidity and Capital Resources- General").

Gedco USA, Inc. Acquisition

         As of December 31, 1997, the Company incurred approximately $258,000 in direct acquisition costs, which consisted primarily of audit fees, legal costs, and real estate appraisals in connection with the acquisition of certain assets from Gedco USA, Inc. (the "Gedco Acquisition"), which was subsequently added to the agreed price to arrive at the total price paid for the said assets.

      On March 13, 1998, the Company completed the Gedco Acquisition for $14,000,000 million by using $12,500,000 of a $20,000,000 credit facility provided to the Company by ICCMIC and by issuing 595,238 shares of the Company's common stock valued at $2,500,000. Under the terms of this agreement, ICCMIC may also provide the Company with up to an additional $30,000,000 of mortgage related financing.

                                   On Stage Entertainment, Inc. and Subsidiaries
                                                 Table of Contents



Item                                                                Page Number

Report of Independent Certified Public Accountants..........

Consolidated Financial statements

       Balance sheets.......................................
       Statements of operations.............................
       Statements of stockholders' equity (deficit).........
       Statements of cash flows ............................
       Summary of accounting policies.......................
       Notes to financial statements........................

                Independent Certified Public Accountants' Report

Board of Directors and Stockholders of
On Stage Entertainment, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of On Stage Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. and Subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.



                                            /s/ BDO Seidman, LLP

Los Angeles, California
February 14, 1998
Except for Note 12, which is as of
March 20, 1998

                  On Stage Entertainment, Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                                                        Years ended December 31,
                                 Assets (Note 2)                                                     ------------------------------
                                                                                                         1996               1997
                                                                                                     ------------------------------
Current assets
      Cash and cash equivalents ..............................................................       $   290,751        $ 2,323,559
      Accounts receivable ....................................................................           490,465            455,340
      Inventory ..............................................................................            67,853            118,700
      Deposits ...............................................................................           231,601            342,096
      Prepaid and other assets ...............................................................           236,295            271,338
      Pre-opening costs, net .................................................................           129,180                - -
    Notes receivable from stockholder (Note 6) ...............................................               - -            136,194
                                                                                                     -----------        -----------
               Total current assets ..........................................................         1,446,145          3,647,227
                                                                                                     -----------        -----------

Property, equipment and leasehold improvements (Notes 1 and 2) ...............................         3,725,941          5,008,835
Less:  Accumulated depreciation and amortization .............................................        (1,937,718)        (2,553,347)
                                                                                                     -----------        -----------
Property, equipment and leasehold improvements, net ..........................................         1,788,223          2,455,488
                                                                                                     -----------        -----------

Cost in excess of net assets acquired, net of accumulated amortization
    of $1,053 and $7,370 (Note 4) ............................................................            62,123            116,415
Direct acquisition costs (Note 12) ...........................................................               - -            258,133
Offering costs ...............................................................................           657,801                - -
                                                                                                     -----------        -----------
                                                                                                     $ 3,954,292        $ 6,477,263
                                                                                                     ===========        ===========


Liabilities and Stockholders' Equity (Deficit)
Current liabilities
    Accounts payable and accrued expenses ....................................................       $   599,045        $   880,286
    Accrued payroll and other liabilities ....................................................           621,986            698,499
    Litigation settlement accrual ............................................................           100,000                - -
    Current maturities of long-term debt (Note 2) ............................................           228,510            271,918
                                                                                                     -----------        -----------
                 Total current liabilities
                                                                                                       1,549,541          1,850,703
                                                                                                     -----------        -----------

DYDX LP Loan (Notes 2 and 4) .................................................................           750,000                - -
Long-term debt, less current maturities (Note 2) .............................................         1,877,391            550,332
                                                                                                     -----------        -----------
           Total liabilities .................................................................         4,176,932          2,401,035
                                                                                                     -----------        -----------

Commitments and contingencies (Note 3)

Stockholders' equity (deficit) (Notes 2 and 4)
     Preferred stock, par value $1 per share, 1,000,000 shares
         Authorized; none issued and outstanding .............................................               - -                - -
     Common stock, par value $0.01 per share; authorized 25,000,000
          shares; 4,002,044 and 6,595,500 shares issued and outstanding ......................            40,020             65,955
     Additional paid-in-capital ..............................................................           121,024          7,340,013
     Accumulated deficit .....................................................................          (383,684)        (3,329,740)
                                                                                                     -----------        -----------
           Total stockholders' equity  (deficit) .............................................          (222,640)         4,076,228
                                                                                                     -----------        -----------
                                                                                                     $ 3,954,292        $ 6,477,263
                                                                                                     ===========        ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                                                                   Years ended December 31,
                                                                                             --------------------------------------
                                                                                                  1996                      1997
                                                                                             --------------------------------------
Net revenues ...................................................................             $ 14,278,082              $ 15,726,074
Direct production costs ........................................................                6,070,361                 7,741,739
Indirect production costs ......................................................                2,376,006                 3,671,785
                                                                                             ------------              ------------

Gross profit ...................................................................                5,831,715                 4,312,550
                                                                                             ------------              ------------

Operating expenses
        Selling, general and administrative (Note 7) ...........................                4,085,624                 4,946,135
        Depreciation and amortization (Note 8) .................................                  676,306                   982,180
        Expenses at discontinued location (Note 9) .............................                      - -                   489,285
                                                                                             ------------              ------------
                   Total operating expenses ....................................                4,761,930                 6,417,600
                                                                                             ------------              ------------

Operating income  (loss) .......................................................                1,069,785                (2,105,050)

Interest expense, net (See Note 10) ............................................                  152,998                   834,333
                                                                                             ------------              ------------
Income (loss) before income taxes ..............................................                  916,787                (2,939,383)
Income taxes (Note 11) .........................................................                   15,789                     6,673
                                                                                             ------------              ------------

Net Income (loss) (See Note 11) ................................................             $    900,998              $ (2,946,056)
                                                                                             ============              ============

Basic income (loss) per share ..................................................             $       0.23              $      (0.55)
                                                                                             ============              ============

Diluted net income (loss) per share ............................................             $       0.22              $      (0.55)
                                                                                             ============              ============

Basic average number of common shares outstanding ..............................                4,002,044                 5,365,851
                                                                                             ============              ============

Diluted average number of common shares outstanding ............................                4,064,927                 5,365,851
                                                                                             ============              ============

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
            Consolidated Statement of Stockholders' Equity (Deficit)

                                                                      Additional
                                                                     Common Stock           Paid-In
                                                                -----------------------    Additional   Accumulated
                                                                  Shares       Amount       Capital       Deficit          Total
                                                                ---------   -----------   -----------   -----------     -----------
Balance, December 31, 1995.................................     3,982,760   $    10,000   $       - -   $(1,254,854)    $(1,244,854)
Effects of stock splits (Notes 4) .........................           - -        29,828           - -       (29,828)            - -
Acquisition of Interactive Events, Inc. (Note 4) ..........        19,284           192       121,024           - -         121,216
Net income for the year ...................................           - -           - -           - -       900,998         900,998
                                                              -----------   -----------   -----------    -----------    -----------
Balance, December 31, 1996.................................     4,002,044        40,020       121,024      (383,684)       (222,640)
Issuance of common stock in connection
  with the bridge financing (Note 2) .....................        195,500         1,956       364,344           - -         366,300
Issuance of common stock to officer (Note 4)  ............         40,532           405       161,724           - -         162,129
Warrant exchange (Note 4) ................................        440,755         4,408        (4,408)          - -             - -
Issuance of stock in connection with Interactive
  Events acquisition (Note 4) ............................         11,020           110        60,500           - -          60,610
Issuance of common stock in connection with the initial
  public offering (Note 4) ...............................      1,400,000        14,000     4,841,975           - -       4,855,975
Issuance of common stock in connection with the
  Debentures conversion (Note 4) .........................        505,649         5,056     1,794,854           - -       1,799,910
Net loss for the year ....................................            - -           - -           - -    (2,946,056)     (2,946,056)
                                                              -----------   -----------   -----------   -----------     -----------
Balance, December 31, 1997.................................   $ 6,595,500   $    65,955   $ 7,340,013   $(3,329,740)    $ 4,076,228
                                                              ===========   ===========   ===========   ===========     ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                                                                                                        Years ended December 31,
                                                                                                     ------------------------------
                                                                                                         1996               1997
                                                                                                     ------------------------------
Cash flows from operating activities
       Net income (loss) .....................................................................       $  900,998         $(2,946,056)
                                                                                                     ----------         -----------
       Adjustments to reconcile  net income (loss) to net cash provided by (used
             in) operating activities:
         Depreciation and amortization .......................................................           676,306            676,306
         Interest paid in common stock .......................................................              --              194,228
         Loss on disposal of property and equipment ..........................................            53,983            (10,834)
         Issuance of common stock to officer .................................................              --              162,129
         Non-cash interest ...................................................................              --              366,300
         Reverse litigation accrual ..........................................................              --              (25,000)
         Forgiveness of  note receivable from stockholder ....................................              --              221,521
         Increase (decrease) from changes in operating assets and
                 liabilities
                           Accounts receivable ...............................................          (262,341)            46,723
                           Inventory .........................................................           (67,853)           (50,847)
                           Offering costs ....................................................          (344,522)           657,801
                           Deposits ..........................................................           (86,816)          (110,495)
                           Pre-opening costs .................................................           (61,483)           129,180
                           Prepaid and other assets ..........................................          (125,988)           (35,043)
                           Accounts payable and accrued expenses .............................            56,302            281,243
                           Accrued payroll and other liabilities .............................           415,651             76,513
                           Litigation settlement accrual .....................................              --              (75,000)
                                                                                                     -----------        ------------
         Total adjustments ...................................................................           253,239          2,504,725
                                                                                                     -----------        -----------
Net cash provided by (used in) operating activities ..........................................         1,154,237           (441,331)
                                                                                                     -----------        ------------

Cash flows from investing activities
Advances on note receivable from stockholder ................................................                - -           (357,715)
      Capital expenditures ..................................................................           (987,355)          (625,612)
      Acquisition of Interactive Events Inc., net of cash acquired ...........................            45,272               --
      Direct acquisition costs ...............................................................              --             (258,133)
                                                                                                     -----------        -----------
Net cash used in investing activities ........................................................          (942,083)        (1,241,460)
                                                                                                     -----------        -----------

Cash flows from financing activities
      Repayments under line of credit ........................................................          (200,000)              --
      Proceeds from short-term borrowing .....................................................         1,000,000               --
      Repayments on long-term borrowing ......................................................          (649,099)        (1,140,376)
      Repayments on short-term borrowing .....................................................           (92,402)              --
      Proceeds from bridge notes .............................................................              --              875,000
      Payments of bridge notes ...............................................................              --             (875,000)
      Net proceeds from sale of common stock and warrants ....................................              --            4,855,975
                                                                                                     -----------        -----------
Net cash provided by financing activities ....................................................            58,499           3,715,599
                                                                                                     -----------        ------------

Net increase  in cash and cash equivalents ...................................................           270,653          2,032,808
Cash and cash equivalents at beginning of  year ..............................................            20,098            290,751
                                                                                                     -----------        -----------
Cash and cash equivalents at end of  year ....................................................       $   290,751        $ 2,323,559
                                                                                                     ===========        ===========


Supplemental disclosure of cash flow information Cash paid during the year for:
        Interest .............................................................................       $   287,047        $   278,059
        Taxes ................................................................................       $    15,789        $     6,673
                                                                                                     ===========        ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows (Continued)

Supplemental schedule of non-cash investing and financing activities

      During  1996  and  1997,   $259,855  and  $712,405  of  lease  assets  and
obligations were capitalized, respectively.

      During 1997, the Company borrowed an aggregate of $1,000,000 from 21 private investors, in return for which the Company issued to such investors unsecured non-negotiable notes payable, which accrued interest at an annual rate of 9% and which matured upon the consummation the initial public offering (the "Bridge Notes"), Common Stock and warrants (collectively, the "Bridge Financing"). The Common Stock issued in connection with the Bridge Financing was valued at $366,300. As no consideration was paid for the Common Stock, this amount is considered an original issue discount and amortized over the term of the Bridge Notes.

      During 1997, the Company exchanged all of its outstanding warrants for 440,755 shares of Common Stock, which had no effect on the Company's earnings.

      During 1997, the Company sold equipment with a historical cost of approximately $55,000 at a gain. The Company accepted a note receivable as payment for the sale.

      Upon the consummation of the Company's initial public offering, 1,799,910 of outstanding convertible debentures were converted into 505,549 shares of common stock.

          During 1997 the Company issued 11,020 shares of common stock in connection with the Interactive Events acquisition.

          See  accompanying   summary  of  accounting   policies  and  notes  to
consolidated financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                         Summary of Accounting Policies

Business Activity

      On Stage Entertainment, Inc. (the "Company") produces and sells live entertainment and operates live theaters and dinner theaters worldwide. The Company has continuous running shows in gaming and resort venues in California, Florida, Missouri, Nevada, New Jersey, Pennsylvania and South Carolina. The Company was incorporated on October 30, 1985 in the state of Nevada.

Principles of Consolidation

      The balance sheet reflects the accounts of On Stage Entertainment, Inc. and its wholly-owned subsidiaries Legends in Concert, Inc., a Nevada corporation, On Stage Marketing, Inc., a Nevada corporation and Interactive Events, Inc., a Georgia corporation. The consolidated statements of operations for the year ended December 31, 1997 include the results of operations of the above-listed companies for the period presented. The consolidated statement of operations for the year ended December 31, 1996 include the results of operations of On Stage Entertainment, Inc., Legends In Concert, Inc. and On Stage Marketing, Inc. for the period presented and the results of Interactive Events, Inc. from November 1, 1996. All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to collectively and individually as the "Company."

Accounts Receivable

      Accounts receivable and revenue are recorded as the stage productions are run. Accounts receivable represents cash collected subsequent to the year-end in which the show ran.

Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

      Inventory consists of various stage and lighting supplies and are stated at cost on a first-in, first-out basis.

Property, Equipment and Leasehold Improvements

      Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed, the cost and related accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is recognized.

      Depreciation and amortization of property and equipment purchased prior to January 1, 1996 are provided using accelerated methods while property and equipment purchased from January 1, 1996 are depreciated on a straight line basis over the estimated useful lives, as indicated below. Leasehold improvements are amortized over the lesser of the related assets useful life or the remaining lease term.
                                                                       Years
                                                                       -----

Stage equipment..............................................           5-7
Scenery and wardrobe.........................................           5-7
Furniture and fixtures.......................................           5-7
Vehicles.....................................................            3
Leasehold improvements.......................................           10

Impairment of Long-Lived Assets

      The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") which is effective for financial statements for fiscal years beginning after December 15, 1995. This standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted this accounting standard on January 1, 1996 and is applying the concepts to intangibles and productive assets periodically.

Stock Based Compensation

      Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and comply with pro forma disclosure requirements. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Earnings (Loss) Per Share

      On March 3,  1997,  the FASB  issued  Statement  of  Financial  Accounting
Standard No. 128. Earnings per share (SFAS 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. Except where the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 98 are applicable, potential dilutive securities have been excluded in all years presented in the Statements of Operations when the effect of their inclusion would be anti-dilutive. SFAS 128 is effective for fiscal years and interim periods after December 15, 1997; early adoption is not permitted. The Company has adopted this pronouncement during the fiscal year ended December 31, 1997. The effect of restating 1996 earnings per share to conform to SFAS 128 was to increase basic earnings per share by $0.01.

      The Company's diluted net income per share for the year ended December 31, 1996, includes 62,883 common shares that would be issued upon exercise of 311,300 stock options. For the year ended December 31, 1997, potential dilutive securities representing outstanding 720,938 options and 2,077,000 outstanding warrants are not included since their effect would be anti-dilutive. For the year ended December 31, 1996, potential dilutive securities representing 456,453 outstanding stock options are not included because their exercise price was greater than the average market price of the common shares.

Fair Value of Financial Instruments

          Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements", ("SFAS No. 107") issued by the FASB became effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

          The carrying amounts of financial instruments including cash, accounts receivable, current maturities of long-term debt, accounts payable approximate fair value because of their short maturity.

      The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1997.

       The Company has notes receivable from the Chief Executive Officer ("CEO"). Due to the related-party nature of these receivables the fair value cannot be determined.

Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to providing deferred income taxes and specifies that all deferred tax balances be determined by using the tax rate expected to be in effect when the taxes will actually be paid or refunds received.

Pre-opening Costs

      Pre-opening expenses include the cost incurred to prepare a production for show. These costs are capitalized and amortized over a one year period, or over the life of the show for those shows which have a minimum guaranteed period.

Cash Equivalents

      The Company considers all liquid assets with an initial maturity of three months or less to be cash and/or cash equivalents.

Concentration of Credit Risk

      The Company places its cash and temporary cash investments with banking institutions. At December 31, 1997, the Company had $2,600,788 on deposit at one bank. Account balances at an individual bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

New Accounting Standards

          Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Account Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. The Company adopted of SFAS No. 129 as of December 15, 1997, and it had no effect on its financial position or results of operations.

          Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have an effect on its financial position or results of operations.

      Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have an effect on its financial position or results of operations; however, disclosures on certain of these items may be expanded.

Reclassifications

      Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                  On Stage Entertainment, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1.    Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements consist of the following:

                                                                  December 31,
                                                            -----------------------
                                                               1996         1997
                                                            -----------------------

Stage equipment .........................................   $1,997,340   $2,267,456
Scenery and wardrobe ....................................      854,976    1,047,750
Furniture and fixtures ..................................      678,912    1,002,674
Vehicles ................................................        6,434       12,757
Leasehold improvements ..................................      188,279      678,198
                                                            ----------   ----------
                                                             3,725,941    5,008,835
Less accumulated depreciation and amortization ..........    1,937,718    2,553,347
                                                            ----------   ----------
Total property, equipment and leasehold improvements, net   $1,788,223   $2,455,488
                                                            ==========   ==========

The cost of assets held under capital leases was $308,072 and $1,008,432 at December 31, 1996 and 1997, respectively.

2.    Notes Payable and Long-Term Debt

Long-term debt consists of the following:

                                                                                         December 31,
                                                                                      1996         1997
                                                                                   ----------------------
8% convertible subordinated debentures payable ("Deben-
  tures"), due in monthly installments of interest only (a) ....................   $1,714,064   $     --
DYDX LP Loan (b) ...............................................................      750,000         --
11.5% note payable to bank, due in monthly installments of
  $15,405, including interest through September 1997, secured
  by two performance contracts .................................................      149,721         --
Capital lease obligations with interest ranging from  9.7% to
  30.7% due in monthly  installments  ranging  from $ 265 to $18,202,  including interest  various  maturities  dates  through  April  2000,  secured by office
  communication equipment, and production equipment ............................      242,116      822,250
                                                                                   ----------   ----------
Total  long-term debt ..........................................................    2,855,901      822,250
Less current maturities ........................................................      228,510      271,918
                                                                                   ----------   ----------
                                                                                   $2,627,391   $  550,332
                                                                                   ==========   ==========

As of December 31, 1997 the future minimum lease payments under capital leases are as follows:

                                                             Capital
Year                                                          Leases
-----                                                       ---------

 1998.....................................................  $ 359,373
 1999.....................................................    320,657
 2000.....................................................    266,730
 2001.....................................................      2,706
                                                            ---------
 Total....................................................    949,466
                                                            =========
 Less: amounts representing interest costs................    127,216
                                                            ---------
 Net present values.......................................    822,250
 Less: capital lease obligations included in
   short-term debt .......................................    271,918
                                                            ---------
 Long term capital lease obligations......................  $ 550,332
                                                            =========

      (a) From June through November 1995, the Company conducted a private placement of units of its securities (the "Debenture Units"), with each $50,000 Debenture Unit consisting of (i) a $50,000 principal amount 8% convertible subordinated debenture of the Company due on August 31, 1997, with interest payable monthly (the "Original Debentures") and (ii) the right, under certain circumstances, to receive an A and a B Warrant of the Company, for aggregate proceeds of $1,989,064 (the "1995 Private Placement").

      In July 1996, in order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding Debenture Units for Debentures due January 4, 1999, or (b) to repurchase the Debenture Units upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the Debenture Units, dated July 24, 1996 (the "Exchange or Repurchase Offer"). The Debentures issued in connection with the Exchange or Repurchase Offer bear interest at the rate of 8% per annum, payable monthly, and, when issued, were convertible at the option of their holders into shares of Common Stock at the rate of 266.67 shares per each $1,000 principal amount of Debenture at any time prior to maturity. There are no warrants attached to the Debentures. In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their Debenture Units in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. On August 13, 1997, the Company converted the entire $1,714,064 principal amount of Debentures into an aggregate of 505,649 shares of Common Stock. The aforementioned conversion was based upon a ratio of 295 shares of Common Stock per each $1,000 principal amount of Debentures. The conversion resulted in a one time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $ 4.00 per share of Common Stock).

      (b) On February 29, 1996, the Company entered into a loan agreement with DYDX Legends Group, L.P. ("DYDX") pursuant to which the Company borrowed $1,000,000 from DYDX (the "DYDX Loan"). The DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of the Company. In addition, if the Company did not file an initial public offering registration statement by June 30, 1996, it would be in default under the DYDX Loan.

      The Company and DYDX entered into several extension agreements, one of which included the repayment of $250,000.

      In order to effect the Bridge Financing, the Company and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection with which the security agreement executed in connection with the DYDX Loan and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the Bridge Notes and its interest rate was raised to 9% per annum. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest, $773,014, owed by the Company under the DYDX loan.

Bridge Financing

      On March 26, 1997 Company completed a Bridge Financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants through the Company's underwriter, Whale Securities Co., L.P. (the "Placement Agent"). The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $875,000. The common stock was assigned a value of $444,000 less expenses of $77,700 resulting in a charge to equity of $366,300. As no consideration was paid for the common stock, this amount is considered an original issue discount and interest expense over the term of the related notes payable. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest, $1,036,746, owed by the Company under the Bridge Notes.

      Lines of Credit

      In May 1997, First Security Bank issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (10% per year as of the facility's inception) and are due on demand. The line of credit is scheduled to expire on May 19, 1998. John W. Stuart, the Company's Chairman and CEO, has personally guaranteed the line of credit. No balance was outstanding at December 31, 1997.

      On September 29, 1997, First Security Leasing Company approved for the Company a $1,000,000 lease line. Advances under the line of credit incur interest at a rate of 9.75% per annum. The financing commitment will expire on September 29, 1998. No balance was outstanding at December 31, 1997.

3.    Commitments and Contingencies

Leases

      The Company's corporate headquarters consist of approximately 16,000 square feet of office and warehouse space located at 4625 West Nevso Drive, Las Vegas, Nevada. The lease will expire on February 28, 1999 and the total rent for the premises is approximately $14,614 per month.

      The Company's corporate warehouses consist of approximately 5,376 and 4,669 square feet located at 4695 West Nevso Drive, Las Vegas, Nevada. The leases, which will expire in July, 1998 and in November 1998, provides for monthly rent for the premises of $2,289 and $3,506, respectively.

      The Company's east coast office consists of approximately 2,000 square feet of space located at Egg Harbor Township in Atlantic City, New Jersey. The lease, which will expire in September, 1999, provides for monthly rent in the amount of $1,725. In addition, the Company leases seven condominium units for use by its performers in Atlantic City from the Company's CEO and his wife. The aggregate rent for such apartments is currently $12,671 per month. The current lease term expires on June 30, 1998.

      The Company leases and operates the Surfside Theater and related office space in Myrtle Beach, South Carolina. The Lease, which will expire on December 31, 2004, provides for monthly rent for the premises of $29,166.

      The Company leases the Coliseum Theater in Daytona Beach, Florida. The lease, which will expire in November, 1998, provides for monthly rent for the premises of $10,000.

      The Company leases and operates the Legends Family Theater and related office space in Branson, Missouri. This lease, which will expire in December, 1998, provides for monthly rent for the premises is $13,000.

      The Company leases and operates the Toronto Legends theater in Toronto, Ontario. This lease, which will expire in February, 2003, provides for monthly rent for the premises is $9,410.

      The Toronto Legends Theater office consists of approximately 627 square feet of space located at Toronto, Ontario. This lease, which is currently on a month to month basis, provides for monthly rent in the amount of $1,286.

      The Company's Atlanta, Georgia office consists of 6,000 square feet of office and warehouse space. This lease expires on October 31, 1998, and the total rent for the premises is approximately $1,000 per month.

      Rent and lease expense included in production costs for the years ended December 31, 1996 and 1997 was $301,918 and $595,425, respectively. Rent and lease expense included in selling, general and administrative expense for the years ended December 31, 1996 and 1997 was $214,383 and $252,905, respectively.

The total minimum rental commitment at December 31, 1997 is as follows:

      Year ending
      December 31,                                         Amount
      ------------                                       ----------

         1998.......................................     $1,022,159
         1999.......................................        506,813
         2000.......................................        462,920
         2001.......................................        462,920
         2002.......................................        462,920
      Thereafter....................................     $  718,822
                                                         ----------
                                                         $3,636,554
                                                         ==========

Employment Contracts

      On February 1, 1997, the Company entered into an employment agreement with the principal stockholder to employ him as its Chairman of the Board and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, the principal stockholder will receive an annual salary of $250,000 and may be entitled to receive an annual 10% increase of his base salary amount. The Company has the right to terminate the principal stockholder's employment at any time without cause, provided that the Company pays the principal stockholder a lump sum payment equal to one year's base salary, car allowance and insurance allowance. Also in February 1997, the Company amended the employment agreements with the CFO and the President which, among other things, extended their then current employment agreements through May 31, 2000. In connection with each of their respective employment agreements, the CEO, President and CFO also entered into confidentiality and non-compete agreements with the Company.

      In connection with the CFO's amended employment agreement the Company has granted him options to purchase 85,000 shares of common stock, which are immediately exercisable at $4.00 per share. The Company also issued the CFO 40,532 shares of common stock upon the closing of the Bridge Financing. The issuance of these share will result as a one-time compensation charge to the Company of $162,128.

      The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through May, 2000. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms.

Aggregate commitments related to employment contracts are as follows:

Years ending December 31,                                      Amount
-------------------------                                    ----------
      1998...............................................    $  927,524
      1999...............................................       534,646
      2000...............................................       197,770
                                                             ----------
                                                             $1,659,940
                                                             ==========

Executive Bonus Plan

      In March 1997, the Company implemented a three-year Executive Bonus Plan, administered by the Board of Director's Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of the Company's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges, but excluding extraordinary items ("Pre-Tax Earnings"), may be established for distributions at the discretion of the Company's Board of Directors, to the Company's executive officers (other than the Chairman and CEO who is not eligible for bonuses under the Executive Bonus Plan) in 1998, 1999 and 2000, provided that the Company achieves at least minimum Pre-Tax Earnings for the respective preceding year as follows:

                                                      Minimum
                                                      Pre-Tax
      Year                                            Earnings
      ---------------------------------------       -----------

      1998...................................       $ 5,000,000
      1999...................................         8,700,000
      2000...................................         8,900,000
                                                    ------------
                                                    $22,600,000
                                                    ===========

Legal Proceedings

      The Company is a party to various legal proceeding in the ordinary course of its business. The Company believes that the nature of the proceedings are typical for a company of its size and scope in the entertainment industry, and that none of these proceedings are material to its financial position, results of operations and changes in cash flows.

4.    Stockholder's Equity

Initial Public Offering

      On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of Common Stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of Common Stock at $0.10 per Warrant (the "IPO"). The net proceeds to the Company of the offering after underwriting discounts, commissions and expenses was approximately $4,855,975.

Stock Split

      In June 1996, the Company effectuated a 72,550-for-1 split of its common stock and increased the number of the authorized shares of common stock from 100,000 to 25,000,000 shares and simultaneously decreased the par value from $1.00 per share to $.01 per share ("Stock Split"). All common shares, common stock warrants, options and grants and (loss) per share information disclosed in the financial statements and notes have been adjusted to give retroactive effect for the Stock Split.

      On March 18, 1997, the Company effectuated a 1 for 1.814967 reverse stock split of the Company's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from accumulated deficit to common stock and the Company has retired 26,422 of the principal stockholder's shares of common stock. All common shares, common stock warrants, options and grants and income (loss) per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.

Interactive Purchase

On November 1, 1996, the Company entered into a common stock purchase with Interactive Events, Inc. ("Interactive"), which creates and implements interactive events for parties and conventions. The Company issued 19, 284 and 11,020 shares of common stock on November 1, 1996 and November 1, 1997, respectively, as payment. The Company recorded $129,180 as the excess of the purchase price over the net assets acquired, which is being amortized over ten years. Since this transaction was accounted for as a purchase, the operations of Interactive Events are included in the Company's operations as of the date of the acquisition. The operations prior to November 1, 1996 were immaterial.

Warrants Converted to Common Stock

      In connection with the closing of the DYDX Loan and subsequent extensions (see Note 2(b)), the lender was issued warrants to purchase 550,974 shares of the Company's common stock in February 1996 at an original exercise price per share equal to the initial public offering price of the Company's common stock (the "DYDX Warrant"). In connection with the Third Extension of the DYDX Loan, the Company split the DYDX Warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share, which approximates fair market value at the date of the reduction.

      On March 17, 1997, the Company exchanged all of its outstanding warrants for shares of its common stock (the "Warrant Exchange Shares) on a cashless basis (the "Warrant Exchange"). The number of Warrant Exchange Shares issued to each warrant holder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants, based on the number and price of the warrants prior to the Reverse Split. As a result of the Warrant Exchange, all of the Company's currently outstanding warrants were canceled and exchanged for a total of 799,956 Warrant Exchange Shares on a pre-Reverse Split basis, which amount was reduced to 440,755 shares in connection with the Reverse Split. The Warrant Exchange had no effect upon the Company's earnings.

1996 Stock Option Plan

      The Board of Directors and the Company's then sole stockholder approved the Company's Incentive Stock Option Plan on August 7, 1996 (the "Option Plan"). Pursuant to an amendment to the Option Plan, effected on March 19, 1997, an aggregate of 785,000 shares of common stock have been reserved for issuance pursuant to options granted and available for grant under the Option Plan. The Option Plan is designed to further the interests of the Company by incentivizing their employees to continue to work for the betterment of the Company in return for sharing in the success of the Company through the Option Plan.

      Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized, to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both: (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and
(ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) non-employee directors, and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

      Options granted under the Option Plan will become exercisable after successful completion of the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution.

      Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

      In March 1996, the Company hired a new President and Chief Operating Officer (the "President"). As part of the new President's employment agreement, the Company granted him options to purchase 311,300 (post Reverse-Split) shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which was the fair value at the date of grant.

          In August and December 1996, the Company granted options to purchase a total of 120,359 shares of the Company's common stock to certain other employees of the Company. These options were granted under the Company's 1996 Stock Option Plan and have an exercise price of $5.00 per share. Unless otherwise determined by the Committee, the options have a term of ten years from the date of grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in three equal annual installments commencing on the first anniversary of the date of the grant.

      In February 1997 the CFO entered into an amended employment agreement under which he was granted 85,000 additional stock options (see Note 3).

Non-employee Directors' Options

      In March 1997, the Company provided for each non-employee director of the Company to receive, in addition to reimbursement of expenses incurred in attending Board meetings, an option to purchase 10,000 shares of Common Stock each year that he or she serves as such a director (each such year, a "Grant Year"), partially contingent upon the director's attendance at the Company's four scheduled Board of Director meetings during the Grant Year. One-quarter of the annual option grant shall vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option will vest as of the fourth scheduled meeting, provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.

The option and warrant activity during the years ended December 31, 1996 and 1997 is as follows:

                                                                        Weighted
                                                         Number of       Average
                                                          Options       Exercise
                                                       and Warrants       Price
                                                       -------------------------

Outstanding at January 1, 1996 .....................          24,794    $   5.00
Granted ............................................         431,659        4.27
                                                           ---------    --------
Outstanding at December 31, 1996 ...................         456,453        4.31
Cancelled ..........................................           8,000        5.00
Granted ............................................       2,790,240        5.63
Exercised ..........................................         440,755        5.00
                                                           =========    ========
Options outstanding at December 31, 1997 ...........       2,797,938        5.52
                                                           =========    ========
Options exercisable at December 31, 1997 ...........       1,282,822        5.29
                                                           =========    ========
Options exercisable at December 31, 1996 ...........         228,128    $   3.99
                                                           =========    ========

Information relating to stock options and warrants at December 31, 1997 summarized by exercise price are as follows:

                                         Outstanding                                          Exercisable
                     -----------------------------------------------------         ----------------------------------
Exercise Price                         Weighted Average                                    Weighted Average
                     -----------------------------------------------------         ----------------------------------
  Per Share            Shares          Life (Year)       Exercise Price              Shares         Exercise Price
---------------      ------------     --------------    ------------------         ------------    ------------------
    $3.99                311,300           10                 $3.99                    286,256           $3.99
    $4.00                 85,000           10                 $4.00                     85,000           $4.00
    $5.00                324,638           10                 $5.00                     55,884           $5.00
    $5.50              1,822,500            5                 $5.50                    757,368           $5.50
    $8.25                114,500            5                 $8.25                     44,232           $8.25
    $9.08                140,000            5                 $9.08                     54,082           $9.08
                     ============     ==============    ==================         ============    ==================
                       2,797,938           6.3                $5.52                  1,282,822           $5.29
                     ============     ==============    ==================         ============    ==================

      All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1996 and 1997 would have been reduced to the pro forma amounts presented below:

                                                   1996                1997
                                                -----------       --------------
Net Income (loss)
   As reported ..........................       $   900,998       $  (2,946,056)
   Pro forma ............................       $   555,773       $  (3,335,419)

Basic Income (loss) per share
   As reported ..........................       $      0.23       $       (0.55)
   Pro forma ............................       $      0.14       $       (0.62)

Diluted income (loss) per share
   As reported ..........................       $      0.22       $       (0.55)
   Pro forma ............................       $      0.14       $       (0.62)

      The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for in 1996, expected life of 10 years: expected volatility of 2.42%, risk-free interest rates of 6.0%, and a 0% dividend yield. The fair value was calculated in 1997 using the following assumptions: expected life of 10 years, expected volatility of 38.06%, risk-free interest rates of 6%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1996 and 1997 approximated $1.60 and $1.71 per option, respectively.

      Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB No. 123 been applicable to all years of previous option grants.

5.    Significant Venues and Concentration of Credit Risk

      Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

                                                        Years ended December 31,
                                                        ------------------------
                                                            1996        1997
                                                        ------------------------

Venue A................................................      29%         25%
Venue B................................................      11           -
Venue C................................................      32          28
Venue D................................................      12          10
                                                             --          --
                                                             84%         63%
                                                             ==          ==

6.    Note Receivable from CEO and Principal Stockholder

      On October 23, 1997 and November 17, 1997, the Company obtained the written consent of the Underwriter to advance the CEO the amounts totaling $100,000 (the "Advances"), which advances bear interest at a rate of 10% per annum, mature December 31, 1998 and are evidenced by promissory notes executed by the CEO in favor of the Company.

      At December 31, 1997, the notes receivable balance was $136,194 including accrued interest income of $1,041. The difference ($35,153) between the December 31, 1997 ending balance ($136,194) and the note receivable were personal charges ($17,007) to the corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid the $35,153 to the Company. The Company has agreed with the Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter.

7.    Selling, General and Administrative

      As of December 31, 1996, the Company agreed to forgive all of the outstanding amounts due from the principal stockholder and release all collateral against the notes. As a result, the Company recorded a $859, 511 charge during 1996 for the forgiveness of debt.

      As of August 12, 1997, the Note from stockholder, which together with principal and interest totaled $221,000, was forgiven in full. The Company has agreed with the Underwriter not to loan or advance any further sums to the CEO, without the prior written consent of the Underwriter.

      As more fully discussed in footnote 4, the issuance of shares to the CFO resulted in a one time, non-recurring, compensation charge of $162,128.

8.    Depreciation  and Amortization.

      Depreciation and amortization for the year ended December 31, 1997 increased by $306,000, or 45.2%, as compared to the year ended December 31, 1996. The increase in depreciation and amortization was primarily attributable to pre-opening costs capitalized in 1996, which were expensed in 1997.

9.    Expenses at discontinued location

      The Company decided to close its Legends production in Daytona Beach on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. The Company intends to transfer substantially all the furniture and equipment at the Daytona Beach facility to other locations which are scheduled to debut performances in 1998. Also, the Company is currently in negotiations with a third party to potentially sublease the Daytona Beach theater.

10.   Interest Expense

      As more fully discussed in note 2, the conversion of the Debentures resulted in a one time, non-recurring, interest expense charge of $194,228 and the Bridge Financing resulted $366,000 original issue discount and interest expense.

11.   Income Taxes

Income taxes in the statement of operations consists of the following:

Years ended December 31,                             1996                  1997
------------------------                            -------              -------
Current
  Federal ............................              $   - -              $   - -
  State ..............................               15,789                6,673
                                                    -------              -------
                                                    $15,789              $ 6,673
                                                    =======              =======

Deferred taxes are as follows:

Years ended December 31,                                1996             1997
------------------------                              ---------       ---------
Deferred tax assets:
      Litigation accrual .......................      $  34,000       $  21,080
      Net operating loss carryforward ..........        223,453         848,426
                                                      ---------       ---------
Total deferred tax assets ......................        257,453         869,506
Deferred tax liability:
Pre-opening costs ..............................        (43,921)            - -
                                                      ---------       ---------
Net deferred tax assets ........................        213,532         869,506
Less: Valuation allowance ......................       (213,532)       (869,506)
                                                      ---------       ---------
                                                      $     - -       $     - -
                                                      =========       =========

      The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

      Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

Years ended December 31,                               1996              1997
------------------------                             ---------        ----------

U.S. Federal statutory rate
  applied to pretax income (loss) ............       $ 306,339        $(999,390)
Permanent differences ........................             510            5,663
State income taxes, net
  of Federal benefit .........................          15,789            2,269
Benefit of net operating
  loss carryforward ..........................       $(306,849)             - -
Tax effect of unrecognized net
  operating loss carryforward ................             - -          998,131
                                                     ---------        ---------
                                                     $  15,789        $   6,673
                                                     =========        =========

      At December 31, 1996 and 1997 the Company had Federal net operating loss carryforwards of approximately $657,214 and $2,495,371 respectively. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

12.   Subsequent Events

Note Receivable from Principal Stockholder

      In March 1997, the Company agreed with its Underwriter, that it would neither loan nor advance any sums to or on behalf of Mr. Stuart other than those sums to or on behalf of Mr. Stuart other than those sums advanced to Mr. Stuart from December 31, 1996 through the date of the IPO, without the Underwriter's prior written consent. The Company also received the authorization from the Underwriter, to advance John Stuart up to another $150,000 for settlement of certain litigation pending against Mr. Stuart for his involvement in the Legends in Concert, Hawaii show.

Working Capital Line Increase

      As of March 10, 1998, the Company has drawn $250,000 on the line of credit. On March 23, 1998 First Security agreed to increase the line of credit from $250,000 to $1,000,000. (See "Liquidity and Capital Resources- General".)

Capital Equipment Financing Commitment

      As of March 13, 1998, the Company has drawn $443,000 on the line of credit. The Companies remaining availability is $537,000. (See "Liquidity and Capital Resources- General").

Gedco USA, Inc. Acquisition

      As of December 31, 1997, the Company incurred approximately $258,000 in direct acquisition costs, which consisted primarily of audit fees, legal costs, and real estate appraisals in connection with the acquisition of certain assets from Gedco USA, Inc. (the "Gedco Acquisition"), which was subsequently added to the agreed price to arrive at the total price paid for the said assets.

         On March 13, 1998, the Company completed the Gedco Acquisition for $14 million by using $12.5 million of a $20 million credit facility provided to the Company by ICCMIC under the terms of this agreement, ICCMIC may also provide the Company with up to an additional $30 million of mortgage related financing.