Form 10KSB, Exhibit 13
period 1998-12-31
ON STAGE ENTERTAINMENT INC
filed 1999-04-16
CIK 1035514

MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The financial statements included herein include the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation (the "Company" or "OSE") and its subsidiaries, Legends in Concert, Inc., a Nevada corporation ("LIC"); On Stage Marketing, Inc., a Nevada corporation ("Marketing"); On Stage Theaters, Inc., a Nevada corporation ("Theaters"); Wild Bill's California, Inc., a Nevada corporation ("Wild Bills"); Fort Liberty, Inc., a Nevada corporation ("Ft. Liberty"); Blazing Pianos, Inc., a Nevada corporation ("Blazing"); King Henry's Inc., a Nevada corporation ("King Henry's"); On Stage Merchandise, Inc., a Nevada corporation ("Merchandise'); On Stage Events, Inc., a Nevada corporation ("Events"); On Stage Casino Entertainment, Inc., a Nevada corporation ("Casino"); On Stage Productions, Inc., a Nevada corporation ("Productions"); On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation ("North Myrtle"); On Stage Theaters Surfside Beach, Inc., a Nevada corporation ("Surfside"); and Interactive Events, Inc., a Georgia corporation (collectively, the "Subsidiaries").

The Company derives its net revenues from six reportable segments. The Casinos segment ("Casinos") primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition this division also operates the Company's Legends show at the Imperial Palace. The Theaters segment ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This segment derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events segment ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise segment ("Merchandise") sells merchandise and souvenir photography products to patrons who attend the Company's productions. The Production Services segment sells technical equipment and services to commercial clients, however, this division's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate management of all the Company's segments.

The accounting policies of the reportable operating segments are the same as those described in the Summary of Accounting Policies. The Company's management evaluates the performance of its operating segments based upon the profit and loss from operations.

The Company's reportable segments are strategic business units because each unit services a different market or performs a specialized function in support of a given market.

Results of Operations

The following table sets forth the various components of the Company's net revenue as a percentage of the total net revenue for the periods indicated:


                                                   Years Ended December 31,
                                                   1997              1998
                                                  --------         --------
Net revenue.....................................   100.0%            100.0%
Costs of Revenues...............................    72.5              79.8
                                                  --------         --------
Gross profit....................................    27.5              20.2
Selling, general and administrative.............    31.5              22.5
Depreciation and amortization...................     6.2               6.5
Expenses at discontinued location...............     3.1               1.6
Asset impairment loss...........................     0.0               1.5
                                                  --------         ---------
Operating loss..................................   (13.3)            (11.9)
Interest expense, net...........................     5.3               5.6
                                                  --------         ---------
Pre-tax loss....................................   (18.6)            (17.5)
Income taxes....................................     0.1               0.0
Net loss........................................   (18.7)%           (17.5)%
                                                  ========         =========

Net loss for the year ended December 31, 1997, was $2,946,056, as compared to a net loss of $4,870,989 for the year ended December 31, 1998.

The following tables sets forth, the results of operations by the Company for reportable segment indicated:

                                Year ended December 31, 1997

                             Casinos      Events     Merchandise     Theaters
--------------------------- ----------- -----------  ------------ -------------
Net revenues............... $6,326,952  $2,552,440   $  454,842   $ 6,391,840
Cost of revenues...........  3,841,285   1,709,708      103,330     5,627,492
                           ----------- -----------  ------------  -------------
Gross profit...............  2,485,667     842,732       351,512       764,348
Selling, general
 & administrative..........    296,104     639,961        36,359       233,548
  Depreciation &
  amortization.............    141,275       6,221             -       323,336
Discontinued location......          -           -             -       489,285
                            ----------- -----------  ------------  ------------
Operating income (loss)..... 2,048,288     196,550       315,153      (281,821)
Interest expense, net.......         -        (297)            -             -
                            ----------- -----------  ------------  ------------
Net income (loss) before
 income taxes............... 2,048,288     196,847       315,153      (281,821)
Income taxes................         -       3,197             -             -
                            ----------- -----------  ------------  ------------
Net income (loss)...........$2,048,288   $ 193,650    $  315,153   $ (281,821)
                            =========== ===========  ============  ============

                          Year ended December 31, 1997
                                  (continued)

                             Sub-Total
                             Operating                                Total
                            Corporations  Production     OSE      Consolidated
--------------------------- -----------   ---------- ------------ -------------
Net revenues............... $15,726,074   $       -  $        -    $15,726,074
Cost of revenues...........  11,281,815     131,709           -     11,413,524
                            -----------   ---------- ------------ -------------
Gross profit...............  4,444,259     (131,709)          -      4,312,550
Selling, general
 & administrative..........  1,205,972       62,985    3,677,178     4,946,135
  Depreciation &
  amortization.............    470,832           -       511,348       982,180
Discontinued location......    489,285           -             -             -
                            -----------   ---------- ------------- -------------
Operating income (loss)..... 2,278,170     (194,694)  (4,188,526)   (2,105,050)
Interest expense, net.......      (297)           -      834,630       834,333
                            -----------   ---------- ------------- -------------
Net income (loss) before
 income taxes............... 2,278,467     (194,694)  (5,023,156)   (2,939,383)
Income taxes................     3,197            -        3,476         6,673
                            -----------   ---------- ------------- -------------
Net income (loss)...........$2,275,270    $(194,694) $(5,026,632)  $(2,946,056)
                            =========== =========== ============= =============


                          Year ended December 31, 1998

                             Casinos      Events     Merchandise     Theaters
--------------------------- ---------- ------------ -------------   ------------
Net revenues............... $6,977,020 $  2,554,942  $  1,243,451  $ 17,064,071
Cost of  revenues..........  4,522,257    1,900,216       812,505    14,727,694
                            ----------- ------------ -------------  ------------
Gross profit...............  2,454,763      654,726       430,946     2,336,377
Selling, general &
administrative.............    417,686      736,365       173,137     1,506,432
Depreciation & amortization    268,780      140,455         5,055     1,529,918
Asset impairment loss......          -            -             -       409,117
                            ----------- ------------ -------------  ------------
Operating income (loss)....  1,768,296     (222,094)      252,754    (1,109,090)
Interest expense, net......      4,712        1,292           193     1,354,370
                            ----------- ------------ -------------  ------------
Net income (loss) before
    Income taxes...........  1,763,585     (223,336)      252,561    (2,463,460)
Income taxes...............         0             0             0             0
                            =========== ============ =============  ============
Net income (loss).......... $1,763,585   $ (223,386)  $   252,561  $ (2,463,460)
                            =========== ============ =============  ============

                          Year ended December 31, 1998
                                (continued)

                            Sub-Total
                            Operating                                 Total
                            Corporations  Production     OSE        Consolidated
--------------------------- ------------  ----------  ----------   ------------
Net revenues............... $27,839,484   $   7,992   $       -    $ 27,847,476
Cost of  revenues..........  21,962,672     265,852           -       2,228,524
                            -----------   ----------  ----------   ------------
Gross profit...............   5,876,812    (257,860)          -       5,618,952
Selling, general &
administrative.............   2,833,620     255,640    3,187,064      6,276,325
Depreciation & amortization   1,944,208      44,704      260,710      2,249,622
Asset impairment loss......     409,117           -           -         409,117
                            -----------   ----------  ----------   ------------
Operating income (loss)....     689,866    (558,204)  (3,447,774)    (3,316,112)
Interest expense, net......   1,360,567           -      194,310      1,554,877
                            -----------   ----------  -----------  ------------
Net income (loss) before
    Income taxes...........    (670,701)   (558,204)  (3,642,085)    (4,870,989)
Income taxes...............           0           0            0              0
                            ===========   ==========  ===========   ============
Net income (loss).......... $  (670,700) $ (558,204) $(3,642,085)   $(4,870,989
                            ===========   ==========  ===========   ============

Year Ended December 31, 1997 versus Year Ended December 31, 1998

Net Revenues

Revenues were $27,847,000 for the year ended December 31, 1998 compared to $15,726,000 for the year ended December 31, 1997, an increase of $12,121,000, or 77.1%. The Company's revenue is derived from four principal segments: Casinos, Events, Merchandise, and Theaters.

Casinos revenues were approximately $6,977,000 for the year ended December 31, 1998 compared to $6,326,000 for the year ended December 31, 1997, an increase of $651,000, or 10.2%. The increase was primarily attributable to new show openings at Hilton Hotel & Casino and Trump Taj Mahal Hotel & Casino in Atlantic City, New Jersey, as well as new shows at Crown Casino in Melbourne, Australia, River Palms Resort Casino in Laughlin, Nevada and Muckleshoot Casino in Auburn, Washington. The increase was partially offset by decrease attributable to the Legends show at the Imperial Palace in Las Vegas, Nevada.

Events revenues were $2,555,000 for the year ended December 31, 1998 compared to $2,552,000 for the year ended December 31, 1997, an increase of $3,000, or 0.12%.

Merchandise revenues were approximately $1,243,000 for the year ended December 31, 1998 compared to $455,000 for the year ended December 31, 1997, an increase of $788,000, or 173.2%. This increase was mainly attributable to an increase in photo sales as a result of the Kodak Relationship and the inclusion of Gedco Acquisition properties.

Theaters revenues were approximately $17,064,000 for the year ended December 31, 1998 compared to $6,392,000 for the year ended December 31, 1997, an increase of $10,672,000, or 166.9%. This increase in revenues was primarily attributed to new Legends show openings since March 1998 at the Legends Theater in Branson, Missouri, the Legends show at the Sheraton Centre in Toronto, Canada and the inclusion of Gedco Acquisition properties. This increase was partially offset by decreases attributable to the discontinuation of the Legends show in Daytona Beach, Florida and decrease in revenues derived from the Legends Theater in Myrtle Beach, South Carolina.

Costs of Revenues

Total costs of revenues were $22,228,524 for the year ended December 31, 1998 compared to $11,414,000 for the year ended December 31, 1997, an increase of $10,814,524, or 94.8%. Costs of revenues increased to 79.8% of net revenues for the year ended December 31, 1998, as compared to 72.6% for the year ended December 31, 1997. This increase in cost of revenues as a percent of net revenues was primarily attributable to a change in the mix of the Company's revenues from primarily theater shows to a combination of theater and dinner theater shows.

Selling,  General and Administrative

Selling, general and administrative costs were approximately $6,276,000 for the year ended December 31, 1998 compared to $4,946,000 for the year ended December 31, 1997, an increase of $1,330,000, or 26.8%. Selling, general and administrative costs decreased to 22.5% of net revenues for the year ended December 31, 1998, as compared to 31.5% for the year ended December 31, 1997, which was primarily attributable to a consolidation of operations resulting in a reduction of work force due to elimination of duplicate or overlapping positions

Depreciation and Amortization

Depreciation and amortization was $1,807,000 for year ended December 31, 1998 compared to $982,000 for the year ended December 31, 1997, an increase of $825,000, or 84.0%. The increase was primarily due to capital additions to current shows, expenses related to a discontinued location and the determination at December 31, 1998 of the impairment of net assets acquired in connection with the Interactive purchase. The Company decided to discontinue operations at its Legends production in Daytona Beach, Florida on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. Additionally, in 1998 the Company wrote-off $443,096 of Net Assets. The Company has plans to transfer the remaining furniture and equipment currently located at the Daytona Beach facility to other locations during 1999.

Asset Impairment Loss

The Company decided to restructure its Legends production in Toronto, Canada on December 31, 1998. As part of the restructuring, the Company had an impairment of net assets and wrote off $409,000.

Operating Income

The Company's operating loss was approximately $3,316,000 for the year ended December 31, 1998 compared to an operating loss of $2,105,000 for the year ended December 31, 1997, an increase in loss of$1,211,000.

Interest Expense,  Net

Interest expense was approximately $1,555,000 for year ended December 31, 1998 compared to $834,000 for the year ended December 31, 1997, an increase of $721,000 or 86.4%. The increase was primarily due to additional debt incurred for the Gedco and Fox Family Acquisitions.

Seasonality and Quarterly Results

The Company' s business has been, and is expected to remain, highly seasonal, with the majority of its revenue being generated during the months of April through October. Part of the Company's business strategy is to increase sales in tourist markets that experience their peak seasons from November through March so as to offset seasonality in revenues. The Gedco Acquisition has helped to mitigate the Company's seasonality.

The following table sets forth the Company's net revenue for each of the last eight quarters ended December 31, 1998:

                                  Net Revenues
                                ($ in thousands)

                     March 30,       June 30,     September 30,   December 31,
                    ----------     -----------    ------------    ------------
Fiscal 1997........  $  2,719       $    3,979    $    5,071      $    3,957
Fiscal 1998........  $  3,724       $    8,245    $    8,059      $    7,819

Tax Net Operating Losses

At December 31, 1997 and 1998, the Company had federal net operating loss carryforwards of approximately $3,138,544 in 1997, and $6,315,193 in 1998, respectively. Under Section 382 of the Internal Revenue Code, certain significant changes in ownership contemplated by the Company may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

General

The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations that the Company's current cash, cash equivalent balances, anticipated revenue from operations and its working capital line are insufficient to fund the Company's ongoing operations.

The Company intends to manage short-term liquidity concerns through the renegotiations of its expired working capital line, capital leases and mortgage facilities. The Company has either closed down or restructured any business units that are not generating positive cash flow. In addition the Company has lowered selling, general and administrative costs as a percentage of net revenues from 31.5% in 1997 to 22.4% in 1998 and continues to downsize and restructure its selling, general and administrative functions.

In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

For the year ended December 31, 1997, the Company had net cash deficit used by operations of approximately $1,099,000. This net cash deficit was primarily attributable to the losses incurred at the Company's Legends show in Daytona Beach, Florida, and increases in selling, general and administrative expenses incurred in anticipation of the rapid growth of the Company. For the year ended December 31, 1998, the Company had a net cash deficit from operations of $1,534,000. The net cash deficit provided from operations was primarily attributable to legal fees, and vacations accruals, assets impairment expenses", and due diligence expense written off related with prospective acquisitions, operational losses at the Legends show in Toronto, Canada, Wild Bill's Dinner Extravaganza in Buena Park, California, and the debt service on the Company's mortgage and credit line facilities.

The net cash used in investing activities for the year ended December 31, 1996 of $1,241,000, was primarily attributable to capital expenditures and advances on notes receivable from officers, and direct acquisition costs. The net cash used in investing activities for the year ended December 31, 1998 of $14,548,000, was primarily attributable to advances on notes receivable from officers, capital expenditures and direct acquisition costs related to acquisitions.

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

Net cash provided by financing activities for the year ended December 31, 1997 of $4,373,000 was primarily generated from the IPO. This increase in cash was partially offset by the repayment of a $750,000 bridge loan (the "DYDX Loan"). Net cash provided by financing activities for the year ended December 31, 1998 of $14,701,0000 was primarily attributable to ICCMIC's funding of $12,500,000 for the Gedco Acquisition and $1,650,000 million for the Fox Acquisition.

Working Capital at December 31, 1997 the Company had working capital of approximately $1,797,000, due primarily from proceeds derived from the sale of the Company's common stock and redeemable warrants from the IPO. The proceeds of the IPO were partially offset by increases in inventory and deposits. At
December 31, 1998, the Company had a working deficit of approximately $16,791,000, which resulted, primarily, from increase in: working capital line of credit, accounts payable, accrued expenses, and accrued payroll and other liabilities. Due to recurring losses and the working capital deficit and the loan defaults the Company's auditors have issued a going concern opinion.

On August 13, 1997, the Company converted all of the approximate $1,800,000 of principal amount under outstanding convertible debentures into an aggregate of 505,649 shares of common stock. The aforementioned conversion was based upon a ratio of 295 shares of common stock per each $1,000 principal amount of convertible debenture. The conversion resulted in a one time, non-recurring, interest expense charge to the Company in the amount of $194,228 (based on an imputed value of $4.00 per share of common stock).

On August 13, 1997, the Company paid off the DYDX Loan in full, which, with principal and interest, totaled $773,000.

As of December 31, 1996, the Company had a term loan outstanding in the principal amount of $150,000, with First Security Bank of Nevada ("First Security"), which accrued interest at a rate of 11.5% per annum. On October 10, 1997, the Company paid off this term loan, in full, which, including all outstanding principal and accrued interest, was $19,091.

Working Capital Line

In May 1997, First Security issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (10% per year as of the facility's inception) and are due on demand. John W. Stuart has personally guaranteed the line of credit.

On March 28, 1998, First Security agreed to increase the line of credit from $250,000 to $1,000,000 and the expiration date was extended to March 25, 1999. As of December 31, 1998, the Company had drawn $1,000,000 on the line of credit. As of March 31, 1999, the Company had failed to pay off any part of the line of credit and, is in default under its terms. The Company is continuing to negotiate with First Security to either extend the line of credit or convert it into a term loan facility. As of April 15, 1999 the Company has not received a notice of default. (See "Liquidity and Capital Resources- General".)

Capital Equipment  Financing  Commitment

On September 29, 1997, First Security Leasing Company, a Utah corporation, approved the Company for a $1,000,000 lease line. Advances under the line of credit incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713, commencing in April, 1998, April 1998 and May, 1998, respectively, and terminating on October, 2001, September, 2001 and November, 2001. All these leases have a cross-default provision with the Working Capital Line. Mortgage Financing Commitment

On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation ("ICCMIC") signed an agreement with the Company to fund up to $20,000,000 of mortgage financing. On the same date, the Company used $12,500,000 of said facility to fund the cash portion of the Gedco Acquisition and related fees. The Company subsequently used $1,100,000 on June 30, 1998 to fund the cash portion of the Fox Acquisition and $550,00 on October 7, 1998 to help the Company with its working capital needs. In addition concurrent with the ICCMIC financing, Mark Karlan, the President of ICCMIC, was elected to the Company's Board of Directors, filling a vacancy created by the resignation of Kenneth Berg. The Company has made its January, February and March 1999 payments after the due date for such payments. As a result of such delinquencies, the Company has incurred late charges and default interest, which the Company has not paid, is in default under the ICCMIC facility and is unable to make additional borrowings under such facility. Since the Company is in default, all debt has been classified as current. As of April 14, 1999, the Company had not made its payment to ICCMIC due April 1, 1999. Therefore, the debt was classified as current as of December 31, 1998 and the Company's auditors have issued a going concern opinion.The Company is currently negotiating with ICCMIC to extend some of the repayment terms under such facility and to waive or amend certain other defaults under the facility, including a breach of certain debt service coverage ratios warranted by the Company.

Impact of Inflation

The Company believes that inflation has not had a material impact on its operations. However, substantial increases in material costs could adversely affect the operations of the Company for future periods.

Year 2000

The Company believes that its accounting and financial reporting systems are in full compliance. The Company has invested in the latest hardware and software and has implemented standards that require Year 2000 compliance from all vendors. The Company anticipates no problems in maintaining this compliance in the future.

However, we are still continuing to assess Year 2000 preparedness, the Company is actively coordinating with vendors, creditors and financial organizations to prepare for possible repercussions of non-compliance. The Company is also undertaking exhaustive surveys in each of our geographic locations to further determine preparedness. The Company has hired Business Communications, Inc. ("BCI") to visit each site and physically re-certify that each machine, microprocessor and software program in use is compliant. The Company has allocated $50,000 to complete its certification program and anticipates completion by June 30, 1999.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Account Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. The Company adopted SFAS No. 129 as of January 1, 1998 and had no effect on its financial position or results of operations.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 as of January 1, 1998 and it had no effect on its financial position or results of operations.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company adopted SFAS No. 131 on January 1, 1998 and it had no effect on its financial position or results of operations; however, disclosures on certain of these items were expanded.

Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," ("SOP 98-5") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The Company does not expect the adoption of SOP 98-5 to have a material impact, if any, on its financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material impact, if any, on its results of operations, financial position or cash flows.

Subsequent Events

Notes Payable to Principal Stockholder

On March 4, 1999, the Board of Directors authorized a loan in the principal amount of $100,000 from John W. Stuart the Company's Chairman, Chief Executive Officer and Principal Stockholder (the "Stuart Loan"). The Stuart Loan is evidenced by a one year promissory note bearing an interest rate of twelve percent (12%) per annum, due on March 3, 2000. In consideration for the Stuart Loan, the Board of Directors approved the issuance of warrants to purchase 100,000 shares of the Company's common stock at a price of $1.00 per share, the market price on the closing date of the Stuart Loan. Additionally, the Company agreed to pay legal fees incurred by Mr. Stuart in connection with this transaction.

On April 5, 1999, Mr. Stuart agreed to extend a bridge loan in an aggregate principal amount not to exceed $500,000 to the Company. As of April 15, 1999, the Company had reported $200,000 of the funds available at a rate of twelve percent (12%) interest per annum. Outstanding unpaid principal and interest are due April 4, 2000. The Company paid an origination fee of five percent (5%) of the principal amount of the loan.

Notes Receivable from Chief Financial Officer

On April 13, 1998, the Company loaned $63,213 to Kiran Sidhu, the Company's Senior Vice President and Chief Financial Officer, to assist Mr. Sidhu with satisfying personal income taxes incurred as a result of the issuance of 40,532 shares of the Company's Common Stock in accordance with the terms of Mr. Sidhu's employment agreement with the Company (the "Sidhu Note"). The Sidhu Note, which recently matured on April 12, 1999, is secured by Mr. Sidhu's 40,532 shares of the Company's Common Stock. Mr. Sidhu has recently requested that the Company extend the maturity date of the Sidhu Note through to December 31, 1999, due primarily to the fact that he does not have the money to repay the Sidhu Note, coupled with the fact that the Common Stock which secures the repayment of the Sidhu Note is not enough to satisfy the outstanding debt since the Common Stock has declined in value from $5.00 per share when issued, to approximately $1.00 per share as of the maturity date.

Re-Purchase of Common Stock and Resale Interactive Events, Inc.

On February 23, 1999, the Company entered into a Common Stock Purchase Agreement (the "Agreement") with Richard S. Kanfer, the Company's former Vice President of Sales ("Kanfer"), pursuant to which the parties agreed to re-convey the November 1996 acquisition by the Company of Interactive Events, Inc., a Georgia corporation ("Interactive Events") owned by Kanfer. The Company agreed under the Agreement all of the assets of Interactive Events, Inc. to Kanfer, in consideration for the reconveyance by Kanfer of 30,304 shares of the Company's Common Stock valued at $___ per share, a non-plan option to purchase 15,000 shares of the Company's Common Stock and incentive stock options to purchase 19,835 shares of the Company's Common Stock at a price of $____ per share. In addition, the parties agreed to release one another from any liability arising out of the November 1996 acquisition of Interactive Events, Inc. by the Company and any claim relating to Kanfer's subsequent employment with the Company. The Company and Kanfer also entered into an exclusive right of representation agreement in February 1999, pursuant to which the Company granted to Kanfer the right to represent its' Legends production in designated areas in conversion of a portion of the gross proceeds generated thereby.

Common Stock Purchase Agreement with Whale Securities Co., LP

On or about January 28, 1999, the Company entered into a Stock Purchase Agreement with its' underwriter, Whale Securities Co., LP ("Whale"), pursuant to which the Company agreed to sell 150,000 shares of its' Common Stock to certain of Whale's customers for an aggregate purchase price of $100,000 on a best efforts basis.

                  On Stage Entertainment, Inc. and Subsidiaries

                             -----------------------

               Report on Audited Consolidated Financial Statements


                 For the Years Ended December 31, 1997 and 1998

                            -----------------------

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                                TABLE OF CONTENTS

                                   Page Number

List of Financial Statements..................................      F-2

Report of Independent Certified Public Accountants............      F-3

Consolidated Financial Statements
     Balance Sheets...........................................      F-4
     Statements of Operations.................................      F-5
     Statements of Stockholders' Equity (Deficit).............      F-5
     Statements of Cash Flows.................................      F-8
     Summary of Accounting Policies...........................      F-11
     Notes to Financial Statements............................      F-17

                          ON STAGE ENTERTAINMENT, INC.

                          List of Financial Statements


The following financial statements of On Stage Entertainment, Inc. (the "Company") and the report of the Company's Independent auditors thereon, included in the 1998 Annual Report to Stockholders, are incorporated by reference in Item 7:

Report of BDO Seidman, LLP Independent Certified Public Accountants

Balance sheet at December 31, 1998 and 1997

Statements of Operations for the years ended December 31 1998 and 1997

Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1998 and 1997

Statements of cash Flow for the years ended December 31, 1998 and 1997

Notes to Financial Statements

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders of
On Stage Entertainment, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of On Stage Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. and Subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring operating losses, and at December 31, 1998, has a working capital deficiency of $16,791,483 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                 /s/ BDO SEIDMAN, LLP

Los Angeles, California
April 5, 1999

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                              Years ended December 31,
                                         ----------------------------------
                                                1997             1998
                                         ---------------    ---------------
Assets
Current assets
   Cash and cash equivalents...........   $   2,323,559      $   1,009,768
   Accounts receivable, net ...........         455,340          1,264,526
   Inventory...........................         118,700            243,413
   Deposits............................         342,096            125,784
   Prepaid and other assets............         271,338            594,777
   Notes receivable from
     officers (Note 7).................         136,194             77,330
                                         --------------       -------------
Total current assets...................       3,647,227          3,315,598
                                         --------------       -------------
Property, equipment and leasehold
   improvements (Notes 1 and 3)........       5,008,835         24,130,663
Less:  Accumulated depreciation
   and amortization....................      (2,553,347)        (4,396,229)
                                         --------------      -------------
Property, equipment and leasehold
   improvements, net...................       2,455,488         19,734,434
                                         --------------       -------------
Cost in excess of net assets acquired,
   net of accumulated amortization of
   $7,370 at December 31, 1997 (Note 4)        116,415                  -
Direct acquisition costs (Note 11).....        258,133                  -
Deferred financing costs, net of
   amortization of $80,813(Note 11)....              -           1,039,187
                                         --------------        ------------
                                          $  6,447,263         $24,089,219
                                         ==============        ============

   Liabilities and Stockholders' Equity

Current liabilities
  Working capital line (Note 3).......   $          -         $    999,679
  Accounts payable and accrued expenses        880,286           2,533,232
  Accrued payroll and other liabilities        698,499           1,891,924
   Current maturities of long-term
   debt (Note 3)......................         271,918          14,682,246
                                         --------------        -----------
Total current liabilities.............       1,850,703          20,107,081
                                         --------------        -----------
Long-term debt, less current
  maturities (Note 3).................         550,332             786,468
                                         --------------        -----------

Total liabilities.....................       2,401,035          20,893,549
                                         --------------        -----------

Commitments and contingencies (Note 4)
Stockholders' equity (deficit) (Notes 3
  and 5)
  Preferred stock, par value $1 per share,
  1,000,000 shares authorized; none
  issued and outstanding...............              -                   -
  Common stock; par value $0.01
  per share; authorized 25,000,000
  shares 6,595,500 and 7,452,350 shares
  issued and outstanding...............         65,955              74,523
   Additional paid-in capital..........      7,340,013          11,254,587
   Accumulated other comprehensive
    income
    Currency exchange adjustment.......              -              67,289
   Accumulated deficit.................     (3,329,740 )        (8,200,729)
                                          --------------       -----------
Total stockholders' equity.............      4,076,228           3,195,670
                                          --------------       -----------
                                          $  6,477,263         $24,089,219
                                          ==============       ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Years Ended December 31,
                                            ---------------------------------
                                                  1997              1998
                                            ---------------    --------------
Net revenues.............................   $   15,726,074    $   27,847,476
Direct production costs..................       11,413,524        22,228,524
                                            ---------------    --------------
Gross profit.............................        4,312,550         5,618,952
                                            ---------------    --------------
Operating expenses
 Selling, general and administrative.....        4,946,135         6,276,325
 Depreciation and amortization...........          982,180         1,806,526
 Impairment loss (Note 12)...............                -           409,117
 Expenses at discontinued location
 (Note 8)................................          489,285           443,096
                                            ---------------    --------------
Total operating expenses.................        6,417,600         8,935,064
                                            ---------------    --------------
Operating loss...........................       (2,105,050)       (3,316,112)

Interest expense, net (See Note 9)......           834,333         1,554,877
                                            ---------------    --------------
Loss before income taxes.................       (2,939,383)       (4,870,989)

Income taxes (Note 10)...................            6,673                -
                                            ---------------    --------------
Net loss.................................   $   (2,946,056)    $  (4,870,989)
                                            ---------------    --------------
Basic loss per share.....................   $        (0.55)    $       (0.68)
                                            ---------------    --------------
Diluted loss per share...................   $        (0.55)    $       (0.68)
                                            ---------------    --------------
Basic average number of common
 shares outstanding......................        5,365,851         7,191,276
                                            ---------------    --------------
Diluted average number of common
 shares outstanding......................        5,365,851         7,191,276
                                            ---------------    --------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS STOCKHOLDER'S EQUITY (DEFICIT)

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive
                               Shares         Amount       Capital      Income
                              ----------   -----------   -----------  ----------
Balance, December 31, 1996.. $ 4,002,044   $   40,020      121,024    $       -
Issuance of common stock
 in connection with the
 bridge financing (Note 3)..     195,500        1,956      364,344            -
Issuance of common stock
 to officer (Note 4)........      40,532          405      161,724            -
Warrant exchange (Note 5)...     440,755        4,408       (4,408)           -
Issuance of common stock
 in connection with
 Interactive Events
 acquisition (Note 5)........     11,020          110       60,500            -
Issuance of common stock
 in connection with the
 initial public offering
 (Note 5)....................  1,400,000       14,000    4,841,975            -
Issuance of common stock
 in connection with the
 Debentures conversion
 (Note 3)....................    505,649        5,056    1,794,854            -
Net loss for the year........          -            -            -            -
--------------------------------------------------------------------------------
Balance, December 31, 1997...  6,595,500       65,955    7,340,013            -

Issuance of common stock in
 connection with Gedco
 acquisition (Note 11).......    595,238        5,952   2,494,048             -
Issuance of common stock
 in connection with Fox
 Family acquisition (Note 11).   206,612        2,066     721,076             -
Issuance of common stock
 in connection with
 private placement (Note 5)..     55,000          550      54,450             -
Issuance of warrants in
 connection with financing
 (Note 11)...................          -            -     645,000             -
Comprehensive loss:
 Net loss for the year.......          -            -           -             -
 Currency exchange adjustment          -            -           -        67,289
                                ----------   ----------  ---------    ----------
Comprehensive loss...........          -            -           -             -
                                ----------   ----------  ---------    ----------
Balance, December 31, 1998...  $7,452,350   $  74,523  $11,254,587    $  67,289
                               ===========   ==========  ==========   ==========

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (continued)

                              Accumulated     Comprehensive
                                Deficit           Loss           Total
                              -----------      -----------     -----------
Balance, December 31, 1996.. $  (383,684)     $         -      $ (222,640)
Issuance of common stock
 in connection with the
 bridge financing (Note 3)..           -                -         366,300
Issuance of common stock
 to officer (Note 4)........           -                -         162,129
Warrant exchange (Note 5)...           -                -               -
Issuance of common stock
 in connection with
 Interactive Events
 acquisition (Note 5)........          -                -          60,610
Issuance of common stock
 in connection with the
 initial public offering
 (Note 5)....................          -                -       4,855,975
Issuance of common stock
 in connection with the
 Debentures conversion
 (Note 3)....................          -                -       1,799,910
Net loss for the year........ (2,946,056)      (2,946,056)     (2,946,056)

Balance, December 31, 1997... (3,329,740)      (2,946,056)      4,076,228

Issuance of common stock in
 connection with Gedco
 acquisition (Note 12).......          -                -       2,500,000
Issuance of common stock
 in connection with Fox
 Kids acquisition (Note 12)..          -                -         723,142
Issuance of common stock
 in connection with
 private placement (Note 5)..          -                -          55,000
Issuance of warrants in
 connection with financing
 (Note 12)...................          -                -         645,000
Comprehensive loss:
 Net loss for the year.......  (4,870,989)     (4,870,989)     (4,870,989)
Currency exchange adjustment.          -           67,289          67,289
                                ----------      ----------      ---------
Comprehensive loss...........  (4,870,989)    $(4,803,700)       (880,558)
                                ----------      ----------      ---------
Balance, December 31, 1998...  $8,200,729     $(7,749,756)     $3,195,670
                                ==========      ==========      =========


See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                Years ended December 31,
                                          ---------------------------------
                                               1997              1998
                                          --------------     --------------

Cash flows from operating activities
   Net loss ............................. $  (2,946,056)      $  (4,870,989)
   Adjustments to reconcile net
     loss to net cash used in operating
     activities:
   Depreciation and amortization.........       676,306           1,085,766
   Write off of cost in excess of
   net assets acquired...................             -             102,131
   Write off of deferred financing costs.             -             275,000
   Impairment loss.......................             -             852,213
   Interest paid in common stock.........       194,228                   -
   Loss on disposal of property
    and equipment........................       (10,834)                  -
   Issuance of common stock to officer...       162,129                   -
   Non-cash interest.....................       366,300                   -
   Reverse litigation accrual............       (25,000)                  -
   Forgiveness of note receivable
    from stockholder.....................       221,521                   -
 Increase (decrease) from changes in
 operating assets and liabilities:
   Accounts receivable...................        46,723            (809,187)
   Inventory.............................       (50,847)             (4,629)
   Deposits..............................      (110,495)            216,312
   Pre-opening costs.....................       129,180                   -
   Prepaid and other assets..............       (35,043)           (165,923)
   Accounts payable and accrued expenses.       281,243             591,900
   Accrued payroll and other liabilities.        76,513           1,193,426
   Litigation settlement accrual.........       (75,000)                  -
                                            ------------        ------------
Total adjustments........................     1,846,924           3,337,004
                                            ------------        ------------
Net cash used in operating activities....    (1,099,132)         (1,533,980)
                                            ------------        ------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents
                                  (continued)

                                                Years ended December 31,
                                          ---------------------------------
                                               1997              1998
                                          --------------     --------------
Cash flows from investing activities
 Advances on notes receivable
 from officers...........................      (357,715)            (69,024)
 Pay down on note receivable from
 officers................................             -             127,888
 Capital expenditures....................      (625,612)           (947,165)
 Payment for acquisitions, net of
 cash acquired...........................             -         (14,602,005)
 Direct acquisition costs................      (258,133)            942,063
                                            ------------        ------------
Net cash used in investing activities....    (1,241,460)        (14,548,243)
                                            ------------        ------------
Cash flows from financing activities:
 Borrowing under working capital line....             -           1,000,000
 Proceeds from long-term borrowing.......             -          13,860,007
 Repayment on long-term borrowing........    (1,140,376)           (213,864)
 Proceeds from bridge notes..............       875,000                   -
 Payments of bridge notes................      (875,000)                  -
 Net proceeds from sale of common
 stock and warrants......................     4,855,975              55,000
 Offering costs..........................       657,801                   -
                                            ------------         -----------
Net cash provided by financing activities     4,373,400          14,701,143
                                            ------------         -----------
Effect of exchange rate charges on cash
 and cash equivalents....................  $         -          $    67,289
Net increase (decrease) in cash
and cash equivalents.....................     2,032,808          (1,313,791)
Cash and cash equivalents at
beginning of year........................       290,751           2,323,559
                                            ------------         -----------
Cash and cash equivalents at end of year.  $  2,323,559         $ 1,009,768
                                            ------------         -----------

Supplemental Disclosure of Cash
Flow Information
   Cash paid during the year for:
   Interest..............................  $    278,059         $ 1,551,574
   Taxes.................................  $      6,673         $    44,111
                                           =============         ===========


See accompanying summary of accounting policies and notes to consolidated financial statements.

Supplemental Schedule of Non-Cash Investing and Financing Activities

During 1997 and 1998, $712,405 and $1,000,000 of leased assets and obligations were capitalized, respectively.

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

During 1997, the Company issued 11,020 shares of common stock in connection with the Interactive Events acquisition.

During 1998, in connection with mortgage financing related to the Gedco Acquisition, the Company issued 575,000 warrants to purchase the Company's Common Stock to the lender and an affiliate of the lender, which were originally valued at $500,000 and accounted for as an original issue discount. Of the 575,000 warrants originally issued, 325,000 were subsequently repriced (see Note
3) and were valued at $145,000 and accounted for as an original issue discount. The Company wrote off the remaining unamortized value of the 325,000 warrants of $275,000.

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

PRINCIPLES OF CONSOLIDATION

The financial statements include the amounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation (the "Company" or "OSE") and its subsidiaries, Legends in Concert, Inc., a Nevada corporation ("LIC"); On Stage Marketing, Inc., a Nevada corporation ("Marketing"); On Stage Theaters, Inc., a Nevada corporation ("Theaters"); Wild Bill's California, Inc., a Nevada corporation ("Wild Bills"); Fort Liberty, Inc., a Nevada corporation ("Ft. Liberty"); Blazing Pianos, Inc., a Nevada corporation ("Blazing"); King Henry's Inc., a Nevada corporation ("King Henry"s"); On Stage Merchandise, Inc., a Nevada corporation ("Merchandise"); On Stage Events, Inc., a Nevada corporation ("Events"); On Stage Casino Entertainment, Inc. a Nevada corporation ("Casino"); On Stage Productions, Inc., a Nevada corporation ("Productions"); On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation ("North Myrtle"); On Stage Theaters Surfside Beach, Inc., a Nevada corporation ("Surfside"); and Interactive Events, Inc., a Georgia corporation (collectively, the "Subsidiaries"). All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to collectively and individually as the "Company."

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

                                                           Years
                                                    --------------------
     Buildings....................................          20
     Stage equipment..............................          5-7
     Scenery and wardrobe.........................          5-7
     Furniture and fixtures.......................          5-7
     Vehicles.....................................          3
     Leasehold improvements.......................          10

IMPAIRMENT OF LONG-LIVED ASSETS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") which is effective for financial statements for fiscal years beginning after December 15, 1995. This standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted this accounting standard on January 1, 1996 and is applying the concepts to intangibles and productive assets periodically (see Notes 12).

STOCK BASED COMPENSATION

Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, and comply with pro forma disclosure requirements." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

LOSS PER SHARE

Statement of Financial Accounting Standard No. 128 provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. SFAS 128 is effective for fiscal years and interim periods after December 15, 1997. The Company has adopted this pronouncement during the fiscal year ended December 31, 1997.

For the years ended December 31, 1998 and 1997, potential diluted securities representing 896,344 and 720,938 outstanding options and 2,724,917 and 2,077,000 outstanding warrants are not included since their effect would be anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements", ("SFAS No. 107") issued by the FASB became effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

The  carrying  amounts  of  financial   instruments   including  cash,  accounts
receivable,   current  maturities  of  long-term  debt,  and  accounts  payable, approximate fair value because of their short maturity.

The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1998.

The Company has notes receivable from officers of the Company. Due to the related-party nature of these receivables the fair value cannot be determined.

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

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company's foreign affiliates are translated at current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are reported as a component of other comprehensive income in stockholders' equity.

CONCENTRATION OF CREDIT RISK

The Company places its cash and temporary cash investments with banking institutions. At December 31, 1997 and 1998, the Company had $2,600,788 and $252,910 on deposit at one bank. Account balances at an individual bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 as of January 1, 1998 and it had no effect on its financial position or results of operations.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company adopted SFAS No. 131 on January 1, 1998 and it had no effect on its financial position or results of operations; however, disclosures on certain of these items was expanded.

Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," ("SOP 98-5") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The Company does not expect the adoption of SOP 98-5 to have a material impact, if any, on its financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material impact, if any, on its results of operations, financial position or cash flows.

RECLASSIFICATIONS

Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements consist of the following:

                                                        December 31,
                                              ------------------------------
                                                  1997             1998
                                              -------------    -------------
     Land...................................  $         -      $ 11,329,376
     Buildings..............................            -         4,389,287
     Stage equipment........................    2,267,456         3,743,769
     Scenery and wardrobe...................    1,047,750         1,286,957
     Furniture and fixtures.................    1,002,674         1,134,555
     Vehicles...............................       12,757            12,757
     Leasehold improvements.................      678,198         2,233,962
                                              -------------    -------------
                                                5,008,835        24,130,663
     Less accumulated depreciation
      and amortization......................   (2,553,347)       (4,396,229)
                                              -------------    -------------

Total property, equipment and leasehold
 improvements, net..........................  $ 2,455,488      $ 19,734,434
                                              ============      ============

The cost of assets held under capital leases was $1,008,432 and $2,008,432 at December 31, 1997 and 1998, respectively.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and has a working capital deficit of $16,791,000 that impairs its ability to obtain additional financing and is in default on its long term debt. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements include any adjustments that might result from the outcome of those uncertainities.

The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditinoal bank financing. The Company anticipates, based on its proposed plans and assumptions relating ot its operations that the Company's current cash, cash equivalent balances, anticpated revenues from operations are insufficient to fund the Company's ongoing operations.

The Company intends to manage short-term liquidity concerns through the renegotiations of its expired working capital line, capital leases and mortgage facilities. The Company has either closed down or restructed any business units that are not generating positive cash flow. In addition, the Company has lowered selling, general and administrative costs as a percent of net revenues from 32% in 1997 to 22% in 1998 and continues to downsize and restructure its selling, general and administrative functions.

In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

NOTE 3 - WORKING CAPITAL LINE, NOTES PAYABLE AND LONG-TERM DEBT

WORKING CAPITAL LINE

In May 1997, First Security Bank of Nevada ("First Security") issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (9.25% at December 31, 1998). On September 28, 1998, First Security increased the line of credit from $250,000 to $1,000,000 and extended the expiration date of the line to March 25, 1999. As of December 31, 1998, the Company had drawn $1,000,000 on the line of credit and the balance outstanding at December 31, 1998 is $999,679. The CEO has personally guaranteed the line of credit.

Long-term debt consists of the following:
                                                        December 31,
                                               --------------------------------
                                                   1997                1998
                                               -------------     --------------
ICCMIC Mortgage Loan (a)..................     $        -        $  14,150,000

Capital  lease  obligations  with  interest  ranging  from  9.7% to 30.7% due in monthly installments ranging from $265 to $18,202, including interest various maturities dates through November 2001, secured by office communication
 equipment, and production equipment......          822,250          1,318,714
                                               --------------     --------------
Total long-term debt......................          822,250         15,468,714
Less current maturities...................          271,918         14,682,246
                                               --------------     --------------
                                               $    550,332       $    786,468
                                               ==============     ==============

As of December 31, 1998 the future minimum principal debt payments and lease payments under capital leases are as follows:

   Year ending                                ICCMIC               Capital
   December 31,                                Loan                Leases
 -----------------                        --------------        ---------------

     1999...............................  $  14,150,000          $    638,227
     2000...............................             -                597,541
     2001...............................             -                250,751
                                          --------------        ---------------
                                          $ 14,150,000
                                          ==============
 Total..................................                            1,486,519
                                                                ===============
 Less: Amounts representing
  interest costs........................                              167,805
                                                                ---------------
 Net present values.....................                            1,318,714

 Less:  Capital lease obligations
   included in short-term debt..........                              532,246
                                                                ---------------

 Long-term capital lease obligations....                         $    786,468
                                                                ===============

(a) The Company funded the cash portion of the Gedco Acquisition purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp ("ICCMIC")(see Note 11). This note is due March 13, 2029 paid monthly at an interest rate of 9.75%. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into shares of Common Stock at an exercise price of $4.44. These warrants were valued at $500,000 and accounted for as an original issue discount. Additionally, the Company funded the cash portion of the "Fox Acquisition" (see Note 11) with $1,000,000 of mortgage financing from "ICCMIC." The note is due June 30, 2029 paid monthly at a rate of 10.28%.

On October 7, 1998, ICCMIC loaned the Company an additional $550,000, secured by a first deed of trust on the Company's Legends in Concert Theater in Surfside Beach, South Carolina. In connection with this additional financing, the Company modified the Common Stock purchase warrant that the Company issued to ICCMIC on March 13, 1998 (and the corresponding warrant agreement) by reducing the exercise price of ICCMIC's 325,000 warrants to purchase shares of the Company's Common Stock from $4.44 per share to $1.25 per share. The re-priced warrants were valued at $145,000 and accounted for as an original issue discount. The Company wrote off the remaining unamortized original value of the 325,000 warrants of $275,000.

Default

During 1995, the Company conducted a private placement of debentures originally due on August 31, 1997, (the "Original Debentures") with aggregate proceeds of $1,989,064 (the "1995 Private Placement"). In order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding Debenture Units for Debentures due January 4, 1999, or (b) to repurchase the Debenture Units upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the Debenture Units (the "Exchange or Repurchase Offer"). In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their Debenture Units in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. On August 13, 1997, the Company converted the entire $1,714,064 principal amount of Debentures into an aggregate of 505,649 shares of Common Stock. The aforementioned conversion was based upon a ratio of 295 shares of

Common Stock per each $1,000 principal amount of Debentures. The conversion resulted in a one time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $ 4.00 per share of Common Stock).

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

Bridge Financing

On March 26, 1997, Company completed a Bridge Financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants through the Company's underwriter, Whale Securities Co., L.P. (the "Placement Agent"). The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $875,000. The common stock was assigned a value of $444,000 less expenses of $77,700 resulting in a credit to equity of $366,300. As no consideration was paid for the common stock, this amount is considered an original issue discount and interest expense over the term of the related notes payable. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest, $1,036,746, owed by the Company under the Bridge Notes.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various offices, condominiums, warehouses and theaters under operating leases ranging in monthly payments from $1,026 to $5,000. Rent and lease expense included in cost of revenues for the years ended December 31, 1997 and 1998 was $595,425 and $1,301,771, respectively. Rent and lease expense included in selling, general and administrative expense for the years ended December 31, 1997 and 1998 was $252,905and $323,048, respectively.

The total minimum rental commitment at December 31, 1998 is as follows:

 Year ending
 December 31,                                               Amount
 --------------------                                    --------------
     1999..............................................  $   1,223,346
     2000..............................................      1,166,987
     2001..............................................      1,048,471
     2002..............................................      1,017,408
     2003..............................................        547,421
     Thereafter........................................      4,496,638
                                                         --------------
                                                         $   9,500,271
                                                         ==============
Employment Contracts

On February 1, 1997, the Company entered into an employment agreement with the principal stockholder to employ him as its Chairman of the Board and Chief
Executive Officer until May 31, 2000. In accordance with this employment agreement, the principal stockholder will receive an annual salary of $250,000. and may be entitled to receive an annual 10% increase of his base salary amount. The Company has the right to terminate the principal stockholder's employment at any time without cause, provided that the Company pays the principal stockholder a lump sum payment equal to one year's base salary, car allowance and insurance allowance. Also in February 1997, the Company amended the employment agreements with the CFO and the President which, among other things, extended their current employment agreements through May 31, 2000. In connection with each of their respective employment agreements, the CEO, President and CFO also entered into confidentiality and non-competition agreements with the Company.

The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through May, 2000. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms.

Aggregate commitments related to employment contracts are as follows:

 Year ending
 December 31,                                           Amount
 --------------------                                -------------

     1999............................................$   668,940
     2000............................................    320,270
     2001............................................     47,482
                                                     -------------
                                                     $ 1,036,692
                                                     =============

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

                                                        Minimum
 Year ending                                            Pre-Tax
 December 31,                                           Earnings
 --------------------                               --------------

     1998...........................................$  5,000,000
     1999...........................................   8,700,000
     2000...........................................   8,900,000
                                                    --------------
                                                    $ 22,600,000
                                                    ==============
Legal Proceedings

The Company is a party to various legal proceeding in the ordinary course of its business. The Company believes that the nature of the proceedings are typical for a company of its size and scope in the entertainment industry, and that none of these proceedings are material to its financial position, results of operations and changes in cash flows.

NOTE 5 - STOCKHOLDER'S EQUITY

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

DY/DX Corp. Common Stock Purchase Agreement

On October 2, 1998, the Company entered into a stock purchase agreement with DY/DX Corp., an Illinois corporation, to sell up to 500,000 shares of the Company's common stock at an aggregate purchase price of $500,000. As of December 31, 1998, DY/DX Corp. had purchased 55,000 shares of the Company's common stock pursuant to this agreement.

Warrants Converted to Common Stock

In connection  with the closing of the DYDX Loan and subsequent  extensions (see
Note 3), the lender was issued warrants to purchase 550,974 shares of the Company's common stock in February 1996 at an original exercise price per share equal to the initial public offering price of the Company's common stock (the "DYDX Warrant"). In connection with the Third Extension of the DYDX Loan, the Company split the DYDX Warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share, which approximates fair market value at the date of the reduction.

On March 17, 1997, the Company exchanged all of its outstanding warrants for shares of its common stock (the "Warrant Exchange Shares") on a cashless basis (the "Warrant Exchange"). The number of Warrant Exchange Shares issued to each warrant holder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants, based on the number and price of the warrants prior to the Reverse Split. As a result of the Warrant Exchange, all of the Company's currently outstanding warrants were canceled and exchanged for a total of 799,956 Warrant Exchange Shares on a pre-Reverse Split basis, which amount was reduced to 440,755 shares in connection with the Reverse Split. The Warrant Exchange had no effect upon the Company's earnings.

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

Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both: (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and
(ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) non-employee directors, and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

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

In March 1996, the Company hired a new President and Chief Operating Officer (the "President"). As part of the new President's employment agreement, the Company granted him options to purchase 311,300 shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which was the fair value at the date of grant.

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

In February 1997, the CFO entered into an amended employment agreement under which he was granted 85,000 additional stock options (see Note 4).

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

In June 1998, the Company increased its number of shares of common stock reserved for issuance pursuant to the exercise of options under the option Plan from 765,000 to 1,400,000 options.

The option and warrant activity during the years ended December 31, 1997 and 1998 is as follows:

                                                                     Weighted
                                                Number of             Average
                                                 Options              Exercise
                                               and Warrants            Price
                                              --------------       -------------

 Outstanding at December 31, 1996............  $    456,453         $     4.31
 Cancelled...................................        (8,000)             (5.00)
 Granted.....................................     2,790,240               5.63
 Exercised...................................      (440,755)              (5.00)
                                              --------------       -------------
Options and warrants outstanding
  at December 31, 1997.......................     2,797,938               5.52
Granted......................................     1,399,511               2.33
Canceled.....................................      (576,188)             (4.31)
                                              --------------       -------------

Options and warrants outstanding
  at December 31, 1998.......................  $  3,621,261         $     3.90
                                              --------------       -------------

Options and warrants exercisable
  at December 31, 1998.......................  $  3,480,845         $     4.06
                                              --------------       -------------

Information relating to stock options and warrants at December 31, 1998 summarized by exercise price are as follows:

                          Outstanding                         Exercisable
Exercise                Weighed Average                     Weighed Average
 Price      ----------------------------------------   -----------------------
 Share       Shares     Life (Year)   Exercise Price    Shares   Exercise Price
----------  --------    -----------   --------------   --------  --------------
 $1.25      325,000        4.3            $1.25         325,000      $1.25
 $1.50      664,094        9.7            $1.50         664,094      $1.50
 $4.38       75,000        9.5            $4.38               -      $4.38
 $4.44      250,000        4.3            $4.44         250,000      $4.44
 $5.00      230,167        8.8            $5.00         164,751      $5.00
 $5.50    1,822,500        3.5            $5.50       1,822,500      $5.50
 $8.25      114,500        3.5            $8.25         114,500      $8.25
 $9.08      140,000        3.5            $9.08         140,000      $9.08
           ---------    ----------   --------------   ----------  --------------
          3,621,261        5.2            $3.90       3,480,845      $4.06
          ==========    ==========   ==============   ==========  ==============

All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1997 and 1998 would have been reduced to the pro forma amounts presented below:

                                                   1997              1998
                                             ---------------    ---------------

  Net loss
    As reported............................. $ (2,946,056)      $ (4,870,989)
    Pro forma............................... $ (3,335,419)        (5,374,773)

  Basic and diluted loss per share
    As reported............................. $      (0.55)             (0.68)
    Pro forma............................... $      (0.62)             (0.75)

The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for in 1997, expected life of 10 years: expected volatility of 38.06%, risk-free interest rates of 6.0%, and a 0% dividend yield. The fair value was calculated in 1998 using the following assumptions: expected life of 10 years, expected volatility of 17.59%, risk-free interest rates of 6%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1997 and 1998 approximated $1.71 and $0.87 per option, respectively.

Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB No. 123 been applicable to all years of previous option grants.

NOTE 6 - SIGNIFICANT VENUES AND CONCENTRATION OF CREDIT RISK

Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

                                               Years ended December 31,
                                           -------------------------------
                                              1997                1998
                                           ------------        -----------

     Venue A..............................      25 %               12 %
     Venue B..............................      28                 15
     Venue C..............................      10                  6
     Venue D..............................       -                 11
                                           ------------        -----------
                                           $    63 %           $   44 %
                                           ============        ===========

NOTE 7 - NOTES RECEIVABLE FROM OFFICERS

On October 23, 1997 and November 17, 1997, the Company obtained the written consent of the Underwriter to advance the CEO the amounts totaling $100,000 (the "Advances"), which advances bear interest at a rate of 10% per annum, mature December 31, 1998 and are evidenced by promissory notes executed by the CEO in favor of the Company.

At December 31, 1997, the notes receivable balance was $136,194 including accrued interest income of $1,041. The difference ($35,153) between the December 31, 1997 ending balance ($136,194) and the note receivable were personal charges ($17,007) to the corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid the $35,153 to the Company. The Company has agreed with the Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter. As of December 31, 1998, the amount due from the Chief Executive Officer was $8,306.

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

During 1998, the Company advanced $63,213 to an officer of the Company. This advance is payable April 12, 1999 and bears interest at 8%. For the year ended December 31, 1998, $3,803 of interest was accrued and added to the balance of the advance. The note is secured by the officer's 40,532 shares of common stock. In April 1999, the Company extended the maturity date of the note to December 31, 1999.

NOTE 8 - EXPENSES AT DISCONTINUED LOCATION

The Company decided to close its Legends production in Daytona Beach on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. Additionally, in 1998 the Company wrote-off $443,096 in net assets. The Company has plans to transfer all the remaining furniture and equipment at the Daytona Beach facility to other locations which have performances in 1999.

NOTE 9 - INTEREST EXPENSE

As more fully discussed in Note 3, the conversion of the Debentures resulted in a one time, non-recurring, interest expense charge of $194,228 and the Bridge Financing resulted $366,000 original issue discount and interest expense during 1997.

NOTE 10 - INCOME TAXES

Income taxes in the statement of operations consists of the following:

                                                1997            1998
                                           -------------   -------------

   Current
      Federal..............................$          -    $
      State................................       6,673
                                           -------------   --------------
                                           $      6,673    $
                                           =============   ==============

Deferred taxes are as follows:

                                               Years ended December 31,
                                           ------------------------------
                                                 1997           1998
                                           -------------   --------------
    Deferred tax assets
      Litigation accrual.................. $     21,080    $     74,480
      Allowance for doubtful accounts.....            -          94,872
      Impairment loss.....................            -         155,464
      Start-up costs......................            -         222,938
      Net operating loss carryforward.....      848,426       2,399,773
                                           -------------   --------------
   Total deferred tax assets.............       869,506       2,947,527
   Less: Valuation allowance.............      (869,506)     (2,947,527)
                                           -------------   --------------
                                           $           -              -
                                           =============   ==============


The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

     Years ended December 31,                    1997           1998
  ------------------------------              ---------       ----------
U.S. Federal statutory rate
 applied to pretax income (loss).............$(999,390)     $(1,641,139)
Permanent differences........................    5,663          144,149
State income taxes, net of Federal benefit...    2,269                -
Tax effect of unrecognized net
 operating loss carry forward................  998,131        1,496,990
                                             ----------       ----------
                                             $   6,673        $   0
                                             ==========       ==========

At December 31, 1998, the Company had Federal and state net operating loss carryforwards of approximately $3,138,544 and $6,315,193, respectively, which expires in 2018. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

NOTE 11 - BUSINESS ACQUISITIONS

Interactive Purchase and Disposition

On November 1, 1996, the Company entered into a common stock purchase with Interactive Events, Inc. ("Interactive"), which creates and implements interactive events for parties and conventions. The Company issued 19,284 and 11,020 shares of common stock on November 1, 1996 and November 1, 1997, respectively, as payment. The Company recorded $129,180 as the excess of the purchase price over the net assets acquired, which was being amortized over ten years. At December 31, 1998, the Company determined there was an impairment in the value of the excess of the purchase price over the net assets acquired in connection with the Interactive purchase and wrote off the remaining unamoritzed balance of $102,131.

On February 23, 1999, the Company entered into a Common Stock Purchase Agreement with Richard S. Kanfer, the Company's former Vice President of Sales and former owner of Interactive Events, Inc. ("Kanfer"), pursuant to which the Company agreed to reconvey all of the assets of Interactive Events, Inc. to Kanfer, in exchange for 30,304 shares of the Company's Common Stock, a non-plan option to purchase 15,000 shares of the Company's Common Stock and 19,835 incentive stock options to purchase shares of the Company's Common Stock. In addition, the Company and Kanfer agreed to mutually release each other from any liability arising out of the original purchase of Interactive Events, Inc. by the Company from Kanfer and any claim relating to Kanfer's subsequent employment with the Company. Contemporaneous therewith, the Company and Kanfer entered into a right of representation agreement, pursuant to which the Company granted to Kanfer the right to exclusively represent its "Legends" production in designated areas in return for a division of the gross proceeds generated from any production thereof.

Gedco USA, Inc. Acquisition

On March 13, 1998, the Company completed its acquisition of certain assets from Gedco USA, and its affiliates for a purchase price of $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of common stock valued at $2,500,000 (the "Gedco Acquisition").

Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco USA, Inc., joined the Company as President of On Stage Theaters, Inc., a wholly subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters.

The Company funded the cash portion of the purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") (see Note 3).

The components of the purchase price and its allocation to the assets and liabilities are as follows:

                                                         Amount
                                                      -------------
Purchase price:
  Liabilities assumed............................... $    986,044
  Issuance of 595,238 restricted shares
  of common stock...................................    2,500,000
                                                      -------------
                                                        3,486,044
                                                      -------------
Cost of acquisition incurred........................    1,645,874
 Cash paid..........................................   11,500,000
                                                      -------------
                                                     $ 16,631,918
                                                      =============

Cash paid for the purchase of Gedco, USA, Inc. net of cash received is as follows:

                                                          Amount
                                                      -------------

Cash paid to sellers................................ $ 11,500,000
Acquisition costs...................................    1,645,874
                                                     --------------
                                                       13,145,874
Less cash received..................................     (383,444)
                                                     --------------
                                                     $ 12,762,430
                                                     --------------

The costs of acquisition increased primarily relates to the lenders origination fee of $750,000, legal fees of $240,000, financing fees of $100,000, recording fees of $100,000, and accounting fees of $125,000.

The acquisition was accounted for as a purchase and the assets acquired were recorded at a fair market value. The building and equipment are being depreciated over twenty and three years, respectively, under the straight-line method. The costs of acquisition incurred primarily relates to the lenders origination fee of $750,000, legal fees of $240,000, financing fees of $100,000, recording fees of $100,000, and accounting fees of $125,000. The allocation of the purchase price was as follows:

                                                         Amount
                                                    ---------------
 Cash.............................................. $    383,444
 Inventory.........................................      120,084
 Prepaid expenses..................................      157,516
 Land..............................................   11,275,507
 Building..........................................    3,214,740
 Equipment.........................................      730,627
 Deferred financing acquisition expenses...........      750,000
                                                    ---------------
 Deferred financing acquisition expenses........... $ 16,631,918
                                                    ---------------
NOTE 11 - BUSINESS ACQUISITIONS (Continued)

The assets acquired and liabilities assumed were transferred to either the Company's wholly-owned subsidiary, On Stage Theaters, Inc., or wholly owned subsidiaries of On Stage Theaters, Inc., concurrent with the acquisition.

The Gedco acquisition was accounted for as a purchase and the operations of Gedco are included in the Company's operations as of the date of the acquisition.

The unaudited pro forma results of operations presented below reflect the Company's operations as though the acquisition had taken place at the beginning of each period presented. The pro forma results have been prepared for comparative purposes only, and are not necessarily indicative of what the actual result of operations would have been had such acquisitions occurred at the beginning of the periods presented, or what results of operations will be in the future.

                                              Years ended December 31,
                                          -------------------------------
                                               1997              1998
                                          -------------     -------------

     Revenues............................ $  29,601,646     $  30,328,361
     Operating income (loss).............       618,756        (3,003,214)
     Net loss............................    (1,922,522)       (4,758,688)
     Basic and diluted loss per share....          (.30)            (0.65)
     Basic and diluted average number
      of common shares outstanding.......     6,396,079         7,307,062

Calvin Gilmore Productions, Inc.

On June 30, 1998, the Company completed its acquisition of certain assets from Calvin Gilmore Productions, Inc. ("CGP"), an affiliate of Fox Family Worldwide, for a purchase price of $1,000,000 in cash and 206,612 shares of common stock valued at $723,142 (the "Fox Acquisition").

Included in the Fox Acquisition were substantially all of CGP's income producing assets and associated real and personal property in the greater Myrtle Beach, South Carolina area, consisting of the fee simple purchase of The Surfside Beach Theater, which the Company had leased from CGP for its presentation of its flagship Legends in Concert production since 1995, and a leasehold interest in The Eddie Miles Theater.

The Company funded the cash portion of the purchase price and transaction fees and expenses with $1,100,000 million of mortgage financing from ICCMIC (see Note
3).


NOTE 12 - IMPAIRMENT OF TORONTO ASSETS

The Company decided to close its Legend's Production in Toronto, Canada on December 31, 1998. As part of the restructuring, the Company had an impairment of net assets and wrote off net assets of $409,000.

NOTE 13 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, which was adopted by the Company in the fourth quarter of 1998.

The Company derives its net revenues from six reportable segments. The Casino Division ("Casinos") primarily sells live theatrical productions to Casinos worldwide for a fixed fee. In addition this division also operates the Company's Legends show at the Imperial Palace. The Theaters Division ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This division derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events Division ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise Division ("Merchandise") sells merchandise and souvenir photography products to patrons who attend the Company's productions. The Production Services Division ("Production") sells technical equipment and services to commercial clients, however, this division's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate and finance portion of the Company's operations.

The accounting policies of the reportable operating segments are the same as those described in the Summary of Accounting Policies. The Company's management evaluates the performance of its operating segments based upon the profit or loss from operations.

The Company's reportable segments are strategic business units because each business unit services a different market or performs a specialized function in support of a given market.

The following table sets forth the segment profit/(loss) and asset information:

                             Year Ended December 31, 1998
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,977,021     $2,554,942  $1,243,451     $17,064,071

Interest expense..... $    4,712     $    1,292  $      193     $ 1,354,370

Depreciation
  and amortization... $  268,780     $  140,455  $    5,055     $ 1,086,822

Segment profit (loss) $1,763,584     $ (223,386) $  252,562     $(2,463,461)

Segment assets....... $  828,652     $  439,549  $   53,606     $20,238,655

Additions to
 long-lived assets... $  327,365     $  178,341  $   43,318     $ 6,028,883


                          Year Ended December 31, 1998
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------

Revenues from
 external customer... $    7,991     $        -       $ 27,847,476

Interest expense..... $        -     $   194,310      $  1,554,877

Depreciation
  and amortization... $   47,705     $   260,709      $  1,806,526

Segment profit (loss) $ (558,204)    $(3,642,084)     $ (4,870,989)

Segment assets....... $  571,692     $ 1,957,065      $ 24,089,219

Additions to
 long-lived assets... $   60,001     $   840,450      $  2,478,358

                             Year Ended December 31, 1997
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,326,952     $2,552,440  $  454,842     $ 6,391,840

Interest expense..... $        -     $     (297) $        -     $         -

Depreciation
  and amortization... $  141,275     $    6,221  $        -     $   323,336

Segment profit (loss) $2,048,288     $  193,650  $  315,153     $  (281,821)

Segment assets....... $  642,428     $  196,388  $        -     $   865,202

Additions to
 long-lived assets... $  248,688     $   45,093  $        -     $  724,232


                          Year Ended December 31, 1997
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------

Revenues from
 external customer... $        -     $        -       $ 15,726,074

Interest expense..... $        -     $   834,630      $    834,333

Depreciation
  and amortization... $        -     $   511,348      $    982,180

Segment profit (loss) $ (194,694)    $(5,026,632)     $ (2,946,056)

Segment assets....... $  494,949     $ 4,278,296      $  6,477,263

Additions to
 long-lived assets... $  120,868     $   156,058      $  1,294,939

NOTE 14 - SUBSEQUENT EVENTS

Note Payable to Principal Stockholder

On March 4, 1999, the Board of Directors approved the acceptance of a $100,000 loan from John W. Stuart, the Company's Chairman, Chief Executive Officer and Principal Stockholder (the "Stuart Loan"). The Stuart Loan is evidenced by a promissory note bearing twelve percent (12%) interest, which matures one year from the date of issuance, or on March 3, 2000. In consideration for the Stuart Loan, the Board of Directors approved the issuance of 100,000 warrants to purchase shares of the Company's common stock at a strike price of $1.00, which was market price on the closing date of the Stuart Loan. Additionally, the Company agreed to pay Mr. Stuart's legal fees associated with this transaction.

On April 5, 1999, the Company entered into an agreement with John W. Stuart, the Company's Chairman, Chief Executive Officer and Principal Stockholder ("Mr. Stuart"), pursuant to which Company agreed to accept a bridge loan from Mr. Stuart in an amount up to $500,000 in return for a one year promissory note bearing 12% interest, a 5% origination fee and one warrant to purchase shares of the Company's Common Stock for each $1.00 invested. To date, the Company has accepted $200,000 of the potential $500,000 from Mr. Stuart.