Form 10KSB/A, Exhibit 13
period 1998-12-31
ON STAGE ENTERTAINMENT INC
filed 1999-04-30
CIK 1035514

MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


The financial statements herein include the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation (the "Company" or "OSE") and its subsidiaries, Legends in Concert, Inc., a Nevada corporation ("LIC"); On Stage Marketing, Inc., a Nevada corporation ("Marketing"); On Stage Theaters, Inc., a Nevada corporation ("Theaters"); Wild Bill's California, Inc., a Nevada corporation ("Wild Bills"); Fort Liberty, Inc., a Nevada corporation ("Ft. Liberty"); Blazing Pianos, Inc., a Nevada corporation ("Blazing"); King Henry's Inc., a Nevada corporation ("King Henry's"); On Stage Merchandise, Inc., a Nevada corporation ("Merchandise'); On Stage Events, Inc., a Nevada corporation ("Events"); On Stage Casino Entertainment, Inc., a Nevada corporation ("Casino"); On Stage Productions, Inc., a Nevada corporation ("Productions"); On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation ("North Myrtle"); On Stage Theaters Surfside Beach, Inc., a Nevada corporation ("Surfside") and Interactive Events, Inc., a Georgia corporation (collectively, the "Subsidiaries").

The Company derives its net revenues from six reportable segments. The Casinos segment ("Casinos") primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition, this division also operates the Company's Legends show at the Imperial Palace. The Theaters segment ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This segment derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events segment ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise segment ("Merchandise") sells merchandise and souvenir photography products to patrons who attend the Company's productions. The Production Services segment sells technical equipment and services to commercial clients, however, this division's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate management of all the Company's segments.


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
                            =========== ===========  ============  ============

                          Year ended December 31, 1997
                                  (continued)

                             Sub-Total
                             Operating                                Total
                            Corporations  Production     OSE      Consolidated
--------------------------- -----------   ---------- ------------ -------------
Net revenues............... $15,726,074   $       -  $        -    $15,726,074
Cost of revenues...........  11,281,815     131,709           -     11,413,524
                            -----------   ---------- ------------ -------------
Gross profit...............  4,444,259     (131,709)          -      4,312,550
Selling, general
 & administrative..........  1,205,972       62,985    3,677,178     4,946,135
  Depreciation &
  amortization.............    470,832           -       511,348       982,180
Discontinued location......    489,285           -             -             -
                            -----------   ---------- ------------- -------------
Operating income (loss)..... 2,278,170     (194,694)  (4,188,526)   (2,105,050)
Interest expense, net.......      (297)           -      834,630       834,333
                            -----------   ---------- ------------- -------------
Net income (loss) before
 income taxes............... 2,278,467     (194,694)  (5,023,156)   (2,939,383)
Income taxes................     3,197            -        3,476         6,673
                            -----------   ---------- ------------- -------------
Net income (loss)...........$2,275,270    $(194,694) $(5,026,632)  $(2,946,056)
                            =========== =========== =============  =============


                          Year ended December 31, 1998

                             Casinos      Events     Merchandise     Theaters
--------------------------- ---------- ------------ -------------   ------------
Net revenues............... $6,977,020 $  2,554,942  $  1,243,451  $ 17,064,071
Cost of  revenues..........  4,522,257    1,900,216       812,505    14,727,694
                            ----------- ------------ -------------  ------------
Gross profit...............  2,454,763      654,726       430,946     2,336,377
Selling, general &
administrative.............    417,686      736,365       173,137     1,506,432
Depreciation & amortization    268,780      140,455         5,055     1,086,822
Asset impairment loss......          -            -             -       409,117
Discontinued location
 expenses..................          -            -             -       443,096
                            ----------- ------------ -------------  ------------
Operating income (loss)....  1,768,296     (222,094)      252,754    (1,109,090)
Interest expense, net......      4,712        1,292           193     1,354,370
                            ----------- ------------ -------------  ------------
Net income (loss) before
    Income taxes...........  1,763,585     (223,336)      252,561    (2,463,460)
Income taxes...............         0             0             0             0
                            =========== ============ =============  ============
Net income (loss).......... $1,763,585   $ (223,386)  $   252,561  $ (2,463,460)
                            =========== ============ =============  ============

                          Year ended December 31, 1998
                                (continued)


                            Sub-Total
                            Operating                                 Total
                            Corporations  Production     OSE        Consolidated
--------------------------- ------------  ----------  ----------    ------------
Net revenues............... $27,839,484   $   7,992   $       -    $ 27,847,476
Cost of  revenues..........  21,962,672     265,852           -      22,228,524
                            -----------   ----------  ----------   ------------
Gross profit...............   5,876,812    (257,860)          -       5,618,952
Selling, general &
administrative.............   2,833,620     255,640    3,187,064      6,276,325
Depreciation & amortization   1,944,208      44,704      260,710      1,806,526
Asset impairment loss......     409,117           -           -         409,117
Discontinued location
 expenses..................          -            -           -         443,096
                            -----------   ----------  ----------   ------------
Operating income (loss)....     689,866    (558,204)  (3,447,774)    (3,316,112)
Interest expense, net......   1,360,567           -      194,310      1,554,877
                            -----------   ----------  -----------  ------------
Net income (loss) before
    Income taxes...........     670,700   (558,204)  (3,642,085)    (4,870,989)
Income taxes...............           0           0            0              0
                            ===========   ==========  ===========   ============
Net income (loss).......... $  (670,700) $ (558,204) $(3,642,085)   $(4,870,989)
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

Expenses to Discontinued Location

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


The Company intends to manage short-term liquidity concerns through the renegotiations of its expired working capital line, capital leases and mortgage facilities. The Company has either closed down or restructured any business units that are not generating positive cash flow. In addition, the Company has lowered selling, general and administrative costs as a percentage of net revenues from 31.5% in 1997 to 22.4% in 1998 and continues to downsize and restructure its selling, general and administrative functions.


In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to the Company.


For the year ended December 31, 1997, the Company had net cash deficit used by operations of approximately $1,099,000. This net cash deficit was primarily attributable to the losses incurred at the Company's Legends show in Daytona Beach, Florida, and increases in selling, general and administrative expenses incurred in anticipation of the rapid growth of the Company. For the year ended December 31, 1998, the Company had a net cash deficit from operations of $1,534,000. The net cash deficit provided from operations was primarily attributable to legal fees, vacation accrual, asset impairment expenses, and due diligence expenses written off related with prospective acquisitions, operational losses at the Legends show in Toronto, Canada, Wild Bill's Dinner Extravaganza in Buena Park, California, and the debt service on the Company's mortgage and credit line facilities.

The net cash used in investing activities for the year ended December 31, 1997 of $1,241,000, was primarily attributable to capital expenditures and advances on notes receivable from officers, and direct acquisition costs. The net cash used in investing activities for the year ended December 31, 1998 of $14,548,000, was primarily attributable to advances on notes receivable from officers, capital expenditures and direct acquisition costs related to acquisitions.


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


Net cash provided by financing activities for the year ended December 31, 1997 of $4,373,000 was primarily generated from the IPO. This increase in cash was partially offset by the repayment of a $750,000 bridge loan (the "DYDX Loan"). Net cash provided by financing activities for the year ended December 31, 1998 of $14,701,0000 was primarily attributable to ICCMIC's funding of $12,500,000 for the Gedco Acquisition and $1,650,000 million for the Fox Family Acquisition.



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

Capital Equipment  Financing  Commitment


On September 29, 1997, First Security Leasing Company ("First Security Leasing"), a Utah corporation, approved the Company for a $1,000,000 lease line. Advances under the lease line incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713, commencing in April, 1998, April 1998 and May, 1998, respectively, and terminating on October, 2001, September, 2001 and November, 2001. On Stage is, as of April 15, 1999, current under this lease line, however, all of these leases have a cross-default provision with the Working Capital Line.

Mortgage Financing Commitment

On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation ("ICCMIC") signed an agreement with the Company to fund up to $20,000,000 of mortgage financing. On the same date, the Company used $12,500,000 of said facility to fund the cash portion of the Gedco Acquisition and related fees. The Company subsequently used $1,100,000 on June 30, 1998 to fund the cash portion of the Fox Acquisition and $550,00 on October 7, 1998 to help the Company with its working capital needs. In addition, concurrent with the ICCMIC financing, Mark Karlan, the President of ICCMIC, was elected to the Company's Board of Directors, filling a vacancy created by the resignation of Kenneth Berg. The Company has made its January, February and March 1999 payments after the due date for such payments. As a result of such delinquencies, the Company has incurred late charges and default interest, which the Company has not paid, is in default under the ICCMIC facility and is unable to make additional borrowings under such facility. Since the Company is in default, all debt has been classified as current. As of April 14, 1999, the Company had not made its payment to ICCMIC due April 1, 1999. Therefore, the debt was classified as current as of December 31, 1998 and the Company's auditors have issued a going concern opinion.The Company is currently negotiating with ICCMIC to extend some of the repayment terms under such facility and to waive or amend certain other defaults under the facility, including a breach of certain debt service coverage ratios warranted by the Company.


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


However, On Stage's is still continuing to assess Year 2000 preparedness, through actively coordinating with vendors, creditors and financial organizations to prepare for possible repercussions of non-compliance. The
Company is also undertaking exhaustive surveys in each of our geographic locations to further determine preparedness. The Company has hired Business Communications, Inc. ("BCI") to visit each site and physically re-certify that each machine, microprocessor and software program in use is Year 2000 compliant. The Company has allocated $50,000 to complete its certification program and anticipates completion by June 30, 1999.


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


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material impact, if any, on its results of operations, financial position or cash flows.

Subsequent Events

Notes Payable to Principal Stockholder


On March 4, 1999, the Board of Directors authorized a loan in the principal amount of $100,000 from John W. Stuart, the Company's Chairman, Chief Executive Officer and Principal Stockholder (the "Stuart Loan"). The Stuart Loan is evidenced by a one year promissory note bearing an interest rate of twelve percent (12%) per annum and matures, due on March 3, 2000. In consideration for the Stuart Loan, the Board of Directors approved the issuance of warrants to purchase 100,000 shares of the Company's common stock at a price of $1.00 per share, the market price on the closing date of the Stuart Loan. Additionally, the Company agreed to pay legal fees incurred by Mr. Stuart in connection with this transaction.

On April 5, 1999, Mr. Stuart agreed to extend a bridge loan to the Company the aggregate principal amount not to exceed $500,000. As of April 15, 1999, the Company had reported $200,000 of the funds have been made available to it under this bridge facility at a rate of twelve percent (12%) interest per annum. Outstanding unpaid principal and interest are due April 4, 2000. The Company paid an origination fee of five percent (5%) of the principal amount of the loan. In consideration for this loan, provided that it is outstanding beyond May 4, 1999, On Stage has agreed to issue Stuart warrants to purchase one share of common stock for every dollar loaned at $1.13 per share.


Notes Receivable from Chief Financial Officer


On April 13, 1998, the Company loaned $63,213 to Kiran Sidhu, the Company's Senior Vice President, Chief Financial Officer and Treasurer, to assist Mr. Sidhu with satisfying personal income taxes incurred as a result of the issuance of 40,532 shares of the Company's Common Stock in accordance with the terms of Mr. Sidhu's employment agreement with the Company (the "Sidhu Note"). The Sidhu Note, which recently matured on April 12, 1999, is secured by Mr. Sidhu's 40,532 shares of the Company's Common Stock. Mr. Sidhu has recently requested that the Company extend the maturity date of the Sidhu Note through to December 31, 1999, due primarily to the fact that he does not have the money to repay the Sidhu Note, coupled with the fact that the Common Stock which secures the repayment of the Sidhu Note is not enough to satisfy the outstanding debt since the Common Stock has declined in value from $5.00 per share when issued, to approximately $1.00 per share as of the maturity date.

On April 16, 1999, Mr. Sidhu sold Mr. Stuart 40,532 shares of On Stage's common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of the Company, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.


Re-Purchase of Common Stock and Resale Interactive Events, Inc.


On February 23, 1999, the Company entered into a Common Stock Purchase Agreement (the "Agreement") with Richard S. Kanfer, the Company's former Vice President of Sales ("Kanfer"), pursuant to which the parties agreed to re-convey the November 1996 acquisition by the Company of Interactive Events, Inc., a Georgia corporation ("Interactive Events") owned by Kanfer. Pursuant to the terms of the Agreement, On Stage reconveyed all of the assets of Interactive Events, Inc. to Kanfer, in consideration for the reconveyance by Kanfer of 30,304 shares of the Company's Common Stock valued at $1.125 per share, a non-plan option to purchase 15,000 shares of the Company's Common Stock and incentive stock options to purchase 19,835 shares of the Company's Common Stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the November 1996 acquisition of Interactive Events, Inc. by the Company and any claim relating to Kanfer's subsequent employment with the Company. The Company and Kanfer also entered into an exclusive right of representation agreement in February 1999, pursuant to which On Stage granted to Kanfer the right to represent its' Legends production in designated areas in consideration for a portion of the gross proceeds generated thereby.

Common Stock Purchase Agreement with Whale Securities Co., LP


On or about January 22, 1999, On Stage closed a Stock Purchase Agreement that it had entered into on December 11, 1998 with its' underwriter, Whale Securities Co., LP ("Whale"), pursuant to which the Company sold 150,000 shares of its' common stock to certain of Whale's customers for an aggregate purchase price of $100,000.

                  On Stage Entertainment, Inc. and Subsidiaries

                             _______________________

               Report on Audited Consolidated Financial Statements


                 For the Years Ended December 31, 1997 and 1998

                            _______________________

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


                                                 /s/ BDO SEIDMAN, LLP

Los Angeles, California
April 5, 1999

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                              Years ended December 31,
                                         ----------------------------------
                                                1997             1998
                                         ---------------    ---------------
Assets
Current assets
   Cash and cash equivalents...........   $   2,323,559      $   1,009,768
   Accounts receivable, net ...........         455,340          1,264,526
   Inventory...........................         118,700            243,413
   Deposits............................         342,096            125,784
   Prepaid and other assets............         271,338            594,777
   Notes receivable from
     officers (Note 7).................         136,194             77,330
                                         --------------       -------------
Total current assets...................       3,647,227          3,315,598
                                         --------------       -------------
Property, equipment and leasehold
   improvements (Notes 1 and 3)........       5,008,835         24,130,663
Less:  Accumulated depreciation
   and amortization....................      (2,553,347)        (4,396,229)
                                         --------------      -------------
Property, equipment and leasehold
   improvements, net...................       2,455,488         19,734,434
                                         --------------       -------------
Cost in excess of net assets acquired,
   net of accumulated amortization of
   $7,370 at December 31, 1997 (Note 4)        116,415                  -
Direct acquisition costs (Note 11).....        258,133                  -
Deferred financing costs, net of
   amortization of $80,813(Note 11)....              -           1,039,187
                                         --------------        ------------
                                          $  6,447,263         $24,089,219
                                         ==============        ============

   Liabilities and Stockholders' Equity

Current liabilities
  Working capital line (Note 3).......   $          -         $    999,679
  Accounts payable and accrued expenses        880,286           2,533,232
  Accrued payroll and other liabilities        698,499           1,891,924
   Current maturities of long-term
   debt (Note 3)......................         271,918          14,682,246
                                         --------------        -----------
Total current liabilities.............       1,850,703          20,107,081
                                         --------------        -----------
Long-term debt, less current
  maturities (Note 3).................         550,332             786,468
                                         --------------        -----------

Total liabilities.....................       2,401,035          20,893,549
                                         --------------        -----------

Commitments and contingencies (Note 4)
Stockholders' equity (deficit) (Notes 3
  and 5)
  Preferred stock, par value $1 per share,
  1,000,000 shares authorized; none
  issued and outstanding...............              -                   -
  Common stock; par value $0.01
  per share; authorized 25,000,000
  shares 6,595,500 and 7,452,350 shares
  issued and outstanding...............         65,955              74,523
   Additional paid-in capital..........      7,340,013          11,254,587
   Accumulated other comprehensive
    income
    Currency exchange adjustment.......              -              67,289
   Accumulated deficit.................     (3,329,740)         (8,200,729)
                                          --------------       -----------
Total stockholders' equity.............      4,076,228           3,195,670
                                          --------------       -----------
                                          $  6,477,263         $24,089,219
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
                               ===========   ==========  ==========   ==========

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (continued)

                              Accumulated     Comprehensive
                                Deficit           Loss           Total
                              -----------      -----------     -----------
Balance, December 31, 1996.. $  (383,684)     $         -      $ (222,640)
Issuance of common stock
 in connection with the
 bridge financing (Note 3)..           -                -         366,300
Issuance of common stock
 to officer (Note 4)........           -                -         162,129
Warrant exchange (Note 5)...           -                -               -
Issuance of common stock
 in connection with
 Interactive Events
 acquisition (Note 5)........          -                -          60,610
Issuance of common stock
 in connection with the
 initial public offering
 (Note 5)....................          -                -       4,855,975
Issuance of common stock
 in connection with the
 Debentures conversion
 (Note 3)....................          -                -       1,799,910
Net loss for the year........ (2,946,056)      (2,946,056)     (2,946,056)

Balance, December 31, 1997... (3,329,740)      (2,946,056)      4,076,228


Issuance of common stock in
 connection with Gedco
 acquisition (Note 12).......          -                -       2,500,000
Issuance of common stock
 in connection with Fox
 Family acquisition (Note 12).         -                -         723,142
Issuance of common stock
 in connection with
 private placement (Note 5)..          -                -          55,000
Issuance of warrants in
 connection with financing
 (Note 12)...................          -                -         645,000
Comprehensive loss:
 Net loss for the year.......  (4,870,989)     (4,870,989)     (4,870,989)
Currency exchange adjustment.          -           67,289          67,289
                                ----------      ----------      ---------
Comprehensive loss...........  (4,870,989)    $(4,803,700)       (880,558)
                                ----------      ----------      ---------
Balance, December 31, 1998...  $8,200,729     $(7,749,756)     $3,195,670
                                ==========      ==========      =========


See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                Years ended December 31,
                                          ---------------------------------
                                               1997              1998
                                          --------------     --------------


Cash flows from operating activities
   Net loss ............................. $  (2,946,056)      $  (4,870,989)
   Adjustments to reconcile net
     loss to net cash used in operating
     activities:
   Depreciation and amortization.........       676,306           1,085,766
   Write off of cost in excess of
   net assets acquired...................             -             102,131
   Write off of deferred financing costs.             -             275,000
   Impairment loss.......................             -             852,213
   Interest paid in common stock.........       194,228                   -
   Loss on disposal of property
    and equipment........................       (10,834)                  -
   Issuance of common stock to officer...       162,129                   -
   Non-cash interest.....................       366,300                   -
   Reverse litigation accrual............       (25,000)                  -
   Forgiveness of note receivable
    from stockholder.....................       221,521                   -
 Increase (decrease) from changes in
 operating assets and liabilities:
   Accounts receivable...................        46,723            (809,187)
   Inventory.............................       (50,847)             (4,629)
   Deposits..............................      (110,495)            216,312
   Pre-opening costs.....................       129,180                   -
   Prepaid and other assets..............       (35,043)           (165,923)
   Accounts payable and accrued expenses.       281,243             591,900
   Accrued payroll and other liabilities.        76,513           1,193,426
   Litigation settlement accrual.........       (75,000)                  -
                                            ------------        ------------
Total adjustments........................     1,846,924           3,337,009
                                            ------------        ------------
Net cash used in operating activities....    (1,099,132)         (1,533,980)
                                            ------------        ------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents
                                  (continued)


                                                Years ended December 31,
                                          ---------------------------------
                                               1997              1998
                                          --------------     --------------
Cash flows from investing activities
 Advances on notes receivable
 from officers...........................      (357,715)            (69,024)
 Pay down on note receivable from
 officers................................             -             127,888
 Capital expenditures....................      (625,612)           (947,165)
 Payment for acquisitions, net of
 cash acquired...........................             -         (14,602,005)
 Direct acquisition costs................      (258,133)            942,063
                                            ------------        ------------
Net cash used in investing activities....    (1,241,460)        (14,548,243)
                                            ------------        ------------
Cash flows from financing activities:
 Borrowing under working capital line....             -           1,000,000
 Proceeds from long-term borrowing.......             -          13,860,007
 Repayment on long-term borrowing........    (1,140,376)           (213,864)
 Proceeds from bridge notes..............       875,000                   -
 Payments of bridge notes................      (875,000)                  -
 Net proceeds from sale of common
 stock and warrants......................     4,855,975              55,000
 Offering costs..........................       657,801                   -
                                            ------------         -----------
Net cash provided by financing activities     4,373,400          14,701,143
                                            ------------         -----------
Effect of exchange rate charges on cash
 and cash equivalents....................  $         -          $    67,289
                                            ------------         -----------
Net increase (decrease) in cash
and cash equivalents.....................     2,032,808          (1,313,791)
Cash and cash equivalents at
beginning of year........................       290,751           2,323,559
                                            ------------         -----------
Cash and cash equivalents at end of year.  $  2,323,559         $ 1,009,768
                                            ------------         -----------


Supplemental Disclosure of Cash
Flow Information
   Cash paid during the year for:
   Interest..............................  $    278,059         $ 1,551,574
   Taxes.................................  $      6,673         $    44,111
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

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS


Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed of the cost and related accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is recognized.


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

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and has a working capital deficit that impairs its ability to obtain additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern.


The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank and financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations that the Company's current cash, cash equivalent balances, anticipated revenues from operations are insufficient to fund the Company's ongoing operations.


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


Capital lease obligations with
 interest ranging from 9.7% to 30.7%
 due in monthly installments ranging
 from $265 to $18,202, including interest,
 various maturities dates through November
 2001, secured by office communication
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
                                                                ===============

(a) The Company funded the cash portion of the Gedco Acquisition purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp ("ICCMIC")(see Note 11). This mortgage facility matures on March 13, 2029 and installments thereon are paid monthly at an interest rate of 9.75%. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into shares of Common Stock at an exercise price of $4.44. These warrants were valued at $500,000 and accounted for as an original issue discount. Additionally, the Company funded the cash portion of the Fox Family Acquisition (see Note 11) with $1,000,000 of mortgage financing from ICCMIC. The mortgage facility matures on June 30, 2029 and installments thereon are paid monthly at a rate of 10.28%.


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




During 1995, the Company conducted a private placement of debentures originally due on August 31, 1997, (the "Original Debentures") with aggregate proceeds of $1,989,064 (the "1995 Private Placement"). In order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding original Debentures for Debentures due January 4, 1999, or (b) to repurchase the original Debentures upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the original Debentures (the "Exchange or Repurchase Offer"). In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their original Debentures in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. On August 13, 1997, the Company converted the entire $1,714,064 principal amount of Debentures into an aggregate of 505,649 shares of common stock. The aforementioned conversion was based upon a ratio of 295 shares of common stock per each $1,000 principal amount of Debentures. The conversion resulted in a one time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $ 4.00 per share of common stock).


On February 29, 1996, On Stage entered into a loan agreement with DYDX Legends Group, L.P. ("DYDX") pursuant to which On Stage borrowed $1,000,000 from DYDX (the "DYDX Loan"). The DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of On Stage. In addition, if On Stage did not file an initial public offering registration statement by June 30, 1996, it would be in default under the DYDX Loan.


The Company and DYDX entered into several extension agreements, one of which included the repayment of $250,000.


In order to effect the bridge financing (defined below), On Stage and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection with which the security agreement executed in connection with the DYDX Loan and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the bridge financing notes and its interest rate was increased to 9% per annum. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest of $773,014, owed by the Company under the DYDX loan.


Bridge Financing


On March 26, 1997, On Stage completed a bridge financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants (the "Bridge Financing") through On Stage's underwriter, Whale Securities Co., L.P. (the "Placement Agent"). The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $875,000. The common stock was assigned a value of $444,000 less expenses of $77,700 resulting in a credit to equity of $366,300. As no consideration was paid for the common stock, this amount is considered an original issue discount and interest expense over the term of the related notes payable. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest of $1,036,746, owed by the Company under the Bridge Financing notes.


NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases


On Stage leases various offices, condominiums, warehouses and theaters under operating leases ranging in monthly payments from $1,026 to $38,994. Rent and lease expenses included in cost of revenues for the years ended December 31, 1997 and 1998 was $595,425 and $1,301,771, respectively. Rent and lease expenses included in selling, general and administrative expense for the years ended December 31, 1997 and 1998 was $252,905and $323,048, respectively.

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
                                                     -------------
                                                     $ 1,036,692
                                                     =============

Executive Bonus Plan


In March 1997, On Stage implemented a three-year Executive Bonus Plan, administered by the Board of Director's Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of On Stage's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges, but excluding extraordinary items ("Pre-Tax Earnings"), may be established for distributions at the discretion of On Stage's Board of Directors, to On Stage's executive officers (other than the Chairman and CEO who is not eligible for bonuses under the Executive Bonus Plan) in 1998, 1999 and 2000, provided that On Stage achieves minimum Pre-Tax Earnings for the respective preceding year as follows:


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

Stock Split


On March 18, 1997, On Stage effectuated a 1 for 1.814967 reverse stock split of On Stage's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from accumulated deficit to common stock and On Stage has retired 26,422 of the principal stockholder's shares of common stock. All common stock, common stock warrants, options and grants and income (loss) per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.


DY/DX Corp. Common Stock Purchase Agreement


On October 2, 1998, the Company entered into a common stock purchase agreement with DY/DX Corp., an Illinois corporation, to sell up to 500,000 shares of On Stage's common stock at an aggregate purchase price of $500,000. As of December 31, 1998, DY/DX Corp. had purchased 55,000 shares of On Stage's common stock pursuant to this agreement.

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


In March 1996, On Stage hired a new President and Chief Operating Officer (the "President"). As part of the President's employment agreement, On Stage granted him options to purchase 311,300 shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which was the fair value at the date of grant.


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



At December 31, 1997, the notes receivable balance was $136,194 including accrued interest income of $1,041. The difference ($35,153) between the December 31, 1997 ending balance ($136,194) and the note receivable were personal charges ($17,007) to the corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid the $35,153 to the Company. The Company has agreed with its Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter. As of December 31, 1998, the amount due from the Chief Executive Officer was $8,306.


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


On April 16, 1999, the office sold to the CEO 40,532 shares of On Stage's common stock. In exchange, the CEO agreed to assume the officer's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from the officer. The officer executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of the officer's employment restructuring.

NOTE 8 - EXPENSES AT DISCONTINUED LOCATION


The Company decided to close its Legends production in Daytona Beach, Florida on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. Additionally, in 1998 the Company wrote-off $443,096 in net assets. The Company has plans to transfer all the remaining furniture and equipment at the Daytona Beach facility to other locations which have performances in 1999.


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

NOTE 11 - BUSINESS ACQUISITIONS

Interactive Purchase and Disposition


On November 1, 1996, On Stage entered into a Common Stock Purchase Agreements with Interactive Events, Inc. ("Interactive"), which created and implemented interactive events for parties and conventions. On Stage issued 19,284 and 11,020 shares of its common stock on November 1, 1996 and November 1, 1997, respectively, as payment. On Stage recorded $129,180 as the excess of the purchase price over the net assets acquired, which was being amortized over ten years. At December 31, 1998, On Stage determined there was an impairment in the value of the excess of the purchase price over the net assets acquired in connection with the Interactive purchase and wrote off the remaining unamortized balance of $102,131.


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


Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco USA, Inc., joined the Company as President of On Stage Theaters, Inc., a wholly owned subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters.


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
                                                     --------------
                                                     $ 12,762,430
                                                     --------------


The costs of acquisition increase primarily relates to the lenders origination fee of $750,000, legal fees of $240,000, financing fees of $100,000, recording fees of $100,000, and accounting fees of $125,000.


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


On Stage derives its net revenues from six reportable segments. The Casino Division ("Casinos") primarily sells live theatrical productions to Casinos worldwide for a fixed fee. In addition, this division also operates the Company's Legends show at the Imperial Palace. The Theaters Division ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This division derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events Division ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise Division ("Merchandise") sells merchandise and souvenir photography products to patrons who attend On Stage's productions. The Production Services Division ("Production") sells technical equipment and services to commercial clients, however, this division's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate and finance portion of the Company's operations.


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

The following table sets forth the segment profit/(loss) and asset information:

                             Year Ended December 31, 1998
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,977,021     $2,554,942  $1,243,451     $17,064,071

Interest expense..... $    4,712     $    1,292  $      193     $ 1,354,370

Depreciation
  and amortization... $  268,780     $  140,455  $    5,055     $ 1,086,822

Segment profit (loss) $1,763,584     $ (223,386) $  252,562     $(2,463,461)

Segment assets....... $  828,652     $  439,549  $   53,606     $20,238,655


Additions to
 long-lived assets... $  327,365     $  178,341  $   43,318     $   643,860



                          Year Ended December 31, 1998
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------

Revenues from
 external customer... $    7,991     $        -       $ 27,847,476

Interest expense..... $        -     $   194,310      $  1,554,877

Depreciation
  and amortization... $   47,705     $   260,709      $  1,806,526

Segment profit (loss) $ (558,204)    $(3,642,084)     $ (4,870,989)

Segment assets....... $  571,692     $ 1,957,065      $ 24,089,219


Additions to
 long-lived assets... $   60,001     $   840,450      $  2,043,335

                             Year Ended December 31, 1997
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,326,952     $2,552,440  $  454,842     $ 6,391,840

Interest expense..... $        -     $     (297) $        -     $         -

Depreciation
  and amortization... $  141,275     $    6,221  $        -     $   323,336

Segment profit (loss) $2,048,288     $  193,650  $  315,153     $  (281,821)

Segment assets....... $  642,428     $  196,388  $        -     $   865,202

Additions to
 long-lived assets... $  248,688     $   45,093  $        -     $  724,232


                          Year Ended December 31, 1997
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------

Revenues from
 external customer... $        -     $        -       $ 15,726,074

Interest expense..... $        -     $   834,630      $    834,333

Depreciation
  and amortization... $        -     $   511,348      $    982,180

Segment profit (loss) $ (194,694)    $(5,026,632)     $ (2,946,056)

Segment assets....... $  494,949     $ 4,278,296      $  6,477,263

Additions to
 long-lived assets... $  120,868     $   156,058      $  1,294,939

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


On April 16, 1999, Mr. Sidhu agreed to restructure his current employment agreement with On Stage in an attempt to assist On Stage with facilitating its restructuring plan. Pursuant to the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he has to his current employment, option, and confidentiality agreements, in return for the following: (1) a new employment agreement with On Stage which he will be an "at-will" employee at a flat rate of $50.00 per hour; (2) a new option agreement which affords him the right to purchase 140,000 shares of On Stage's common stock at a strike price of $1.50 per share; (3) a reimbursement of $25,000 for unpaid insurance, car allowances and expenses; (4) $17,887.25 for all his accrued, but unused vacation pay; (5) all earned, but unpaid salary under his old employment agreement; and (6) forgiveness of a promissory note in the amount of $7,472 held by On Stage. Additionally, On Stage agreed to pay Mr. Sidhu $25,000 within ninety (90) days of this restructuring, in consideration for Mr. Sidhu's execution of a new confidentiality and non-competition agreement with On Stage.

On April 16, 1999, Mr. Sidhu sold Mr. Stuart 40,532 shares of On Stage's common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the prinicipal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.