Form 10KSB/A, Exhibit 13
period 1998-12-31
ON STAGE ENTERTAINMENT INC
filed 1999-05-21
CIK 1035514

MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The financial statements in this annual report include the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation and its subsidiaries, Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; On Stage Theaters, Inc., a Nevada corporation; Wild Bill's California, Inc., a Nevada corporation; Blazing Pianos, Inc., a Nevada corporation; King Henry's Inc., a Nevada corporation; On Stage Merchandise, Inc., a Nevada corporation; On Stage Events, Inc., a Nevada corporation; On Stage Casino Entertainment, Inc., a Nevada corporation; On Stage Productions, Inc., a Nevada corporation; On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation; On Stage Theaters Surfside Beach, Inc., a Nevada corporation; and Interactive Events, Inc., a Georgia corporation.

On Stage derives net revenues from four reportable segments:

o Casinos. The casinos segment primarily sells live theatrical productions to casinos and commercial clients, worldwide for a fixed fee. In addition, this segment operates our Legends show at the Imperial Palace and our corporate sales events.
o Production Services. The production services segment sells technical equipment and services to commercial clients, however, this segment's primary focus is to technically support all of the other segments.
o Theaters. The theaters segment owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This segment derives revenues from the sale of tickets, merchandise and souvenir photography, and food and beverage to patrons who attend live theatrical performances at these venues.
o The On Stage entertainment segment is responsible for the corporate management of all our segments.

The accounting policies of the reportable operating segments are the same as those described in the Summary of Accounting Policies. Management evaluates the performance of On Stage's operating segments based upon the profit and loss from operations.

On Stage's reportable segments are strategic business units because each unit services a different market or performs a specialized function in support of a given market.

Results of Operations

The following table sets forth the various components of our net revenue as a percentage of the total net revenue for the periods indicated:


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


The following tables sets forth, the results of operations for the reportable segment indicated:

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
                            =========== ===========  ============  ============

                          Year ended December 31, 1997
                                  (continued)


                             Sub-Total
                             Operating                 On Stage       Total
                            Corporations  Production Entertainment Consolidated
--------------------------- -----------   ---------- ------------ -------------
Net revenues............... $15,726,074   $       -  $        -    $15,726,074
Cost of revenues...........  11,281,815     131,709           -     11,413,524
                            -----------   ---------- ------------ -------------
Gross profit...............  4,444,259     (131,709)          -      4,312,550
Selling, general
 & administrative..........  1,205,972       62,985    3,677,178     4,946,135
  Depreciation &
  amortization.............    470,832           -       511,348       982,180
Discontinued location......    489,285           -             -       489,285
                            -----------   ---------- ------------- -------------
Operating income (loss)..... 2,278,170     (194,694)  (4,188,526)   (2,105,050)
Interest expense, net.......      (297)           -      834,630       834,333
                            -----------   ---------- ------------- -------------
Net income (loss) before
 income taxes............... 2,278,467     (194,694)  (5,023,156)   (2,939,383)
Income taxes................     3,197            -        3,476         6,673
                            -----------   ---------- ------------- -------------
Net income (loss)...........$2,275,270    $(194,694) $(5,026,632)  $(2,946,056)
                            =========== =========== =============  =============



                          Year ended December 31, 1998

                             Casinos      Events     Merchandise     Theaters
--------------------------- ---------- ------------ -------------   ------------
Net revenues............... $6,977,020 $  2,554,942  $  1,243,451  $ 17,064,071
Cost of  revenues..........  4,522,257    1,900,216       812,505    14,727,694
                            ----------- ------------ -------------  ------------
Gross profit...............  2,454,763      654,726       430,946     2,336,377
Selling, general &
administrative.............    417,686      736,365       173,137     1,506,432
Depreciation & amortization    268,780      140,455         5,055     1,086,822
Asset impairment loss......          -            -             -       409,117
Discontinued location
 expenses..................          -            -             -       443,096
                            ----------- ------------ -------------  ------------
Operating income (loss)....  1,768,297     (222,094)      252,754    (1,109,090)
Interest expense, net......      4,712        1,292           193     1,354,370
                            ----------- ------------ -------------  ------------
Net income (loss) before
    Income taxes...........  1,763,585     (223,336)      252,561    (2,463,460)
Income taxes...............         0             0             0             0
                            =========== ============ =============  ============
Net income (loss).......... $1,763,585   $ (223,386)  $   252,561  $ (2,463,460)
                            =========== ============ =============  ============

                          Year ended December 31, 1998
                                (continued)


                            Sub-Total
                            Operating                   On Stage       Total
                            Corporations  Production Entertainment Consolidated
--------------------------- ------------  ---------- ------------  -------------
Net revenues............... $27,839,484   $   7,992   $       -    $ 27,847,476
Cost of  revenues..........  21,962,672     265,852           -      22,228,524
                            -----------   ----------  ----------   ------------
Gross profit...............   5,876,812    (257,860)          -       5,618,952
Selling, general &
administrative.............   2,833,620     255,640    3,187,065      6,276,325
Depreciation & amortization   1,501,112      44,704      260,710      1,806,526
Asset impairment loss......     409,117           -           -         409,117
Discontinued location
 expenses..................          -            -           -         443,096
                            -----------   ----------  ----------   ------------
Operating income (loss)....     689,866    (558,204)  (3,447,775)    (3,316,112)
Interest expense, net......   1,360,567           -      194,310      1,554,877
                            -----------   ----------  -----------  ------------
Net income (loss) before
    Income taxes...........    (670,700)   (558,204)  (3,642,085)    (4,870,989)
Income taxes...............
                            ===========   ==========  ===========   ============
Net income (loss).......... $  (670,700) $ (558,204) $(3,642,085)   $(4,870,989)
                            ===========   ==========  ===========   ============


Year Ended December 31, 1997 versus Year Ended December 31, 1998

Net Revenues

Revenues were $27,847,000 for the year ended December 31, 1998 compared to $15,726,000 for the year ended December 31, 1997, an increase of $12,121,000, or 77.1%. On Stage's revenue is derived from four principal segments: casinos, events, merchandise, and theaters.

Casino revenues were approximately $6,977,000 for the year ended December 31, 1998 compared to $6,326,000 for the year ended December 31, 1997, an increase of $651,000, or 10.2%. The increase was primarily attributable to new show openings at Hilton Hotel & Casino and Trump Taj Mahal Hotel & Casino in Atlantic City, New Jersey, as well as new shows at Crown Casino in Melbourne, Australia, River Palms Resort Casino in Laughlin, Nevada and Muckleshoot Casino in Auburn, Washington. The increase was partially offset by decrease attributable to the Legends show at the Imperial Palace in Las Vegas, Nevada.

Events revenues were $2,555,000 for the year ended December 31, 1998 compared to $2,552,000 for the year ended December 31, 1997, an increase of $3,000, or 0.12%.

Merchandise revenues were approximately $1,243,000 for the year ended December 31, 1998 compared to $455,000 for the year ended December 31, 1997, an increase of $788,000, or 173.2%. This increase was mainly attributable to an increase in photo sales as a result of the Kodak Relationship and the inclusion of properties acquired from Gedco USA Acquisition in 1998.

Theaters revenues were approximately $17,064,000 for the year ended December 31, 1998 compared to $6,392,000 for the year ended December 31, 1997, an increase of $10,672,000, or 166.9%. This increase in revenues was primarily attributed to new Legends show openings since March 1998 at the Legends Theater in Branson, Missouri, the Legends show at the Sheraton Centre in Toronto, Canada and the inclusion of Gedco properties. This increase was partially offset by decreases attributable to the discontinuation of the Legends show in Daytona Beach, Florida and decrease in revenues derived from the Legends Theater in Myrtle Beach, South Carolina.

Costs of Revenues

Total costs of revenues were $22,228,524 for the year ended December 31, 1998 compared to $11,414,000 for the year ended December 31, 1997, an increase of $10,814,524, or 94.8%. Costs of revenues increased to 79.8% of net revenues for the year ended December 31, 1998, as compared to 72.6% for the year ended December 31, 1997. This increase in cost of revenues as a percent of net revenues was primarily attributable to a change in the mix of our revenues from primarily theater shows to a combination of theater and dinner theater shows.

Selling,  General and Administrative

Selling, general and administrative expenses were approximately $6,276,000 for the year ended December 31, 1998 compared to $4,946,000 for the year ended December 31, 1997, an increase of $1,330,000, or 26.8%. Selling, general and administrative expenses decreased to 22.5% of net revenues for the year ended December 31, 1998, as compared to 31.5% for the year ended December 31, 1997, which was primarily attributable to a consolidation of operations resulting in a reduction of work force due to elimination of duplicate or overlapping positions.

Depreciation and Amortization


Depreciation and amortization was $1,807,000 for year ended December 31, 1998 compared to $982,000 for the year ended December 31, 1997, an increase of $825,000, or 84.0%. The increase was primarily due to capital additions to current shows, expenses related to a discontinued location and the determination at December 31, 1998 of the impairment of net assets acquired in connection with the Interactive Events, Inc. purchase.

Expenses to Discontinued Location

On Stage decided to discontinue operations of our Legends production in Daytona Beach, Florida on December 31, 1997. As part of the closing, we incurred additional expenses of $489,285 during 1997. Additionally, in 1998 we wrote-off $443,096 of Net Assets. We have plans to transfer the remaining furniture and equipment currently located at the Daytona Beach facility to other locations during 1999.

Asset Impairment Loss

On Stage decided to restructure our Legends production in Toronto, Canada on December 31, 1998. As part of the restructuring, we had an impairment of net assets and wrote off $409,000.

Operating Income

On Stage's operating loss was approximately $3,316,000 for the year ended December 31, 1998 compared to an operating loss of $2,105,000 for the year ended December 31, 1997, an increase in loss of $1,211,000. This increase in loss is primarily attributable to recurring losses at our Toronto and Buena Park locations.

Interest Expense,  Net Asset

Interest expense was approximately $1,555,000 for year ended December 31, 1998 compared to $834,000 for the year ended December 31, 1997, an increase of $721,000 or 86.4%. The increase was primarily due to additional debt incurred for the Gedco acquisition and the Fox Family acquisition in 1998.

Seasonality and Quarterly Results

On Stage's business has been, and is expected to remain, highly seasonal, with the majority of our revenue being generated during the months of April through October. Part of our business strategy is to increase sales in tourist markets that experience their peak seasons from November through March so as to offset seasonality in revenues. The Gedco asset acquisition has helped to mitigate the seasonality in our revenues seasonality by increasing our sales from November through March.

The following table sets forth On Stage's net revenues for each of the last eight quarters ended December 31, 1998:

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

Tax Net Operating Losses

At December 31, 1997 and 1998, On Stage had federal net operating loss carryforwards of approximately $3,138,544 in 1997, and $6,315,193 in 1998, respectively. Under Section 382 of the Internal Revenue Code, significant changes in ownership contemplated by us may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

General

On Stage has historically met our working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. We anticipate, based on our proposed plans and assumptions relating to our operations, that our current cash, cash equivalent balances, anticipated revenue from operations and our working capital line are insufficient to fund our ongoing operations.

On Stage intends to manage short-term liquidity concerns through the renegotiations of our expired working capital line, capital leases and mortgage facilities. We have either closed down or restructured any business units that were not generating positive cash flow. In addition, we have lowered selling, general and administrative expenses as a percentage of net revenues from 31.5% in 1997 to 22.4% in 1998 and continues to downsize and restructure our selling, general and administrative functions.

In addition, we are continuing our efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that we will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to us.

For the year ended December 31, 1997, On Stage had net cash deficit used by operations of approximately $1,099,000. This net cash deficit was primarily attributable to the losses incurred at our Legends show in Daytona Beach, Florida, and increases in selling, general and administrative expenses incurred in anticipation of the rapid growth of On Stage. For the year ended December 31, 1998, On Stage had a net cash deficit from operations of $1,534,000. The net cash deficit provided from operations was primarily attributable to legal fees, vacation accruals, asset impairment expenses, and due diligence expenses written off in connection with prospective acquisitions, operational losses at the Legends show in Toronto, Canada, Wild Bill's Dinner Extravaganza in Buena Park, California, and the debt service on our mortgage and credit line facilities.

The net cash used in investing activities for the year ended December 31, 1997 of $1,241,000 was primarily attributable to capital expenditures and advances on notes receivable from officers, and direct acquisition costs. The net cash used in investing activities for the year ended December 31, 1998 of $14,548,000 was primarily attributable to advances on notes receivable from officers, capital expenditures and direct acquisition costs related to acquisitions.


On August 13, 1997, On Stage completed an initial public offering of 1,400,000 shares of common stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of common stock at $0.10 per warrant. The net proceeds were from the offering, were approximately $4,856,000, net of offering underwriting discounts, commissions and expenses and costs incurred by us was approximately $1,414,000.

Net cash provided by financing activities for the year ended December 31, 1997 of $4,373,000 was primarily generated from our initial public offering. This increase in cash was partially offset by the repayment of a $750,000 bridge loan. Net cash provided by financing activities for the year ended December 31, 1998 of $14,701,000 was primarily attributable to Imperial Credit Commercial Mortgage Investment Corporation funding of $12,500,000 for the Gedco asset acquisition and $1,650,000 million for the Fox Family asset acquisition.


Working  Capital

At December 31, 1997, On Stage had working capital of approximately $1,797,000, primarily from proceeds derived from the sale of our common stock and redeemable warrants from the our initial public offering. The proceeds of the offering were partially offset by increases in inventory and deposits. At December 31, 1998, we had a working capital deficit of approximately $16,791,000, which resulted, primarily, from an increase in our working capital line of credit, accounts payable, accrued expenses, and accrued payroll and other liabilities. Because of the recurring losses, the working capital deficit and the loan defaults, our auditors have issued a going concern opinion.

On August 13, 1997, On Stage converted all of the approximately $1,800,000 of principal amount of outstanding convertible debentures into an aggregate of 505,649 shares of common stock. The conversion was based upon a ratio of 295 shares of common stock for each $1,000 in principal amount of convertible debentures. The conversion resulted in a one-time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $4.00 per share of common stock).

On August 13, 1997, On Stage paid off a $750,000 bridge loan in full, which, with principal and interest, totaled $773,000.

As of December 31, 1996, On Stage had a term loan outstanding in the principal amount of $150,000, with First Security Bank of Nevada, which accrued interest at a rate of 11.5% per annum. On October 10, 1997, we paid off the balance of this term loan, in full, which, including all outstanding principal and accrued interest, was $19,091.

Working Capital Line

In May 1997, First Security Bank of Nevada issued a line of credit to us for up to $250,000. Borrowings under this line of credit bear variable interest at 1.5% over the First Security Bank of Idaho's index 10% per year as of the facility's inception--and are due on demand. John W. Stuart has personally guaranteed this line of credit.

On March 28, 1998, First Security agreed to increase this line of credit from $250,000 to $1,000,000 and the expiration date was extended to March 25, 1999. As of December 31, 1998, On Stage had drawn $1,000,000 on the line of credit. As of March 31, 1999, On Stage had failed to pay off any part of the line of credit and is in default under its terms. We are continuing to negotiate with First Security to either extend the line of credit or convert it into a term loan facility. On April 29, 1999, we received a notice of default under the line of credit from First Security. In the notice of default, First Security Bank asked On Stage to make a repayment proposal and provide additional information on or before May 3, 1999. While we are attempting to negotiate an extension or restructuring of this line of credit, there can be no assurance that our attempts to negotiate an extension or restructuring of this line of credit will be successful or that First Security will not take additional action to collect this debt.

Capital Equipment  Financing  Commitment

On September 29, 1997, First Security Leasing Company, a Utah corporation, approved On Stage for a $1,000,000 lease line of credit. Advances under the lease line incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713, commencing in April 1998 and May 1998, respectively, and terminating on October 2001, September 2001 and November 2001. We also received a notice of default under this lease line on April 29, 1999. While we are attempting to negotiate an extension or restructuring of this lease line, there can be no assurance that our attempts to negotiate on extension or restructuring of this lease line will be successful or that First Security Leasing will not take additional action to collect this debt.

Mortgage Financing Commitment

On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation agreed to provide up to $20,000,000 of mortgage financing to On Stage. On the same date, we used $12,500,000 of said facility to fund the cash portion of the Gedco asset acquisition and related fees. We subsequently used $1,100,000 on June 30, 1998 to fund the cash portion of the Fox Family Acquisition and $550,000 on October 7, 1998 for our working capital needs. Concurrently with the Imperial Credit financing, Mark Karlan, the President of Imperial Credit, was named a member of On Stage's board of directors, filling a vacancy created by the resignation of Kenneth Berg. We made our January, February and March 1999 payments under this loan after the due date for those payments. As a result of those delinquencies, we have incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of May 3, 1999, we had not made our payments to Imperial Credit due April 1, 1999 or May 1, 1999. We are currently negotiating with Imperial Credit to extend some of the repayment terms under this facility and to obtain waivers or amendments with respect to other defaults under the facility, including a breach of debt service coverage ratio warranties.

In the event that First Security, First Security Leasing or ICCMIC initiates foreclosure action against us or our assets, all or a portion of our property and assets securing the credit facilities and mortgage financing extended by those lenders may be sold to satisfy our commitments under the terms of those facilities. We intend to renegotiate the terms of our credit facilities, to obtain extensions of the terms of those facilities and to seek alternative additional financing. There can be no assurance that our efforts will be successful.

Impact of Inflation

On Stage believes that inflation has not had a material impact on our operations. However, substantial increases in material costs could adversely affect our operations in future periods.

Year 2000

On Stage believes that our accounting and financial reporting systems are Year 2000 ready or Year 2000 compliant. We have invested in the latest hardware and software and we have implemented standards that require Year 2000 compliance from all vendors. We do not anticipate any problems in maintaining this compliance in the future.

However, we are still continuing to assess Year 2000 preparedness, through actively coordinating with vendors, creditors and financial organizations to prepare for possible repercussions of non-compliance. We are also undertaking exhaustive surveys in each of our geographic locations to further determine preparedness. We have hired Business Communications, Inc. to visit each site and physically re-certify that each machine, microprocessor and software program in use is Year 2000 compliant. We have allocated $50,000 to complete our certification program and we anticipate completion by June 30, 1999.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Account Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. On Stage adopted SFAS No. 129 as of January 1, 1998 which had no effect on our financial position or results of operations.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. On Stage adopted SFAS No. 130 as of January 1, 1998 which had no effect on our financial position or results of operations.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report specified information about operating segments, products, services and geographical areas in which they operate and their major customers. On Stage adopted SFAS No. 131 on January 1, 1998 which had no effect on our financial position or results of operations; however, disclosures on some of these items were expanded as a result of adopting SFAS No. 131.


Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," ("SOFP 98-5")issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. On Stage does not expect the adoption of SOP 98-5 to have a material impact, if any, on ourfinancial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. On Stage does not expect the adoption of SFAS No. 133 to have a material impact, if any, on our results of operations, financial position or cash flows.

Subsequent Events

Notes Payable to Principal Stockholder

On April 5, 1999, On Stage entered into an agreement with Mr. Stuart, under which On Stage agreed to accept a bridge loan from Mr. Stuart in an amount of up to $500,000 in return for a one year promissory note bearing 12% interest, a 5% origination fee and a warrant to purchase one share of common stock for each $1.00 invested, provided that On Stage did not repay Mr. Stuart within thirty
(30) days. As of May 3, 1999, On Stage had accepted $200,000 of the potential $500,000 from Mr. Stuart.

On March 4, 1999, the board of directors authorized a loan in the principal amount of $100,000 from Mr. Stuart our chairman, chief executive officer and principal stockholder. This Loan is evidenced by a one year promissory note bearing an interest rate of twelve percent (12%) per annum, due on March 3, 2000. In consideration for this Loan, the board of directors approved the issuance of warrants to purchase 100,000 shares of common stock at a price of $1.00 per share, the market price on the closing date of the Loan. Additionally, On Stage agreed to pay legal fees incurred by Mr. Stuart in connection with this transaction, as well as an additional $12,500 for previous legal bills Mr. Stuart personally incurred for On Stage related matters.

In March 1997, On Stage agreed with our underwriter, Whale Securities Co., L.P., that it would neither loan nor advance any sums to or on behalf of Mr. Stuart, other than those sums advanced to Mr. Stuart from December 31, 1996 through August 13, 1997, the effective date of our initial public offering without Whale's prior written consent. On October 23, 1997 and again on November 17, 1997, On Stage advanced Mr. Stuart an aggregate of $105,483, for which it obtained Whale's prior written consent. Whale authorized On Stage on March 25, 1998 to advance an additional $150,000 to Mr. Stuart for settlement of litigation related to his involvement in the Legends in Concert show in Hawaii. As of June 30, 1998, On Stage had advanced Mr. Stuart an aggregate of $136,194, evidenced by a promissory note. The funds advanced by On Stage accrued interest at the rate of ten percent (10%) per annum. The advance to Mr. Stuart became due and payable one year from the date of which it was made. On July 6, 1998, Mr. Stuart paid the advance in full.

In February 1997, Mr. Stuart granted to Senna Venture Capital Holdings, Inc., an affiliate of DYDX Legends Group L.P. (and a lender to On Stage), an option to purchase 142,292 of his shares of common stock at an exercise price of $5.00 per share, in consideration for (i) DYDX waiving a technical default under a loan agreement entered into between DYDX and On Stage and (ii) DYDX's agreement in connection with a waiver to allow $1,780,424 in debt forgiveness to Mr. Stuart in 1997. That option is exercisable for a period of two years commencing February 9, 1998.

On Stage leases from Mr. Stuart seven condominium units in Atlantic City, New Jersey for use by On Stage's performers. The current lease term expires on June 30, 2000. The total lease payment to Mr. Stuart from On Stage is currently $7,833 per month, which amount we believe approximates the fair market value for the use of these properties. In addition, commencing as of January 1, 1997, On Stage began paying directly the association dues, insurance, taxes, maintenance and utilities on the Warwick leases. On Stage paid aggregate rent to Mr. Stuart for the leases of $150,686 and $149,686 for each of the years ended December 31, 1997 and 1998, respectively.

Note Receivable from Chief Financial Officer

On April 13, 1998, On Stage loaned $63,213 to Kiran Sidhu, On Stage's Senior Vice President and Chief Financial Officer, to assist Mr. Sidhu with satisfying personal income taxes incurred as a result of the issuance of 40,532 shares of common stock in accordance with the terms of Mr. Sidhu's employment agreement with On Stage. The note, which recently matured on April 12, 1999, was secured by Mr. Sidhu's 40,532 shares of common stock. Mr. Sidhu subsequently requested that On Stage extend the maturity date of the note through to December 31, 1999, due primarily to the fact that he does not have sufficient funds to repay the note, coupled with the fact that the common stock which secures the repayment of the note is not enough to satisfy the outstanding debt, since the common stock has declined in value from $5.00 per share when issued, to approximately $1.00 per share as of the maturity date. On April 13, 1999, On Stage agreed to extend the maturity date on the note to December 31, 1999.



On April 16, 1999, Mr. Sidhu sold Mr. Stuart the 40,532 shares of common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.

Chief Financial Officer Employment Restructuring

On April 16, 1999, Mr. Sidhu agreed to restructure his current employment agreement with On Stage in an attempt to assist On Stage with facilitating our restructuring plan. Under the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he had to his employment, option, and confidentiality agreements, in return for the following:

o a new employment agreement which he will be an "at-will" consultant at a flat rate of $50.00 per hour;
o a new option agreement which affords him the right to purchase 140,000 shares of common stock at a strike price of $1.50 per share;
o a reimbursement of $25,000 for unpaid insurance, car allowances and expenses;
o    $17,887 for all accrued, but unused vacation pay;
o    all earned, but unpaid salary under his old employment  agreement;  and
o    forgiveness  of a  promissory  note in the amount of $7,472 held by On
     Stage.

Additionally, On Stage agreed to pay Mr. Sidhu $25,000 within ninety (90) days of this restructuring, in consideration for Mr. Sidhu's execution of a new confidentiality and non-competition agreement.

Common Stock Purchase Agreement with Whale Securities Co., L.P.

On or about January 28, 1999, On Stage entered into a Stock Purchase Agreement with our underwriter Whale Securities Co., L.P., under which On Stage agreed to sell 150,000 shares of its' common stock to certain of Whale's customers for an aggregate purchase price of $100,000.

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

                          ON STAGE ENTERTAINMENT, INC.

                          List of Financial Statements


The following financial statements of On Stage and the report of our Independent auditors thereon, included in the 1998 Annual Report to Stockholders, are incorporated by reference in Item 7:

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

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Years Ended December 31,
                                            ---------------------------------
                                                  1997              1998
                                            ---------------    --------------
Net revenues.............................   $   15,726,074    $   27,847,476
Direct production costs..................       11,413,524        22,228,524
                                            ---------------    --------------
Cost of revenues.........................        4,312,550         5,618,952
                                            ---------------    --------------
Operating expenses
 Selling, general and administrative.....        4,946,135         6,276,325
 Depreciation and amortization...........          982,180         1,806,526
 Impairment loss (Note 12)...............                -           409,117
 Expenses at discontinued location
 (Note 8)................................          489,285           443,096
                                            ---------------    --------------
Operating loss...........................       (2,105,050)       (3,316,112)

Interest expense, net (See Note 9)......           834,333         1,554,877
                                            ---------------    --------------
Loss before income taxes.................       (2,939,383)       (4,870,989)

Income taxes (Note 10)...................            6,673                -
                                            ---------------    --------------
Net loss.................................   $   (2,946,056)    $  (4,870,989)
                                            ---------------    --------------
Basic loss per share.....................   $        (0.55)    $       (0.68)
                                            ---------------    --------------
Diluted loss per share...................   $        (0.55)    $       (0.68)
                                            ---------------    --------------
Basic average number of common
 shares outstanding......................        5,365,851         7,191,276
                                            ---------------    --------------
Diluted average number of common
 shares outstanding......................        5,365,851         7,191,276
                                            ---------------    --------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS STOCKHOLDER'S EQUITY (DEFICIT)


                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive
                               Shares         Amount       Capital      Income
                              ----------   -----------   -----------  ----------
Balance, December 31, 1996.. $ 4,002,044   $   40,020      121,024    $       -
Issuance of common stock
 in connection with the
 bridge financing (Note 3)..     195,500        1,956      364,344            -
Issuance of common stock
 to officer (Note 4)........      40,532          405      161,724            -
Warrant exchange (Note 5)...     440,755        4,408       (4,408)           -
Issuance of common stock
 in connection with
 Interactive Events
 acquisition (Note 5)........     11,020          110       60,500            -
Issuance of common stock
 in connection with the
 initial public offering
 (Note 5)....................  1,400,000       14,000    4,841,975            -
Issuance of common stock
 in connection with the
 Debentures conversion
 (Note 3)....................    505,649        5,056    1,794,854            -
Net loss for the year........          -            -            -            -
                               ----------    ---------   ----------   ----------
Balance, December 31, 1997...  6,595,500       65,955    7,340,013            -

Issuance of common stock in
 connection with Gedco
 acquisition (Note 11).......    595,238        5,952   2,494,048             -
Issuance of common stock
 in connection with Fox
 Family acquisition (Note 11).   206,612        2,066     721,076             -
Issuance of common stock
 in connection with
 private placement (Note 5)..     55,000          550      54,450             -
Issuance of warrants in
 connection with financing
 (Note 11)...................          -            -     645,000             -
Comprehensive loss:
 Net loss for the year.......          -            -           -             -
 Currency exchange adjustment          -            -           -        67,289
                                ----------   ----------  ---------    ----------
Comprehensive loss...........          -            -           -             -
                                ----------   ----------  ---------    ----------
Balance, December 31, 1998...  $7,452,350   $  74,523  $11,254,587    $  67,289
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

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and has a working capital deficit $16,791,000 that impairs its ability to obtain additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainities

The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank and financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations that the Company's current cash, cash equivalent balances, anticipated revenues from operations are insufficient to fund the Company's ongoing operations.

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

NOTE 5 - STOCKHOLDER'S EQUITY

Initial Public Offering

On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of Common Stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of Common Stock at $0.10 per warrant (the "IPO"). The net proceeds to the Company of the IPO after underwriting discounts, commissions and expenses was approximately $4,855,975.

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

On April 16, 1999, the officer sold to the CEO 40,532 shares of the Company's common stock. In exchange, the CEO agreed to assume the officer's $60,798 note in favor of the Company, with recourse only to the 40,532 shares of common stock purchased from the officer. The officer executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of the officer's employment restructuring.

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

Calvin Gilmore Productions, Inc. Acquisition

On June 30, 1998, the Company completed its acquisition of certain assets from Calvin Gilmore Productions, Inc. ("CGP"), an affiliate of Fox Family Worldwide, Inc. for a purchase price of $1,000,000 in cash and 206,612 shares of common stock valued at $723,142 (the "Fox Acquisition").

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


NOTE 12 - IMPAIRMENT OF TORONTO ASSETS

The Company decided to restructure its Legend's Production in Toronto, Canada on December 31, 1998. As part of the restructuring, the Company had an impairment of net assets and wrote off net assets of $409,000.

NOTE 13 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, which was adopted by the Company in the fourth quarter of 1998.


The Company derives its net revenues from six reportable segments. The Casino Segment ("Casinos") primarily sells live theatrical productions to Casinos worldwide for a fixed fee. In addition, this segment also operates the Company's Legends show at the Imperial Palace. The Theaters Segment ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This segment derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events Segment ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise Segment ("Merchandise") sells merchandise and souvenir photography products to patrons who attend On Stage's productions. The Production Services Segment ("Production") sells technical equipment and services to commercial clients, however, this segment's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate and finance portion of the Company's ("OSE")operations.

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

The following table sets forth the segment profit/(loss) and asset information:

                             Year Ended December 31, 1998
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,977,020     $2,554,942  $1,243,451     $17,064,071

Interest expense..... $    4,712     $    1,292  $      193     $ 1,354,370

Depreciation
  and amortization... $  268,780     $  140,455  $    5,055     $ 1,086,822

Segment profit (loss) $1,763,584     $ (223,386) $  252,561     $(2,463,460)

Segment assets....... $  828,652     $  439,549  $   53,606     $20,238,655

Additions to
 long-lived assets... $  327,365     $  178,341  $   43,318     $   643,860



                          Year Ended December 31, 1998
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------
Revenues from
 external customer... $    7,992     $        -       $ 27,847,476

Interest expense..... $        -     $   194,310      $  1,554,877

Depreciation
  and amortization... $   47,705     $   260,709      $  1,806,526

Segment profit (loss) $ (558,204)    $(3,642,084)     $ (4,870,989)

Segment assets....... $  571,692     $ 1,957,065      $ 24,089,219

Additions to
 long-lived assets... $   60,001     $   840,450      $  2,093,335

                             Year Ended December 31, 1997
                  -------------------------------------------------

                       Casinos       Events      Merchandise      Theaters
                       ---------    ----------   -----------    -----------

Revenues from
 external customer... $6,326,952     $2,552,440  $  454,842     $ 6,391,840

Interest expense..... $        -     $     (297) $        -     $         -

Depreciation
  and amortization... $  141,275     $    6,221  $        -     $   323,336

Segment profit (loss) $2,048,288     $  196,550  $  315,153     $  (281,821)

Segment assets....... $  642,428     $  196,388  $        -     $   865,202

Additions to
 long-lived assets... $  248,688     $   45,093  $        -     $  724,232


                          Year Ended December 31, 1997
                                  (continued)
                -------------------------------------------------
                                                        Total
                        Production        OSE         Consolidated
                        ----------     ----------     ------------

Revenues from
 external customer... $        -     $        -       $ 15,726,074

Interest expense..... $        -     $   834,630      $    834,333

Depreciation
  and amortization... $        -     $   511,348      $    982,180

Segment profit (loss) $ (194,694)    $(4,188,526)     $ (2,105,050)

Segment assets....... $  494,949     $ 4,278,296      $  6,477,263

Additions to
 long-lived assets... $  120,868     $   156,058      $  1,294,939

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

On April 16, 1999, Mr. Sidhu agreed to restructure his current employment agreement with the Company in an attempt to assist the Company with facilitating its restructuring plan. Pursuant to the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he has to his current employment, option, and confidentiality agreements, in return for the following: (1) a new employment agreement with the Company which he will be an "at-will" consultant at a flat rate of $50.00 per hour; (2) a new option agreement which affords him the right to purchase 140,000 shares of On Stage's common stock at a strike price of $1.50 per share; (3) a reimbursement of $25,000 for unpaid insurance, car allowances and expenses; (4) $17,887.25 for all his accrued, but unused vacation pay; (5) all earned, but unpaid salary under his old employment agreement; and (6) forgiveness of a promissory note in the amount of $7,472 held in favor of the Company. Additionally, the Company agreed to pay Mr. Sidhu $25,000 within ninety (90) days of this restructuring, in consideration for Mr. Sidhu's execution of a new confidentiality and non-competition agreement with the Company.

On April 16, 1999, Mr. Sidhu sold Mr. Stuart 40,532 shares of the Company's common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the prinicipal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.