Form 10KSB, Exhibit 13
period 1999-12-31
ON STAGE ENTERTAINMENT INC
filed 2000-04-17
CIK 1035514

Overview

     The financial statements included in this report include the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation and its subsidiaries: Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; On Stage Theaters, Inc., a Nevada corporation; Wild Bill's California, Inc., a Nevada corporation; Blazing Pianos, Inc., a Nevada corporation; King Henry's Inc., a Nevada corporation; On Stage Merchandise, Inc., a Nevada corporation; On Stage Events, Inc., a Nevada corporation; On Stage Casino Entertainment, Inc., a Nevada corporation; On Stage Productions, Inc., a Nevada corporation; On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation; On Stage Theaters Surfside Beach, Inc., a Nevada corporation; and Interactive Events, Inc., a Georgia corporation.

     On Stage derives net revenues from five reportable segments:

     o Casinos. The Casinos segment primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition, this Casinos segment also operates our Legends show at the Imperial Palace in Las Vegas, Nevada and Biloxi, Mississippi and at Bally's Park Place in Atlantic City, New Jersey.

     o Theaters. The Theaters segment owns and/or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This Theaters segment derives revenues from the sale of tickets, along with food and beverages to patrons who attend our live theatrical productions.

     o Events. The Events segment sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. Revenues generated from the Events segment are included in the Casinos segment.

     o Merchandise. The Merchandise segment sells merchandise and souvenir photography products to patrons who attend our Casinos, Theaters, and Events segment productions. Revenues generated from the Merchandise segment are included in the Theaters segment.

     o Production Services. The Production Services segment sells technical equipment and services to commercial clients. However, the Productions Services segment's primary focus is to provide technical support for all of the Casinos, Theaters, Events and Merchandise segments.

     This document contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include certain information relating to potential new show openings, the potential markets for On Stage's productions, the expansion of existing and potential gaming and tourist markets, our exposure to various trends in the gaming industry, our restructuring plans and the benefits we anticipate from restructuring, our business strategy, our outstanding litigation matters and the defenses available to us, the seasonality of our business, and liquidity issues, as well as information contained elsewhere in this report where current statements are preceded by, followed by or include the words "believes," "expects," "anticipates" or similar expressions. For these statements, On Stage claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document are subject to risks and uncertainties that could cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by the statements.

     The most important factors that could prevent On Stage from achieving our goals--and cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the information provided under the heading "Description of Business-Risk Factors" in Item 1 of our Annual Report on Form 10-KSB for the year ended December 31, 1998, as well as the following:

     o On Stage's ability to renegotiate its defaulted debt obligations with its Lenders and continue to forebear foreclosure proceedings against its properties;

     o The dependence on our flagship Legends in Concert production and our principal production venues;

     o The ability to successfully produce and market new productions and to manage the growth associated with any new productions;

     o    Risks associated with our acquisition strategy,  including our ability
          to   successfully   identify,   complete   and   integrate   strategic
          acquisitions;

     o The ability to meet our commitments under our credit facilities, which are currently in default, and to obtain alternative, additional financing on commercially reasonable terms;

     o    The ability to continue as an ongoing concern;

     o The competitive nature of the leisure and entertainment industry and the ability to continue to distinguish our services;

     o Fluctuations in quarterly operating results and the highly seasonal nature of our business;

     o The ability to reproduce the performance, likeness and voice of various celebrities without infringing on the publicity rights of those celebrities or their estates, as well as our ability to protect our intellectual property rights;

     o The ability to successfully manage the litigation pending against us and to avoid future litigation; and

     o The results of operations which depend on numerous factors, including the commencement and expiration of contracts, the timing and amount of new business generated by us, our revenue mix, the timing and level of additional selling, general and administrative expense and the general competitive conditions in the leisure and entertainment industry as well as the overall economy.

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

Results of Operations

     The following table sets forth the various components of the Company's net revenue as a percentage of the total net revenue for the periods indicated:


                                                                        Year Ended December 31,
                                                                 ---------------------------------------
                                                                       1998                   1999
                                                                 -----------------       ---------------

      Net revenues................................                  100.0%                 100.0%
      Costs of Revenues...........................                    79.8                   77.7
                                                                 -----------------       ---------------

      Gross profit................................                    20.2                   22.3
      Selling, general and administrative.........                    22.5                   15.2
      Depreciation and amoritziation..............                     6.5                    4.4
      Expenses at discounted location.............                     1.6                    0.0
      Asset impairment loss.......................                     1.5                    0.0
      Restructuring charges.......................                     0.0                    1.5
                                                                 -----------------       ---------------

      Operating Income (loss).....................                  (11.9)                    1.2
      Interest expenses, net......................                     5.6                   10.1
      Other income................................                     0.0                  (1.8)
      Loss on disposal of fixed assets............                     0.0                    0.2
                                                                 -----------------       ---------------

      Pre-tax loss................................                   (17.5)                  (7.3)
      Income taxes................................                     0.0                    0.0
      Net loss....................................                   (17.5)%                 (7.3)%
                                                                 =================       ===============

     Net loss for the year ended December 31, 1998, was $4,870,989, as compared to a net loss of $2,090,339 for the year ended December 31, 1999.

     The following tables sets forth the results of operations by the Company for reportable segment indicated:

                          Year ended December 31, 1998

                             Casino      Production     Theaters     Operations
                                                         Services     Sub-Total
                            ---------- ------------ -------------   ------------
Net revenues............... $9,522,738 $     71,589  $ 18,253,148  $ 27,847,476
Cost of  revenues..........  6,453,955      521,493    15,253,077    22,228,524
                            ----------- ------------ -------------  ------------
Gross profit...............  3,068,784     (449,903)    3,000,072     5,618,952
Selling, general &
administrative.............  1,156,533            -     1,704,326     2,860,860
Depreciation & amortization    409,235       44,704     1,086,824     1,540,762
Discontinued operations....          -            -       443,096       443,096
Asset impairment loss......          -            -       409,116       409,116
Restructuring Charges......     -             -             -             -
                            ----------- ------------ -------------  ------------
Operating income (loss)....  1,503,015     (494,607)     (643,291)      365,117

Interest expense, net......      3,522            -     1,412,116     1,415,639
Gain (loss) on sale of
    fixed assets...........          -            -             -             -
                            ----------- ------------ -------------  ------------
Net income (loss) before
    Income taxes...........  1,499,493     (494,607)   (2,055,408)   (1,050,522)
Income taxes...............         0             0             0             0
                            =========== ============ =============  ============
Net income (loss).......... $1,499,493   $ (494,607)  $(2,055,408)  $(1,050,522)
                            =========== ============ =============  ============

                          Year ended December 31, 1998
                                (continued)


                            Operating        Corporate        Total
                             Sub-Total         Office      Consolidated
                           ------------     ----------    -------------
Net revenues.............. $27,847,476     $        -     $27,847,476
Cost of revenues..........  22,228,524              -      22,228,524
                           ------------     ----------    -------------
Gross profit..............   5,618,952              -       5,618,952
Selling, general &
administrative............   2,860,860      3,415,465       6,276,325
Depreciation & amortization  1,540,762        265,764       1,806,526
Discontinued operations....    443,096              -         443,096
Asset impairment loss......    409,116              -         409,116
                            ----------    ------------     ------------
Operating income (loss)....    365,117     (3,681,229)     (3,316,112)

Interest expense, net......  1,415,639        139,239       1,554,877
                             -----------     ----------    ------------
Net income (loss) before
    income taxes........... (1,050,522)       139,239      (4,870,989)
Income taxes...............          0              0               0
                             ===========     ==========    ============
Net income (loss)..........$(1,050,522)    $(3,820,467)   $(4,870,989)
                             ===========     ==========    ============

                                Year ended December 31, 1999


                             Casino      Production     Theaters    Operations
                                          Services                   Sub-Total
                             ---------- ------------ -------------  ------------
Net revenues............... $10,006,642   $ 103,896  $ 18,438,104  $ 28,548,642
Cost of revenues..........    6,565,776     679,128    14,931,965    22,176,869
                            ----------- ------------ -------------  ------------
Gross profit...............   3,440,866    (575,232)    3,506,139     6,371,773
Selling, general &
administrative.............    766,964            -     1,747,966     2,514,930
Depreciation & amortization    401,664       90,239       559,335     1,051,238
Discontinued operations....          -            -             -             -
Asset impairment loss......          -            -             -             -
Restructuring Charges......     41,494            -       111,880       153,374
                            ----------- ------------ -------------  ------------
Operating income (loss)....  2,230,744     (665,471)    1,086,958     2,652,231

Interest expense, net......         84         1,123    2,648,061     2,649,268
Gain (loss) on sale of
    fixed assets...........          -            -        61,237        61,237
Other income--discounted
    invoices...............          -            -             -             -
Other income...............    (97,490)           -             -       (97,490)
                            ----------- ------------ -------------  ------------
Net income (loss) before
    Income taxes...........  2,328,150     (666,594)   (1,622,340)       39,216
Income taxes...............          0            0             0             0
                            =========== ============ =============  ============
Net income (loss).......... $2,328,150   $ (666,594)  $(1,622,340)   $   39,216
                            =========== ============ =============  ============

                          Year ended December 31, 1999
                                (continued)

                                        Corporate         Total
                                         Office       Consolidated
                                       ----------     ------------
Net revenues...............            $        -      $28,548,642
Cost of  revenues..........                     -       22,176,869
                                       ----------     ------------
Gross profit...............                     -        6,371,773
Selling, general &
administrative.............             1,836,871        4,351,801
Depreciation & amortization               192,910        1,244,148
Discontinued operations....                     -                -
Asset impairment loss......                     -                -
Restructuring Charges......               273,580          426,954
                                       ----------      ------------
Operating income (loss)....            (2,303,361)         348,870

Interest expense, net......               230,359        2,879,627
Gain (loss) on sale of
       fixed assets........                 1,819           63,056
Other income--discounted
       invoices............              (405,984)        (405,984)
Other income...............                     -          (97,490)
                                       ----------    ------------
Net income (loss) before
    income taxes...........            (2,129,555)     (2,090,339)
Income taxes...............                     0               0
                                       ==========    ============
Net income (loss)..........           $(2,129,555)   $ (2,090,339)
                                       ==========    ============

Year Ended December 31, 1998 versus Year Ended December 31, 1999

     Net Revenues

     Revenues were $28,549,000 for the year ended December 31, 1999 compared to $27,847,000 for the year ended December 31, 1998, an increase of $702,000, or 2.5%. The Company's revenue is derived from four principal segments: Casino, Production Services, Merchandise, and Theaters. Merchandise revenues are accounted for in the Theaters reports.

     Casinos revenues were approximately $10,007,000 for the year ended December 31, 1999 compared to $9,523,000 for the year ended December 31, 1998, an increase of $484,000, or 5.1%. This increase was primarily attributable to new Legends shows on Premier Cruise Line, new Legends shows at the Imperial Palace, in Biloxi. The increase was partially offset attributable to the Legends show at the Imperial Palace.

     Production Services revenues were approximately $104,000 for the year ended December 31, 1999 compared to 72,000 for the year ended December 31, 1998. The increase was primarily attributable to equipment rental.

     Theaters revenues were approximately $18,438,000 for the year ended December 31, 1999 compared to $18,253,000 for the year ended December 31, 1999, an increase of $185,000, or 1.1%. This increase in revenues was primarily attributable to the fact that the dinner theaters acquired as a result of the Gedco acquisition were given a full 12 months of results of operations in 1999, compared to only 9.5 months results of operations in 1998. The increase was partially offset by the discontinuation of the Legends show in Toronto, Canada.

Costs of Revenues

     The total costs of revenues were $22,177,000 for the year ended December 31, 1999 compared to $22,229,000 for the year ended December 31, 1998, a decrease of $52,000, or 2.3%. Costs of revenues decreased to 77.7% of net revenues for the year ended December 31, 1999, as compared to 79.8% for the year ended December 31, 1998. This decrease in cost of revenues as a percent of net revenues was primarily attributable to a change in the mix of our revenues.

     Selling, General and Administrative

     Selling, general and administrative costs were approximately $4,352,000 for the year ended December 31, 1999 compared to $6,276,000 for the year ended December 31, 1998, a decrease of $1,924,000, or 30.7%. Selling, general and administrative costs decreased to 15.2% of net revenues for the year ended December 31, 1999, as compared to 22.5% for the year ended December 31, 1998, which was primarily attributable to the downsizing and restructuring plan adopted on April 30, 1999.

     Depreciation and Amortization

     Depreciation and amortization was $1,244,000 for year ended December 31, 1999 compared to $1,807,000 for the year ended December 31, 1998, a decrease of $563,000, or 31.1%. The decrease was primarily due to the write-off at December 31, 1998 of start-up costs, goodwill, and impairment of net assets.

     Expenses to Discontinued Location

     On Stage decided to discontinue operations at its Legends production in Toronto, Canada in November of 1998. As part of the closing, we incurred additional expenses of $443,096 during 1998. Additionally, in 1999 the Company wrote-off $559,335 of Net Assets.

     Restructuring Charges

     Restructuring charges represents expenses related to the closing of the Legends show in Toronto, Canada, payment of employment-related severance and termination benefits, legal expenses, and relocation expenses of key executive.

     Operating Income

     Our operating income was approximately $349,000 for the year ended December 31, 1999 compared to an operating loss of $3,316,000 for the year ended December 31, 1998.

     Interest Expense, Net

     Interest expense was approximately $2,880,000 for year ended December 31, 1999 compared to $1,555,000 for the year ended December 31, 1998, an increase of $1,325,000 or 85.2%. The increase was primarily due to additional debt incurred for the Gedco and Fox Family Acquisitions.

     Seasonality and Quarterly Results

     Our has been, and is expected to remain, highly seasonal, with the majority of its revenue being generated during the months of April through October. Part of the Company's business strategy is to increase sales in tourist markets that experience their peak seasons from November through March so as to offset seasonality in revenues. The Gedco Acquisition has helped to mitigate the Company's seasonality.

     The following table sets forth the Company's net revenue for each of the last eight quarters ended December 31, 1999:

                                                             Net Revenues
                                                           ($ in thousands)
                                       March 30,           June 30,         September 30,         December 31,
                                     --------------     ----------------    -----------------     ------------------

Fiscal 1998..................           $3,724              $8,245               $8,059                $7,819
Fiscal 1999..................           $6,272              $7,403               $7,793                $7,081

     Tax Net Operating Losses

     At December 31, the Company had federal net operating loss carry forwards of approximately $6,315,193 in 1998, and $8,405,532 in 1999, respectively. Under
Section 382 of the Internal Revenue Code, certain significant changes in ownership contemplated by the Company may restrict the future utilization of these tax loss carry forwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

     General

     We have historically met our working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. We anticipate, based on our proposed plans and assumptions relating to our operations, that our current cash, cash equivalent balances, anticipated revenue from operations and our working capital line are insufficient to fund our ongoing operations.

     On Stage intends to manage short-term liquidity concerns through the renegotiations of our expired working capital line, capital leases and mortgage facilities. We have either closed down, have or restructured or intend to restructure any business units that are not generating positive cash flow. In addition, we have lowered selling, general and administrative expenses as a percentage of net revenues from 22.5% for the twelve months ended December 31, 1998 to 15.2% for the twelve months ended in December 31, 1999 and continues to downsize and restructure our selling, general and administrative functions.

     In addition, we are continuing our efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that we will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to us.

     For the year ended December 31, 1998, the On Stage had a net cash deficit from operations of $1,534,000. The net cash deficit provided from operations was primarily attributable to legal fees, vacation accrual, asset impairment expenses, and due diligence expenses written off related with prospective acquisitions, operational losses at the Legends show in Toronto, Canada, Wild Bill's Dinner Extravaganza in Buena Park, California, and the debt service on our mortgage and credit line. For the year ended December 31,1999, On Stage had net cash used by operations of approximately $10,000. The cash used by operations was primarily attributable the Company's loss to an increase in revenue, decrease in cost of revenue and forgiveness of debts.

     The net cash used in investing activities for the year ended December 31, 1998 of $14,548,000, was primarily attributable to advances on notes receivable from officers, capital expenditures and direct acquisition costs related to acquisitions. The net cash used in investing activities for the year ended December 31, 1999 of $78,000, was primarily attributable to direct acquisition costs, and capital expenditures offset by asset disposals.

     Net cash provided by financing activities for the year ended December 31, 1998 of $14,701,000 was primarily attributable to ICCMIC's funding of $12,500,000 for the Gedco Acquisition and $1,650,000 million for the Fox Family Acquisition. Net cash used by financing for the year ended December 31, 1999 of $480,000 was primarily attributable to repayment of working capital line and long-term borrowing offset by proceeds from stock sales.

     Working Capital

     At December 31, 1998, On stage had a working deficit of approximately $16,791,000, which resulted, primarily, from increase in: working capital line of credit, accounts payable, accrued expenses, and accrued payroll and other liabilities. At December 31, 1999, On Stage had a working capital deficit of approximately $18,826,769, which resulted primarily from an increase in accrued interest expense and late charges, partially offset by decreases in the working capital line of credit and accounts payable. Due to recurring losses and the working capital deficit and the loan defaults our auditors have issued a going concern opinion.

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

     Capital Equipment  Financing  Commitment

     On September 29, 1997, First Security Leasing Company ("First Security Leasing"), a Utah corporation, approved the Company for a $1,000,000 lease line. Advances under the lease line incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713, commencing in April, 1998, April 1998 and May, 1998, respectively, and terminating on October, 2001, September, 2001 and November, 2001. We also received a notice of default under this line on April 29, 1999.

     Mortgage Financing Commitment

     As of October 7, 1998, we borrowed an aggregate of $14,150,000 from Imperial Credit Commercial Mortgage Investment Corp. ("Mortgage Lender"). While we made our January, February and March 1999 payments under this loan after the due date for those payments, no other payments under this loan have been made to date. As a result of these delinquencies, we have incurred late charges and default interest, which we have not paid.

     On November 5, 1999, we received a formal demand from ICCMIC to pay them the sum of $16,163,305 as a guarantor under the loan, which represented all of the indebtedness due the Mortgage Lender as of that date. On November 12, 1999, the Mortgage Lender filed a complaint against us in the District Court for Clark County, Nevada, alleging, among other things, that we breached the guaranty. On December 10, 1999, we agreed to allow the Mortgage Lender to obtain a judgment against us for the amount of the guaranty, in return for a forbearance on the collection of this judgment until March 31, 2000. The Mortgage Lender has extended the date for collection on this judgment until May 1, 2000.

     On December 9, 1999, the Mortgage Lender obtained judgment of foreclosure against our subsidiaries, Fort Liberty, Inc. and King Henry's, Inc., for the sale of the Fort Liberty Shopping Complex and Wild Bill's Dinner Theater in Kissimmee, Florida and The King Henry's Feast in Orlando, Florida. While the foreclosure sales on these properties were originally scheduled for late January 2000, the Mortgage Lender has honored our request to reschedule these foreclosure sale dates until May 2 and 3, 2000, respectively.

     On January 5, 2000, the Mortgage Lender obtained a foreclosure decree for the judicial sale of our Legends in Concert Family Theater in Surfside Beach, South Carolina. The foreclosure sale was set for February 7, 2000, but was extended by the Mortgage Lender to May 2000.

     In the event that First Security Bank or the Mortgage Lender initiates foreclosure action against our assets, all or us or a portion of our property and assets securing the credit facilities and mortgage financing extended by those lenders may be sold to satisfy our commitments under the terms of those facilities. While we intend to renegotiate the terms of our credit facilities, to obtain extensions of the terms of those facilities and to seek alternative additional financing, there can be no assurance that our efforts will be successful.

     Impact of Inflation

     The Company believes that inflation has not had a material impact on its operations. However, substantial increases in material costs could adversely affect the operations of the Company for future periods.

New Accounting Pronouncements

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

Subsequent Events

     Wild Bill's California Ground Lease

     On February 18, 2000, Spiegel Enterprises, the ground lessor of the Wild Bill's Dinner Theater in Buena Park, California, filed a complaint against On Stage and its wholly-owned subsidiary, Wild Bill's California, Inc., in the Superior Court of the State of California for the County of Los Angeles alleging, among other counts, that Wild Bill's breached its Ground Lease with Speigel Enterprises. On March 15, 2000, this complaint was dismissed without prejudice, pursuant to the terms of a settlement agreement reached by and between Wild Bill's California, Inc. and Speigel Enterprises on February 23, 2000.

     Status of  Foreclosure  Sale for King  Henry's  Feast  Theater in  Orlando,
Florida

     On January 24, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater in Orlando, Florida from January 26, 2000 until March 8, 2000. On March 7, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater from March 7, 2000 until April 5, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater from April 4, 2000 until May 3, 2000.

     Status of Foreclosure Sale for Fort Liberty Shopping Complex/Wild Bill's Dinner Theater Extravaganza in Kissimmee, Florida

     On January 25, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty Shopping Complex/Wild Bill's Dinner Theater Extravaganza in Kissimmee, Florida from January 25, 2000 until March 7, 2000. On March 7, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty property from March 7, 2000 until April 4, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty property from April 4, 2000 until May 2, 2000.

     Status of Foreclosure Sale for Legends Family Theater in Surfside Beach, South Carolina

     On February 1, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater in Surfside Beach, South Carolina from February 7, 2000 until March 6, 2000. On March 3, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater from March 6, 2000 until April 3, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater from April 3, 2000 until May 2000.

     Appeal of Judgment

     On February 24, 2000, oral arguments were heard on the appeal of the $14,955 judgment awarded against On Stage in the United States Bankruptcy Court for the District of Nevada. No decision has been rendered to date on this appeal.

     Status of Execution of Nevada Judgment

     On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the date, which the Mortgage Lender had previously agreed to forego collection efforts on the Nevada judgment, which was set to expire on March 31, 2000, until May 1, 2000.

     Status of First Security Bank Forbearance Agreement.

     The Forbearance Agreement with First Security Bank expired on April 10, 2000 by its own terms. On April 7, 2000, we received a letter from First Security Bank requesting that we submit a further settlement plan, along with other documents, on or before May 1, 2000. On Stage is currently preparing a settlement plan for First Security Bank.

                  On Stage Entertainment, Inc. and Subsidiaries



                             _______________________




               Report on Audited Consolidated Financial Statements


                 For the Years Ended December 31, 1998 and 1999



                             _______________________

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                                TABLE OF CONTENTS



                                                                 Page Number

Report of Independent Certified Public Accountants                  F-2

Consolidated Financial Statements
     Balance Sheets                                                 F-3
     Statements of Operations                                       F-4
     Statements of Stockholders' Equity (Deficit)                   F-5
     Statements of Cash Flows                                       F-6
     Summary of Accounting Policies                                 F-9
     Notes to Financial Statements                                  F-13

               Report of Independent Certified Public Accountants



Board of Directors and Stockholders of
On Stage Entertainment, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of On Stage Entertainment, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. and Subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring operating losses and, at December 31, 1999, has a working capital deficiency of $18,826,769 and has defaulted on its' long term debt which raise substantial doubt about its ability to continue as a going concern. On December 9, 1999, the mortgage lender obtained judgment of foreclosure against the Company's subsidiaries, while the foreclosure sales on these properties were originally scheduled for late January 2000, the mortgage lender has honored the Company's request to reschedule these foreclosure sales until May 2, 2000. While the Company is attempting to negotiate an extension, there is no assurance that the Company will be successful.





                                                     /s/ BDO SEIDMAN, LLP




Los Angeles, California
April 13, 2000

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                     Years ended December 31,
                                                                                  --------------------------------
                                                                                      1998              1999
                                                                                  --------------    --------------
   Assets

Current assets
   Cash and cash equivalents                                                    $     1,009,768   $       374,587
   Accounts receivable, net                                                           1,264,526         1,249,619
   Inventory                                                                            243,413           234,579
   Deposits                                                                             125,784           198,523
   Prepaid and other assets                                                             594,777           238,274
   Notes receivable from officers (Note 7)                                               77,330           117,906
                                                                                  --------------    --------------

Total current assets                                                                  3,315,598         2,413,488
                                                                                  --------------    --------------

Property, equipment and leasehold improvements (Notes 1 and 3)                       24,130,663        23,720,804
Less:  Accumulated depreciation and amortization                                     (4,396,229)       (5,176,244)
                                                                                  --------------    --------------

Property, equipment and leasehold improvements, net                                  19,734,434        18,544,560
                                                                                  --------------    --------------

Direct acquisition costs (Note 12)                                                            -           597,328
Deferred financing costs, net of  amortization of $80,813 and
     $111,997 (Note 12)                                                               1,039,187           927,190
                                                                                  --------------    --------------


                                                                                $    24,089,219    $   22,482,566
                                                                                  --------------    --------------

   Liabilities and Stockholders' Equity

Current liabilities

   Working capital line (Note 3)                                                $       999,679 $         459,162
   Accounts payable and accrued expenses                                              2,533,232         1,444,878
   Accrued payroll and other liabilities                                              1,891,924         3,937,951
   Current maturities of long-term debt (Note 3)                                     14,682,246        15,398,282
                                                                                  --------------    --------------
Total current liabilities                                                            20,107,081        21,240,257
                                                                                  --------------    --------------
Long-term debt, less current maturities (Note 3)                                        786,468            30,773
                                                                                  --------------    --------------
Total liabilities                                                                    20,893,549        21,271,046
                                                                                  --------------    --------------
Commitments and contingencies (Note 4)

Stockholders' equity (deficit) (Notes 3 and 5)
      Common stock; par value $0.01 per share; authorized 25,000,000
      shares 7,452,350 and 7,226,808 shares issued and outstanding                       74,523            72,268
   Additional paid-in capital                                                        11,254,587        11,430,336
       Accumulated other comprehensive loss                                              67,289                 -
   Accumulated deficit                                                               (8,200,729)      (10,291,068)
                                                                                  --------------    --------------

Total stockholders' equity                                                            3,195,670         1,211,520
                                                                                  --------------    --------------

                                                                                $    24,089,219   $    22,482,566
                                                                                  --------------    --------------

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  Years Ended December 31,
                                                                 -------------------------------
                                                                     1998               1999
                                                                 -------------     -------------
Net revenues                                                   $   27,847,476    $   28,548,642
Cost of revenues                                                   22,228,524        22,176,869
                                                                 -------------     -------------
Gross profit                                                        5,618,952         6,371,773
                                                                 -------------     -------------
Operating expenses
   Selling, general and administrative                              6,276,325         4,351,801
   Depreciation and amortization                                    1,806,526         1,244,148
   Impairment loss (Note 13)                                          409,117                 -
   Expenses at discontinued location (Note 8)                         443,096           426,954
                                                                    -------------     -------------
Total operating expenses                                            8,935,064         6,022,903
                                                                 -------------     -------------
Operating (loss) income                                            (3,316,112)          348,870

Other income (Note 10)                                                      -           440,418

Interest expense, net (See Note 9)                                  1,554,877         2,879,627
                                                                 -------------     -------------

Loss before income taxes                                           (4,870,989)       (2,090,339)

Income taxes (Note 11)                                                      -                 -
                                                                 -------------     -------------

Net loss                                                         $ (4,870,989)   $   (2,090,339)
                                                                 =============    ==============

Basic loss per share                                             $      (0.68)   $         (.29)
                                                                 -------------     -------------

Diluted loss per share                                           $      (0.68)   $         (.29)
                                                                 -------------     -------------

Basic average number of common shares outstanding                   7,191,276         7,293,815
                                                                 -------------     -------------

Diluted average number of common shares outstanding                 7,191,276         7,293,815
                                                                 -------------     -------------

     See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                   Accumulated
                                             Common Stock                              Other
                                        -----------------------                    Comprehensive
                                           Shares       Amount       Capital           Income
                                        -----------   ---------   ------------   -----------------
Balance, December 31, 1997              $6,595,500    $ 65,955    $ 7,340,013        $       -

Issuance of common stock in connection
   with Gedco acquisition (Note 12)        595,238       5,952      2,494,048                -
Issuance of common stock in connection
   with Fox Kids acquisition (Note 12)     206,612       2,066        721,076                -
Issuance of common stock in connection
   with private placement (Note 5)          55,000         550         54,450                -
Issuance of warrants in connection with
   financing (Note 12)                           -           -        645,000                -
Comprehensive loss:
  Net loss for the year                          -           -              -                -
   Currency exchange adjustment                  -           -              -            67,289

Comprehensive loss                               -           -              -                 -
                                         -----------   ---------   ------------   -----------------

Balance, December 31, 1998               7,452,350      74,523     11,254,587            67,289

Issuance of common stock in connection
   with Whale Securities Co.               150,000       1,500         98,550                 -
Issuance of common stock in connection
   with litigation settlement                8,471          85          8,915                 -
Issuance of common stock in connection
   with Hawaii settlement                  250,000       2,500        107,000                 -
Cancellation of shares in connection
   with Interactive Events (Note 12)       (30,304)       (303)       (29,817)                -
Cancellation of shares in connection
   with Gedco acquisition (Note 12)       (595,238)     (5,952)            -                  -
Cancellation of shares in connection
   with litigation settlement               (8,471)        (85)        (8,915)                -
Comprehensive loss:
   Net loss for the year                         -           -              -                 -
   Currency exchange adjustment                  -           -              -           (67,289)

Comprehensive loss                               -           -              -                 -
                                       -----------   ---------   ------------    ----------------
Balance, December 31, 1999               7,226,808  $   72,268  $  11,430,336    $            -
                                      ============  ==========  =============     ===============

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES


                                        Accumulated    Comprehensive
                                          Deficit          Loss            Total
                                        -----------    -------------   ------------
Balance, December 31, 1997              $(3,329,740)   $       -       $ 4,076,228

Issuance of common stock in connection
   with Gedco acquisition (Note 12)               -            -         2,500,000
Issuance of common stock in connection
   with Fox Kids acquisition (Note 12)            -            -           723,142
Issuance of common stock in connection
   with private placement (Note 5)                -            -            55,000
Issuance of warrants in connection with
   financing (Note 12)                            -            -           645,000
Comprehensive loss:
  Net loss for the year                  (4,870,989)     (4,870,989)    (4,870,989)
   Currency exchange adjustment                   -          67,289         67,289
                                                         -----------
Comprehensive loss                               -       (4,803,700)             -
                                          -----------    -----------   ------------

Balance, December 31, 1998               (8,200,729)                     3,195,670

Issuance of common stock in connection
   with Whale Securities Co.                     -             -           100,050
Issuance of common stock in connection
   with litigation settlement                    -             -             9,000
Issuance of common stock in connection
   with Hawaii settlement                        -             -           109,500
Cancellation of shares in connection
   with Interactive Events (Note 12)             -             -           (30,120)
Cancellation of shares in connection
   with Gedco acquisition (Note 12)              -             -            (5,936)
Cancellation of shares in connection
   with litigation settlement                    -             -            (9,000)
Comprehensive loss:
   Net loss for the year                 (2,090,339)     (2,090,339)    (2,090,339)
   Currency exchange adjustment                  -          (67,289)       (67,289)
                                                         -----------
Comprehensive loss                               -      $(2,157,628)             -
                                        -----------      ===========   ------------

Balance, December 31, 1999             $(10,291,068)                   $ 1,211,536
                                       ============                    ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents


                                                                             Years ended December 31,
                                                                        --------------------------------
                                                                            1998              1999
                                                                        --------------    --------------
Cash flows from operating activities
   Net loss                                                            $   (4,870,989)    $ (2,090,339)

   Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                            1,085,766          893,318
   Write off of cost in excess of net assets acquired                         102,131
   Write off of deferred financing costs                                      275,000
   Impairment loss                                                            852,213
   Loss on disposal of property and equipment                                       -          (63,056)
   Forgiveness of note receivable from stockholder                                  -         (503,474)
   Increase (decrease) from changes in operating assets and liabilities
     Accounts receivable                                                     (809,187)           3,594
     Inventory                                                                 (4,629)           8,834
     Deposits                                                                 216,312          (76,180)
     Prepaid and other assets                                                (165,923)         356,503
     Accounts payable and accrued expenses                                    591,900         (584,896)
     Accrued payroll and other liabilities                                  1,193,426        2,046,027
     Litigation settlement accrual                                                  -
                                                                         --------------    --------------
Total adjustments                                                           3,337,009        2,080,670
                                                                         --------------    --------------
Net cash used in operating activities                                      (1,533,980)          (9,669)
                                                                         --------------    --------------
Cash flows from investing activities
   Advances on notes receivable from officers                                 (69,024)         (40,576)
   Pay down on note receivable from officers                                  127,888                -
   Capital expenditures                                                      (947,165)        (254,952)
   Capital dispositions                                                                        705,257
   Payment for acquisitions, net of cash acquired                         (14,602,005)        (487,828)
   Direct acquisition costs                                                   942,063                -
                                                                         --------------    --------------
Net cash used in investing activities                                     (14,548,243)         (78,099)
                                                                         --------------    --------------

Cash flows from financing activities:
   Borrowing under working capital line                                     1,000,000                -
   Repayment on working capital line                                                          (540,517)
   Proceeds from long-term borrowing                                       13,860,007                -
   Repayment on long-term borrowing                                          (213,864)         (39,657)
   Net proceeds from sale of common stock and warrants                         55,000          100,050
   Offering costs                                                                   -
                                                                         --------------    --------------
Net cash provided by (used in) financing activities                        14,701,143         (480,124)
                                                                         --------------    --------------
Effect of exchange rate changes on cash and cash equivalents                   67,289          (67,289)
                                                                         --------------    --------------
Net (decrease) in cash and cash equivalents                                (1,313,791)        (635,181)
Cash and cash equivalents at beginning of year                              2,323,559        1,009,768
                                                                         --------------    --------------

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents

                                                                             Years ended December 31,
                                                                        --------------------------------
                                                                            1998              1999
                                                                        --------------    --------------


Cash and cash equivalents at end of year                                 $  1,009,768      $   374,587
                                                                         --------------    --------------

Supplemental Disclosure of Cash Flow Information
   Cash paid during the year for:
   Interest                                                              $  1,551,574      $  502,942
                                                                         --------------    --------------

     See accompanying summary of accounting policies and notes to consolidated financial statements.

Supplemental Schedule of Non-Cash Investing and Financing Activities

During 1998, $1,000,000 of leased assets and obligations were capitalized, respectively.

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

On February 23, 1999, On Stage entered into a Common Stock Purchase Agreement with Richard S. Kanfer, effectively unwinding the November 1996 acquisition of Interactive Events, Inc. Under the Interactive re-conveyance, On Stage re-conveyed all of the assets of Interactive to Kanfer in consideration for Kanfer's re-conveyance of the 30,304 shares of On Stage's common stock valued at $1.125 per share, issued to Kanfer during On Stage's original acquisition of Interactive, along with the cancellation of a non-plan option to purchase 15,000 shares of common stock and incentive stock options to purchase 19,835 shares of common stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the acquisition of Interactive by On Stage and any claim relating to Kanfe's subsequent employment with the Company. Kanfer also entered into an exclusive right of representation agreement with the Company in February 1999, under which the Company granted to Kanfer the right to represent its Legends production in designated areas in consideration for a portion of the gross proceeds generated by that representation.

On April 23, 1999, On Stage granted it's securities counsel, Nida & Maloney, P.C. an option to purchase 40,000 shares of common stock at a purchase price of $1.00 per share as payment for $38,469 in legal services performed for On Stage by Nida & Maloney, P.C. The securities were issued under the exception from registration provided by Section 4(2) of the Securities Act.

On May 7, 1999, On Stage issued 8,471 shares of common stock valued at $1.06 per share to a former performer with On Stage. These shares were issued in connection with the resolution of litigation. The securities were issued under the exception from registration provided by Section 4(2) of the Securities Act. On December 8, 1999, the 8,471 shares were returned to the Company in full settlement of $6,000.

On May 27, 1999, Hanover Restaurants, Inc. returned 595,238 shares of On Stage common stock originally issued to Hanover in connection with the Gedco asset acquisition. The Hanover shares were returned to On Stage under the terms of a Mutual Release and Settlement Agreement, which was entered into with Gedco as a result of a dispute that arose in connection with Gedco asset acquisition. In exchange for the return of the Hanover shares, On Stage: (1) granted Hanover a warrant to purchase 595,238 shares of common stock at a purchase price of $1.50; and (2) released its claim to approximately $925,000 which was being held in escrow as security for those representations and warranties made by Gedco representatives in connection with Gedco asset acquisition.

On  September  14,  1999,   250,000   shares  were  issued  to  John  Stuart  in
consideration for his personal guaranty to fulfil the settlement terms in the Hawaiian Litigation.

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

                                                                    Years
                                                            --------------------

Buildings                                                           20-30
Stage equipment                                                      3-7
Scenery and wardrobe                                                 3-7
Furniture and fixtures                                               3-7
Vehicles                                                             3-5
Leasehold improvements                                               5-10

IMPAIRMENT OF LONG-LIVED ASSETS

The  Financial  Accounting  Standards  Board  ("FASB")  Statement  of  Financial
Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company applies the concepts to intangibles and productive assets periodically (see Note 12).

STOCK BASED COMPENSATION

Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, and comply with pro forma disclosure requirements." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

LOSS PER SHARE

Statement of Financial Accounting Standard No. 128 ("SFAS 128") provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share.

For the years ended December 31, 1998 and 1999, potential diluted securities representing 896,344 and 1,225,600 outstanding options and 2,724,917 and 3,660,155 outstanding warrants are not included since their effect would be anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements", ("SFAS No. 107") requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

The  carrying  amounts  of  financial   instruments   including  cash,  accounts
receivable,   current  maturities  of  long-term  debt,  and  accounts  payable, approximate fair value because of their short maturity.

The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1999.

The Company has notes receivable from officers of the Company. Due to the related-party nature of these receivables the fair value cannot be determined.

INCOME TAXES

Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," requires an asset and liability approach to providing deferred income taxes and specifies that all deferred tax balances be determined by using the tax rate expected to be in effect when the taxes will actually be paid or refunds received.

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

CONCENTRATION OF CREDIT RISK

The Company places its cash and temporary cash investments with banking institutions. At December 31, 1998 and 1999, the Company had $252,910 and $176,000 on deposit at one bank. Account balances at an individual bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

NEW ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for financial statements with fiscal years beginning after June 15, 2000. SFAS No. 133 provides a comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material impact, if any, on its results of operations, financial position or cash flows.

RECLASSIFICATIONS

Certain 1998 amounts have been reclassified to conform to the 1999 presentation.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements consist of the following:

                                                                         December 31,
                                                          --------------------------------------
                                                                1998                 1999
                                                          -----------------    -----------------
Land                                                       $    11,329,376       $   11,878,594
Buildings                                                        4,389,287            4,335,632
Stage equipment                                                  3,743,769            3,737,433
Scenery and wardrobe                                             1,286,957            1,469,733
Furniture and fixtures                                           1,134,555              938,582
Vehicles                                                            12,757               14,557
Leasehold improvements                                           2,233,962            1,346,273
                                                          -----------------    -----------------

                                                                24,130,663           23,720,804
Less accumulated depreciation and amortization                  (4,396,229)          (5,176,244)
                                                           -----------------    -----------------

Total property, equipment and leasehold improvements, net  $    19,734,434        $  18,544,560
                                                           -----------------    -----------------

The cost of assets held under capital leases was $2,008,432 at December 31, 1998 and 1999, respectively.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses, has a working capital deficit of $18,826,769, and has defaulted on its long term debt. These factors raise substantial doubt about the Compan's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of those uncertainties.

The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations that the Company's current cash, cash equivalent balances, anticipated revenue from operations are insufficient to fund the Company's ongoing operations.

Management plans to manage short-term liquidity concerns through the renegotiations of its expired working capital line, capital leases and mortgage facilities. The Company has either closed down or restructured any business units that are not generating positive cash flow. In addition, the Company has lowered selling, general and administrative costs as a percent of net revenues from 22% in 1998 to 15% in 1999 and continues to downsize and restructure its selling, general and administrative functions.

In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

The Company is also negotiating an extension of the forbearance agreement with the mortgage lender and First Security Bank, there can be no assurance that this will be successful. (See Note 3).

NOTE 3 - WORKING CAPITAL LINE, NOTES PAYABLE AND LONG-TERM DEBT

WORKING CAPITAL LINE

In May 1997, First Security Bank of Nevada ("First Security") issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (9.25% at December 31, 1999). On September 28, 1998, First Security increased the line of credit from $250,000 to $1,000,000 and extended the expiration date of the line to March 25, 1999. As of December 31, 1999, this line of credit was in default. As of December 31, 1998, the Company had drawn $1,000,000 on the line of credit and the balance outstanding at December 31, 1998 is $999,679. The balance at December 31, 1999 is $459,162. The Chief Executive Officer has personally guaranteed the line of credit.

Long-term debt consists of the following:


                                                                                              December 31,
                                                                               -------------------------------------
                                                                                     1998                1999
                                                                               -----------------    ----------------
ICCMIC Mortgage Loan (a)                                                       $    14,150,000       $  14,150,000


Capital lease obligations with interest ranging from 9.7% to 30.7% due in monthly installments ranging from $265 to $18,202, including interest various maturities dates through November 2001, secured by
   office communication equipment, and production equipment                           1,318,714          1,279,055
                                                                               -----------------    ----------------

Total long-term debt                                                                 15,468,714         15,429,055

Less current maturities                                                              14,682,246         15,398,282
                                                                               -----------------    ----------------

                                                                               $        786,468      $  30,773
                                                                               -----------------    ----------------

As of December 31, 1999 the future minimum principal debt payments and lease payments under capital leases are as follows:


                                                ICCMIC               Capital
Year ending December 31,                         Loan(a)              Leases
-------------------------                   --------------       --------------

         2000                                $  14,150,000        $    890,532
         2001                                            -             502,591
                                            --------------       --------------
                                             $  14,150,000
                                            --------------

  Total                                                              1,393,123

  Less:  Amounts representing interest costs                           114,068
                                                                 --------------

  Net present values                                                 1,279,055

  Less:  Capital lease obligations included in short-term debt       1,248,282
                                                                 --------------

  Long-term capital lease obligations                             $     30,773
                                                                 ==============

     (a) The Company funded the cash portion of the Gedco Acquisition purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp ("ICCMIC") (see Note 12). This note is due March 13, 2029 paid monthly at an interest rate of 9.75%. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into shares of Common Stock at an exercise price of $4.44. These warrants were valued at $500,000 and accounted for as an original issue discount. Additionally, the Company funded the cash portion of the "Fox Acquisition" (see Note 12) with $1,000,000 of mortgage financing from "ICCMIC." The note is due June 30, 2029 paid monthly at a rate of 10.28%.

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

Defaults Under Credit Facilities

As of October 7, 1998, the Company borrowed an aggregate of $14,150,000 from Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). While the Company made its January, February and March 1999 payments under this loan after the due date for those payments, no other payments under this loan have been made to date. As a result of these delinquencies, the Company has incurred late charges and default interest, which has not been paid. On November 5, 1999, we received a formal demand from ICCMIC to pay them the sum of $16,163,305 , which represented all of the indebtedness due ICCMIC as of that date. On November 12, 1999, ICCMIC filed a complaint against us in the District Court for Clark County, Nevada, alleging, among other things, that we breached the guaranty. On December 10, 1999, the Company agreed to allow the ICCMIC to obtain a judgment against us for the amount of the guaranty, in return for a forbearance on the collection of this judgment until March 31, 2000. The ICCMIC has extended the date for collection on this judgment until May 1, 2000. On December 9, 1999, ICCMIC obtained judgment of foreclosure against our subsidiaries, Fort Liberty, Inc. and King Henry's, Inc., for the sale of the Fort Liberty Shopping Complex and Wild Bill's Dinner Theater in Kissimmee, Florida and The King Henry's Feast in Orlando, Florida. While the foreclosure sales on these properties were originally scheduled for late January 2000, the ICCMIC has honored our request to reschedule these foreclosure sale dates until May 2 and 3, 2000, respectively.

As of March 31, 1999, On Stage had failed to pay off any part of the line of credit with First Security and is in default under its terms. On April 29, 1999, the Company received a notice of default under the line of credit from First Security. Our default on the line of credit with First Security caused an automatic default on our lease line with First Security Leasing due to a cross-default provision contained in the line of credit. While the Company is negotiating with First Security and First Security Leasing to convert the line of credit and lease line into term loan facilities, there can be no assurance that we will be successful in accomplishing this task. Additionally, on July 12, 1999, First Security Bank filed a complaint on behalf of First Security and First Security Leasing against On Stage demanding repayment under the line of credit and lease lines. While the Company is currently in settlement negotiations with First Security Bank, this litigation will continue forward until a formal agreement is reached.

On August 8, 1999, Wild Bill's California, Inc., On Stage's wholly-owned subsidiary, received a Notice of Default and Election to Sell Under Deed of Trust from ICCMIC on its Ground Lease for its Wild Bill's Wild West Extravaganza production in Buena Park, California.

On May 28, 1999, we issued a press release announcing that we had received notice of default from Imperial Credit. The notice of default was received May 24, 1999. We are currently negotiating with Imperial Credit to cure the default through a continuation of our restructuring to improve cash flow and a restructuring of our debt. There can be no assurance that we will be able to cure the default, effect an appropriate restructuring or develop an alternative financing strategy.

On September 29, 1997, First Security Leasing Company, a Utah corporation, approved On Stage for $1,000,000 lease line of credit. Advances under the lease line incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713 commencing in April 1998 and May 1998, respectively, and terminating on October 2001, September 2001 and November 2001. We also received a notice of default under this lease line on April 29, 1999.

On July 12, 1999, First Security Bank filed a complaint on behalf of First Security and first Security Leasing against On Stage demanding repayment under the line of credit and lease lines. We filed an Answer to the complaint and commenced settlement negotiations with First Security Bank. These settlement discussions led to the execution of a Litigation Forbearance Agreement on December 13, 1999. Under this agreement, we agreed to grant First Security Bank an additional security interest in all of our personal property and pay them the sum of $50,000 per month toward repayment on the line of credit and lease line, in exchange for a 120-day forbearance period. On April 7, 2000, we received a letter from First Security Bank reminding us that the forbearance agreement expires on April 10, 2000 and requesting that we submit a further settlement plan, along with other documents, on or before May 1, 2000. While we are attempting to negotiate an extension of this forbearance agreement and/or restructuring on the line of credit and lease line, there can be no assurance that our attempts will be successful or that First Security Bank will not take additional action to collect this debt.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various offices, condominiums, warehouses and theaters under operating leases ranging in monthly payments from $1,026 to $37,495. Rent and lease expense included in cost of revenues for the years ended December 31, 1998 and 1999 was $1,301,771 and $1,248,961, respectively. Rent and lease expense included in selling, general and administrative expense for the years ended December 31, 1998 and 1999 was $323,048 and $268,870, respectively.

The total minimum rental commitment at December 31, 1999 is as follows:



     Year ending December 31,                               Amount
 --------------------------------                       -------------

        2000                                           $    1,166,987
        2001                                                1,048,471
        2002                                                1,017,408
        2003                                                  547,420
        2004                                                  548,000
        Thereafter                                          3,464,576
                                                        -------------
                                                       $    7,792,862
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

The Company has employment agreements with certain executive officers and employees, the terms of which originally expired at various dates through May, 2000 were cancelled in 1999 with the exception of John Stuart's contract. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms.

Aggregate commitments related to employment contracts are as follows:



    Year ending December 31,                             Amount
---------------------------------                     -------------
       2000                                           $    140,000
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

                                                          Minimum
                                                          Pre-Tax
Year ending December 31,                                 Earnings
---------------------------------                     --------------

       1998                                           $   5,000,000
       1999                                               8,700,000
       2000                                               8,900,000
                                                      --------------
                                                      $  22,600,000
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

NOTE 5 - STOCKHOLDER'S EQUITY

On May 28, 1998, Silver State Property Management,  a Nevada corporation,  Roger
A. Bergmann Enterprises, a Nevada corporation, and R.E. Lyle Corp., a Nevada corporation filed a complaint in the Second Judicial District Court of the State of Nevada, County of Washoe, alleging, among other things, that John W. Stuart, acting as an agent, chairman of the board and chief executive officer of On Stage, breached an alleged oral agreement in this litigation, pursuant to which the Plaintiff's agreed to dismiss the lawsuit in exchange for a payment plan which in the aggregate totals $350,000. The Company paid $50,000 upon execution of the settlement and agreed to make two (2) additional payments of $150,000 within the next year. Mr. Stuart personally guaranteed the Company's payment of the settlement amount, pledged his own real property as security therefore and agreed to forego any counterclaim he may have personally had against the Plaintiffs. In consideration for his guaranty, pledge of real property and agreement to waive his rights against the Plaintiffs, the Company granted Mr. Stuart 250,000 shares and agreed to grant an additional amount. Since On Stage failed to make required $150,000 payment to the Plaintiff's in a timely manner, the Plaintiff's executed on Mr. Stuart's real property in satisfaction of this $150,000 payment.

Stock Split

On March 18, 1997, the Company effectuated a 1 for 1.814967 reverse stock split of the Compan's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from accumulated deficit to common stock and the Company has retired 26,422 of the principal stockholder's shares of common stock. All common shares, common stock warrants, options and grants and income (loss) per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.

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

In April 1999, the CFO was granted 140,000 new stock options by canceling his old options.

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

In 1999, John Stuart loaned the Company $300,000. In consideration for this loan, the Company issued warrants to purchase 300,000 shares of common stock at a price of $1.00 per share.

The option and warrant activity during the years ended December 31, 1998 and 1999 is as follows:

                                                                                                      Weighted
                                                                                    Number of          Average
                                                                                   Options and        Exercise
                                                                                    Warrants            Price
                                                                                  --------------     ------------

Options and warrants outstanding at December 31, 1997                            $    2,797,938      $      5.52

Granted                                                                               1,399,511             2.33
Canceled                                                                               (576,188)           (4.31)
                                                                                  --------------     ------------

Options and warrants outstanding at December 31, 1998                                 3,621,261             3.90

Granted                                                                               1,431,488             1.31
Canceled                                                                               (166,994)           (2.07)
                                                                                  --------------     ------------

Options and warrants outstanding at December 31, 1999                            $    4,885,755      $      3.14
                                                                                  ==============     ============
Options and warrants exercisable at December 31, 1999                            $    4,802,755      $      3.20
                                                                                  ==============     ============

Information relating to stock options and warrants at December 31, 1999 summarized by exercise price are as follows:

     Exercise                              Outstanding                                        Exercisable
                               -----------------------------------              -----------------------------------
      Price                              Weighed Average                                    Weighted Average
                       ---------------------------------------------------      -----------------------------------
    Per Share             Shares         Life (Year)       Exercise Price         Shares          Exercise Price
  ---------------      ------------   -----------------  -----------------      -------------   -------------------
       1.00               602,500          6.0             $     1.00               602,500         $ 1.00
       1.25               325,000          3.2                   1.25               325,000           1.25
       1.50             1,335,788          6.0                   1.50             1,315,788           1.50
       4.38                75,000          8.5                   4.38                25,000           4.38
       4.44               250,000          3.2                   4.44               250,000           4.44
       5.00               220,467          6.3                   5.00               207,467           5.00
       5.50             1,822,500          2.6                   5.50             1,822,500           5.50
       8.25               114,500          2.7                   8.25               114,500           8.25
       9.08               140,000          2.7                   9.08               140,000           9.08
                    --------------    ---------------     -----------------    -------------     ------------------

  Total                 4,885,755          4.3            $      3.14             4,802,755         $ 3.20
                    --------------    ---------------     -------------------     -------------   -----------------

All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been reduced to the pro forma amounts presented below:

                                                  1998             1999
                                              -------------    -------------

Net loss
     As reported                              $ (4,870,989)    $ (2,090,339)
     Pro forma                                $ (5,374,773)    $ (2,530,546)

Basic and diluted loss per share
     As reported                              $      (0.68)    $       (.29)
     Pro forma                                $      (0.75)    $       (.35)

The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for in 1997, expected life of 10 years: expected volatility of 38.06%, risk-free interest rates of 6.0%, and a 0% dividend yield. The fair value was calculated in 1999 using the following assumptions: expected life of 10 years, expected volatility of 16.34%, risk-free interest rates of 6%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1998 and 1999 approximated $0.87 and $.69 per option, respectively.

     Due to the fact that the Compan's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB No. 123 been applicable to all years of previous option grants.

NOTE 6 - SIGNIFICANT VENUES AND CONCENTRATION OF CREDIT RISK

Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

                                         Years ended December 31,
                                        ----------------------------
                                           1998              1999
                                        ------------      ----------

Venue A                                      12%             13%
Venue B                                      15              13
Venue C                                       6              10
Venue D                                      11              12
                                        ------------      ----------
                                             44%             48%
                                        ============      ==========

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

On April 16, 1999, Mr. Sidhu sold Mr. Stuart 40,532 shares of common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in favor of On Stage in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.

NOTE 8 - EXPENSES AT DISCONTINUED LOCATION

The Company decided to close its Legends production in Daytona Beach on December 31, 1997. In 1998 the Company wrote off $443,096 in net assets. The Company has plans to transfer all the remaining furniture and equipment at the Daytona Beach facility to other locations which have performances in 1999.

The  Company's  Legends  in Concert  production  opened at the  Sheraton  Centre
Toronto Hotel in May 1997. This Legends production did not prove to be successful and was discontinued in April 1999 after generating an operating loss of $717,000 for the year ended December 31, 1998 and $264,000 for the four months ended April 1999. At December 31, 1998, On Stage had an impairment of net assets associated with the Toronto show and wrote off net assets of $409,000. The Company also expensed $426,954 in 1999 related to the closing of this location.

NOTE 9 - INTEREST EXPENSE

Interest expense was approximately $2,880,000 for year ended December 31, 1999 compared to $1,555,000 for the year ended December 31, 1998, an increase of $1,325,000 or 85.2%. The increase was primarily due to additional debt incurred for the Gedco and Fox Family Acquisitions.

NOTE 10 - OTHER INCOME

In 1999, certain invoices related to consulting and legal services were discounted. This forgiveness of debt amounted to a net of $440,418 for the period ended December 31, 1999.

NOTE 11 - INCOME TAXES

Income taxes in the statement of operations consists of the following:

                                                      1998            1999
                                                  ------------    -----------

Current
     Federal                                      $         -     $        -
     State                                                  -              -
                                                  ------------    -----------
                                                  $         -     $        -
                                                  ============    ===========
Deferred taxes are as follows:
                                                      Years ended December 31,
                                                  ----------------------------
                                                       1998           1999
                                                  -------------   ------------
Deferred tax assets
   Litigation accrual                             $     74,480    $         -
   Allowance for doubtful accounts                      94,872         97,912
   Impairment loss                                     155,464              -
   Start-up costs                                      222,938              -
   Net operating loss carryforward                   2,399,773      3,764,806
                                                  -------------   ------------

Total deferred tax assets                            2,947,527      3,862,718

Less: valuation allowance                           (2,947,527)    (3,862,718)
                                                  -------------   ------------
                                                  $          -    $         -
                                                  =============   ============

The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

                                                       Years ended December 31,
                                                   -----------------------------
                                                       1998             1999
                                                   ------------     ------------
U.S. Federal statutory rate applied
   to pretax income (loss)                         $ (1,641,139)    $  (710,715)
Permanent differences                                   144,149          (8,103)
State income taxes, net of Federal benefit                    -               -

Tax effect of unrecognized net operating
   loss carryforward                                  1,496,990          718,819
                                                   ------------     ------------
                                                   $          -     $          -
                                                   ============     ============

At December 31, 1998, the Company had Federal net operating loss carryforwards of approximately $9,907,384, which expire in 2018. Under Federal Tax Law IRC
Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

NOTE 12 - BUSINESS ACQUISITIONS

Interactive Events, Inc. Purchase and Re-Conveyance

On November 1, 1996, On Stage entered into Common Stock Purchase Agreement with Interactive Events, Inc. under this agreement to which Interactive sold all of its assets to On Stage in exchange for an aggregate of 30,304 shares of On Stage's common stock. Additionally, Richard S. Kanfer, President of Interactive, agreed to join On Stage as its Vice President of Sales. On Stage recorded $129,180 as the excess of the purchase price over the net assets acquired, which was being amortized over ten years. At December 31, 1998, On Stage determined there was an impairment in the value of the excess of the purchase price over the net assets acquired in connection with the Interactive purchase and wrote off the remaining unamortized balance of $102,131.

On February 23, 1999, On Stage entered into a Common Stock Purchase Agreement with Kanfer, under which the parties agreed to rescind the Interactive acquisition. Under the terms of the repurchase, On Stage reconveyed all of the assets of Interactive to Kanfer, in consideration for the reconveyance by Kanfer of 30,304 shares of On Stage's common stock valued at $1.125 per share, along with the cancellation of a non-plan option to purchase 15,000 shares of common stock and incentive stock options to purchase 19,835 shares of common stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the Interactive acquisition and any claim relating to Kanfer's subsequent employment with us. On Stage and Kanfer also entered into an exclusive right of representation agreement in February 1999, under which we granted to Kanfer the right to represent our Legends production in designated areas in consideration of a portion of the gross proceeds generated.

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

On May 27, 1999, Hanover Restaurants, Inc. returned 595,238 shares of On Stage common stock originally issued to Hanover in connection with the Gedco asset acquisition. The Hanover Shares were returned to On Stage under the terms of a Mutual Release and Settlement Agreement, which was entered with Gedco as a result of a dispute that arose in connection with the Gedco asset acquisition. In exchange for the stock at a purchase price of $1.50; and (2) released its claim to approximately $925,000 which was being held in escrow as security for those representations and warranties made by Gedco representatives in connection with the Gedco asset acquisition..

The components of the purchase price and its allocation to the assets and liabilities as of March 13, 1998 are as follows:

                                                                 Amount
                                                             --------------
Purchase price:
    Liabilities assumed                                       $   986,044
    Issuance of 595,238 restricted shares of common stock       2,500,000
                                                             --------------
                                                                3,486,044
                                                             --------------
    Cost of acquisition incurred                                1,645,874
    Cash paid                                                  11,500,000
                                                             --------------
                                                              $16,631,918
                                                             ==============

Cash paid for the purchase of Gedco, USA, Inc. net of cash received is as follows:

                                                                Amount
                                                            --------------
 Cash paid to sellers                                        $ 11,500,000
 Acquisition costs                                              1,645,874
                                                            --------------
                                                               13,145,874
 Less cash received                                              (383,444)
                                                            --------------
                                                             $ 12,762,430
                                                            ==============

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

                                                                Amount
                                                            --------------
Cash                                                        $    383,444
Inventory                                                        120,084
Prepaid expenses                                                 157,516
Land                                                          11,275,507
Building                                                       3,214,740
Equipment                                                        730,627
Deferred financing acquisition expenses                          750,000
                                                            --------------
Deferred financing acquisition expenses                     $ 16,631,918
                                                            ==============

The assets acquired and liabilities assumed were transferred to either the Company's wholly-owned subsidiary, On Stage Theaters, Inc., or wholly owned subsidiaries of On Stage Theaters, Inc., concurrent with the acquisition.

The Gedco acquisition was accounted for as a purchase and the operations of Gedco are included in the Company's operations as of the date of the acquisition.

On October 1, 1999, On Stage and two of our wholly-owned subsidiaries, Fort Liberty, Inc. and King Henry's Inc., each received a notice of default and demand for payment of rents collected from our Wild Bill's Wild West Extravaganza production and Fort Liberty Retail Shopping Complex in Kissimmee, Florida and our King Henry's Feast production in Orlando, Florida.

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

                                                              Year ended
                                                             December 31,
                                                                 1998
                                                          ----------------
Revenues                                                  $  30,328,361
Operating income (loss)                                      (3,003,214)
Net loss                                                     (4,758,688)
Basic and diluted loss per share                                  (0.65)
Basic and diluted average number of common shares
  outstanding                                                 7,307,062

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

NOTE 13 - IMPAIRMENT OF TORONTO ASSETS

The Company decided to close its Legends production in Toronto, Canada on December 31, 1998. As part of the restructuring, the Company had an impairment of net assets and wrote off net assets of $409,000.

NOTE 14 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, which was adopted by the Company in the fourth quarter of 1998.

The Company derives its net revenues from five reportable segments:

     o Casinos. The Casinos segment primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition, this Casinos segment also operates our Legends show at the Imperial Palace in Las Vegas, Nevada and Biloxi, Mississippi and at Bally's Park Place in Atlantic City, New Jersey.

     o Theaters. The Theaters segment owns and /or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This Theaters segment derives revenues from the sale of tickets along with food and beverages to patrons who attend our live theatrical productions.

     o Production Services. The Production Services segment sells technical equipment and services to commercial clients. However, the Production Services segment's primary focus is to provide technical support for all of the Casinos, Theaters, Events and Merchandise segments.

     o Merchandise. The Merchandise segment sells merchandise and souvenir photography products to patrons who attend our Casinos, Theaters, and Events productions. Revenues generated from the merchandising segment are included in the Theaters segment.

     o Events. The Events segment sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. Revenues generated from the Events segment are included in the Casinos segment.

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

The following table sets forth the segment profit/(loss) and asset information:

                                                               Year Ended December 31, 1999
                                 --------------------------------------------------------------------------------------
                                      Casinos          Production                         Corporate           Total
                                    Entertainment       Services         Theaters          Office         Consolidation
                                    -------------     -------------    -------------    --------------    --------------

Revenues from external customer    $  10,006,642      $    103,896     $ 18,438,104     $           -     $  28,548,642

Interest expense                              84             1,123        2,648,061           230,359         2,879,627

Depreciation and amortization            401,664            90,239          559,335           192,910         1,244,148

Segment profit (loss)                  2,328,150          (666,594)      (1,622,340)       (2,129,555)       (2,090,339)

Segment assets                         3,226,262           861,265       16,538,994         1,856,045        22,482,566

Additions to long-lived assets           165,061            18,229            3,419             8,272           194,982

                                                               Year Ended December 31, 1998
                                 ---------------------------------------------------------------------------------------
                                      Casinos          Production                         Corporate           Total
                                    Entertainment       Services         Theaters          Office         Consolidation
                                  ---------------     -------------    -------------    --------------    --------------
Revenues from external customer    $   9,522,739      $     71,589     $ 18,253,148      $          -     $  27,847,476

Interest expense                           3,522                 -        1,412,116           139,239         1,554,877

Depreciation and amortization            409,234            44,704        1,086,824           265,764         1,806,526

Segment profit (loss)                  1,499,493          (494,607)      (2,055,408)       (3,820,467)       (4,870,989)

Segment assets                         3,033,466           775,130       18,393,505         1,887,118        24,089,219

Additions to long-lived assets           589,054            60,001          577,602           866,678         2,093,335

NOTE 15 - SUBSEQUENT EVENTS

Wild Bill's California Ground Lease

On February 18, 2000, Spiegel Enterprises, the ground lessor of the Wild Bill's Dinner Theater in Buena Park, California, filed a complaint against On Stage and its wholly-owned subsidiary, Wild Bill's California, Inc., in the Superior Court of the State of California for the County of Los Angeles alleging, among other counts, that Wild Bill's breached its Ground Lease with Spiegel Enterprises. On March 15, 2000, this complaint was dismissed without prejudice, pursuant to the terms of a settlement agreement reached by and between Wild Bill's California, Inc. and Spiegel Enterprises on February 23, 2000.

Status of Foreclosure Sale for King Henry's Feast Theater in Orlando, Florida

On January 24, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater in Orlando, Florida from January 26, 2000 until March 8, 2000. On March 7, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater from March 7, 2000 until April 5, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the King Henry's Feast Theater from April 4, 2000 until May 3, 2000.

Status of Foreclosure Sale for Fort Liberty Shopping Complex/Wild Bill's Dinner Theater Extravaganza in Kissimmee, Florida

On January 25, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty Shopping Complex/Wild Bill's Dinner Theater Extravaganza in Kissimmee, Florida from January 25, 2000 until March 7, 2000. On March 7, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty property from March 7, 2000 until April 4, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Fort Liberty property from April 4, 2000 until May 2, 2000.

Status of Foreclosure Sale for Legends Family Theater in Surfside Beach, South Carolina

On February 1, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater in Surfside Beach, South Carolina from February 7, 2000 until March 6, 2000. On March 3, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater from March 6, 2000 until April 3, 2000. On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the foreclosure sale date on the Legends Family Theater from April 3, 2000 until May, 2000.

Appeal of Judgment

On February 24, 2000, oral arguments were heard on the appeal of the $14,955 judgment awarded against On Stage in the United States Bankruptcy Court for the District of Nevada. No decision has been rendered to date on this appeal.

Status of Execution of Nevada Judgment

On March 30, 2000, On Stage reached an agreement with its Mortgage Lender to extend the date which the Mortgage Lender had previously agreed to forego collection efforts on the Nevada judgment, which was set to expire on March 31, 2000, until May 1, 2000.

Status of First Security Bank Forbearance Agreement

The Forebearance Agreement with First Security Bank expired on April 10, 2000 by its own terms. On April 7, 2000, we received a letter from First Security Bank requesting that we submit a further settlement plan, along with other documents, on or before May 1, 2000. On Stage is currently preparing a settlement plan for First Security Bank.